As filed with the Securities and Exchange Commission on September 11, 1997
                                                    Registration No. 333-31649



                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                            _________________________

                                Amendment No. 1 to


                                     FORM S-4
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                            _________________________

                          L-3 COMMUNICATIONS CORPORATION
              (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE               3812, 3663, 3679            13-3937436
(State or other jurisdiction     (Primary Standard        (I.R.S. Employer
     of incorporation or             Industrial         Identification Number)
       organization)            Classification Code
                                      Number)
                           _________________________


                                 600 Third Avenue
                             New York, New York 10016
                                  (212) 697-1111
     (Address, including zip Code, and telephone number, including area code, of registrant's principal executive offices)
                            _________________________


                           Christopher C. Cambria, Esq.
                          L-3 Communications Corporation
                                 600 Third Avenue
                             New York, New York 10016
                                  (212) 697-1111
     (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            _________________________

                                 With a copy to:
                             David B. Chapnick, Esq.
                            Simpson Thacher & Bartlett
                               425 Lexington Avenue
                             New York, New York 10017
                                  (212) 455-2000
                            _________________________


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
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
         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                            _________________________

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 EXPLANATORY NOTE


         THIS REGISTRATION STATEMENT COVERS THE REGISTRATION OF AN AGGREGATE PRINCIPAL AMOUNT OF $225,000,000 OF 10 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007 (THE "EXCHANGE NOTES") OF L-3 COMMUNICATIONS CORPORATION THAT MAY BE EXCHANGED FOR EQUAL PRINCIPAL AMOUNTS OF THE COMPANY'S OUTSTANDING 10 3/8% SENIOR SUBORDINATED NOTES DUE 2007 (THE "OLD NOTES") (THE "EXCHANGE OFFER"). THIS REGISTRATION STATEMENT ALSO COVERS THE REGISTRATION OF THE EXCHANGE NOTES FOR RESALE BY LEHMAN BROTHERS INC. IN MARKET-MAKING TRANSACTIONS. THE COMPLETE PROSPECTUS RELATING TO THE EXCHANGE OFFER (THE "EXCHANGE OFFER PROSPECTUS") FOLLOWS IMMEDIATELY AFTER THIS EXPLANATORY NOTE. FOLLOWING THE EXCHANGE OFFER PROSPECTUS ARE CERTAIN PAGES OF THE PROSPECTUS RELATING SOLELY TO SUCH MARKET-MAKING TRANSACTIONS (THE "MARKET-MAKING PROSPECTUS"), INCLUDING ALTERNATE FRONT AND BACK COVER PAGES, A SECTION ENTITLED "RISK FACTORS--TRADING MARKET FOR THE EXCHANGE NOTES" TO BE USED IN LIEU OF THE SECTION ENTITLED "RISK FACTORS--LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES," ALTERNATE SECTIONS ENTITLED "USE OF PROCEEDS" AND "PLAN OF DISTRIBUTION". IN ADDITION, THE MARKET-MAKING PROSPECTUS WILL NOT INCLUDE THE FOLLOWING CAPTIONS (OR THE INFORMATION SET FORTH UNDER SUCH CAPTIONS) IN THE EXCHANGE OFFER PROSPECTUS: "PROSPECTUS SUMMARY--THE NOTE OFFERING" AND "--THE EXCHANGE OFFER", "RISK FACTORS-- CONSEQUENCES OF FAILURE TO EXCHANGE", "THE EXCHANGE OFFER" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES". ALL OTHER SECTIONS OF THE EXCHANGE OFFER PROSPECTUS WILL BE INCLUDED IN THE MARKET-MAKING PROSPECTUS.

__________________________________________________________________________

Information contained herein is subject to completion or amendment without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
___________________________________________________________________________


                    SUBJECT TO COMPLETION DATED _________, 1997

PRELIMINARY PROSPECTUS
[LOGO OMITTED]

                           L-3 Communications Corporation
              Offer to Exchange $225,000,000 of its 10 3/8% Series B
                        Senior Subordinated Notes due 2007,
                which have been registered under the Securities Act,
                for $225,000,000 of its outstanding 10 3/8% Senior
                            Subordinated Notes due 2007
                             _________________________

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ______, 1997, UNLESS EXTENDED.
                             _________________________


L-3 Communications Corporation (the "Company" or "L-3"), a wholly owned subsidiary of L-3 Communications Holdings, Inc. ("Holdings"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $225,000,000 principal amount of 10 3/8% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes") of the Company for an identical face amount of the issued and outstanding 10 3/8% Senior Subordinated Notes due 2007
(the "Old Notes" and together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined) thereof. As of the date of this Prospectus, there is $225,000,000 aggregate principal amount of the Old
Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate on the Old Notes under certain circumstances described in the Registration Rights Agreement (as defined), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

Interest on the Exchange Notes will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1997. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2002, at the redemption prices set forth herein, plus
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

accrued and unpaid interest to the date of redemption. In addition, prior to May 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of Exchange Notes at the redemption price set forth herein plus accrued and unpaid interest through the redemption date with the net cash proceeds of one or more Equity Offerings (as defined). The Exchange Notes will not be subject to any mandatory sinking fund. In the event of a Change of Control (as defined), each holder of Exchange Notes will have the right, at the holder's option, to require the Company to purchase such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See "Description of the Exchange Notes".

The Exchange Notes will be general unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. As of June 30, 1997, after giving pro forma effect to the Offering of the Old Notes, application of the net proceeds therefrom and borrowings under the Senior Credit Facilities (as defined), the Company would have had approximately $400.0 million of indebtedness outstanding, of which $175.0 million would have been Senior Debt (excluding letters of credit). See "Capitalization". On the date of issuance of the Exchange Notes, the Company will not have any subsidiaries; however, the Indenture (as defined) will permit the Company to create subsidiaries in the future.

The Old Notes were issued and sold on April 30, 1997 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange
Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution". Any person participating in the Exchange Offer who does not acquire the Exchange notes

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

in the ordinary course of business: (i) may not tender its Private Notes in the Exchange Offer; and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act.


The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the fourth business day following the Expiration Date (as defined). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer.

For a discussion of certain factors that should be considered in connection with an investment in the Exchange Notes, see "Risk Factors" beginning on page 26.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is __________, 1997

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Exchange Notes, the Company will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).


         So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Old Notes and the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Old Notes or Exchange Notes as if it were subject to such periodic reporting requirements.

         In addition, the Company has agreed that, for so long as any Old Notes remain outstanding and are required to bear the transfer restriction legend, it will make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Old Notes for the Exchange Notes or until such time as the holders thereof have disposed of such Old Notes pursuant to an effective registration statement filed by the Company.
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
                                PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context requires otherwise: (i) "Businesses" or the "Predecessor" means the operations of Lockheed Martin Corporation and its subsidiaries that were acquired by the Company upon consummation of the Acquisition (as defined), (ii) "L-3" or the "Company" means L-3 Communications Corporation and the Businesses after giving effect to the Acquisition, (iii) "Holdings" means L-3 Communications Holdings, Inc., the Company's sole shareholder and
    (iv) "Lockheed Martin" means Lockheed Martin Corporation.

                                   The Company

         L-3 is a leading provider of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics, and telemetry and instrumentation products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and specialized products are used to connect a variety of airborne, space, ground and sea-based communication systems and are incorporated into the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The Company's customers include the U.S. Department of Defense (the "DoD"), selected U.S. government (the "Government") intelligence agencies, major aerospace/defense prime contractors, foreign governments and commercial customers. In 1996, L-3 had pro forma sales of $675.3 million and pro forma operating income of $56.0 million. The Company's funded backlog as of December 31, 1996 was approximately $542.5 million.

         All of the Company's business units enjoy proprietary technologies and capabilities and are well positioned in their respective markets. Management has organized the Company's operations into two business areas:
    Secure Communication Systems and Specialized Communication Products. In 1996, these areas generated approximately $371.5 million and $303.8 million of pro forma sales, respectively, and $23.0 million and $33.0 million of pro forma operating income, respectively.

         Secure Communication Systems. L-3 is the established leader in secure, high data rate communications in support of military and other national agency reconnaissance and surveillance applications. The Company's Secure Communication Systems operations are located in Salt Lake City, Utah and Camden, New Jersey. Both operations are predominantly cost plus, sole source prime system contractors supporting long-term programs for the U.S. Armed Forces and classified customers. The Company's major secure communication programs and systems include: strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information and related support contracts for military and national agency intelligence efforts; secure data links for airborne, satellite, ground and sea-based information collection and transmission;

    as well as secure telephone and network equipment. The Company believes that it has developed virtually every high bandwidth data link used by the military for surveillance and reconnaissance in operation today. In addition to these core Government programs, L-3 is expanding its business base into related commercial communication equipment markets, including applying its wireless communication expertise to develop local wireless loop equipment primarily for emerging market countries and rural areas where existing telecommunications infrastructure is inadequate or non-existent.

         Specialized Communication Products. This business area comprises the Microwave Components, Avionics, and Telemetry and Instrumentation Products operations of the Company.

         Microwave Components. L-3 is the preeminent worldwide supplier of commercial off-the-shelf, high performance microwave components and frequency monitoring equipment. L-3's microwave products are sold under the industry-recognized Narda brand name through a standard catalog to wireless, industrial and military communication markets. L-3 also provides state-of-the-art communication components including channel amplifiers and frequency filters for the commercial communications satellite market.

         Avionics. Avionics includes the Company's Aviation Recorders,
    Display Systems and Antenna Systems operations. L-3 is the world's leading manufacturer of commercial cockpit voice and flight data recorders ("black boxes"). These recorders are sold under the Fairchild brand name both on an original equipment manufacturer ("OEM") basis to aircraft manufacturers as well as directly to the world's major airlines for their existing fleets of aircraft. L-3 also provides military and high-end commercial displays for use on a number of DoD programs including the F-14, V-22, F-117 and E-2C. Further, L-3 manufactures high performance surveillance antennas and related equipment for U.S. Air Force and U.S. Navy aircraft including the F-16, AWACS, E-2C and B-2, as well as the U.K.'s Nimrod aircraft.

         Telemetry and Instrumentation Products. The Company's Telemetry and Instrumentation Products operations develop and manufacture commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems. These products are used to gather flight parameter data and other critical information and transmit it from air or space to the ground. Telemetry products are also used for range safety and training applications to simulate battlefield situations. Further, the Company is applying its technical capabilities in high data rate transmission to the medical image archiving market in partnership with the General Electric Company ("GE") through GE's medical systems business area ("GE Medical Systems").

    Industry Overview

         The defense industry has recently undergone significant changes precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980's, the overall U.S. defense budget has declined in real dollars.

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    In response, the DoD has focused its resources on enhancing its military readiness, joint operations and multiple mission capabilities, and incorporating advanced electronics to improve the performance, reduce operating cost and extend the life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow. According to Federal Sources, an independent private consulting group, the defense budget for command, control, communications and intelligence ("C3I") is expected to increase from $30.0 billion in the fiscal year ended September 30, 1996 to $42.0 billion in the fiscal year ended September 30, 2002, a compound annual growth rate of 5.8%.

         The industry has also undergone dramatic consolidation resulting in the emergence of four dominant prime system contractors. One outgrowth of this consolidation among the remaining major prime contractors is their desire to limit purchases of products and sub-systems from one another. Despite this desire, there are numerous essential but non-strategic products, components and systems that are not economical for the major prime contractors to design, develop or manufacture for their own internal use. As the prime contractors continue to evaluate their core competencies and competitive position, focusing their resources on larger programs and platforms, the Company expects the prime contractors will seek to exit non-strategic business areas and procure these needed elements on more favorable terms from independent, commercially oriented merchant suppliers.

         The focus on cost control is also driving increased use of commercial off-the-shelf products for both upgrades of existing systems and in new systems. The Company believes the prime contractors will continue to be under pressure to reduce their costs and will increasingly seek to focus their resources and capabilities on major systems, turning to commercially oriented merchant suppliers to produce non-core sub-systems, components and products. Going forward, the successful merchant suppliers will use their resources to complement and support, rather than compete with the prime contractors. L-3 anticipates the relationship between the major prime contractors and their primary suppliers will, as in the automotive industry, develop into critical partnerships encompassing increasingly greater outsourcing of non-core products and systems by the prime contractors to their key merchant suppliers and increasing supplier participation in the development of future programs. Early involvement in the upgrading of existing systems and the design and engineering of new systems incorporating these outsourced products will provide top-tier suppliers, including the Company, with a competitive advantage in securing new business and provide the prime contractors with significant cost reduction opportunities through coordination of the design, development and manufacturing processes.
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
    Business Strategy

         L-3 intends to leverage its market position, diverse program base and favorable mix of cost plus to fixed price contracts to enhance its profitability, reduce its indebtedness and to establish itself as the premier merchant supplier of communication systems and products to the major prime contractors in the aerospace/defense industry as well as the Government. The Company's strategy to achieve these objectives includes:

         -- Expand Merchant Supplier Relationships. Senior Management (as defined) has developed strong relationships with virtually all of the prime contractors, the DoD and other major government agencies, enabling L-3 to identify business opportunities and anticipate customer needs. As an independent merchant supplier, the Company anticipates its future growth will be driven by expanding its share of existing programs and by participating in new programs. Management has already identified several opportunities where the Company believes it will be able to use its strong relationships to increase its business presence and allow its customers to reduce their costs. The Company also expects to benefit from increased outsourcing by prime contractors who in the past may have limited their purchases to captive suppliers and who are now expected to view L-3's capabilities on a more favorable basis given its status as an independent company.

         -- Support Customer Requirements. A significant portion of L-3's sales are derived from high-priority, long-term programs and from programs for which the Company has been the incumbent supplier, and in many cases acted as the sole provider, over many years. Approximately 67% of the Company's total pro forma 1996 sales were generated from sole source contracts. L-3's customer satisfaction and excellent performance record are evidenced by its performance-based award fees exceeding 90% on average over the past two years. Going forward, management believes prime contractors will award long-term, sole source, outsourcing contracts to the merchant supplier they believe is most capable on the basis of quality, responsiveness, design, engineering and program management support as well as cost. Reflecting L-3's strong competitive position, the Company has experienced a contract award win rate over the past two years of approximately 50% on new competitive contracts for which it competes and approximately 90% on contracts for which it is the incumbent. The Company intends to continue to align its research and development, manufacturing and new business efforts to complement its customers' requirements.

         -- Leverage Technical and Market Leadership Positions. L-3 has developed strong, proprietary technical capabilities that have enabled it to capture a number one or two market position in most of its key business areas, including secure, high data rate communication systems, solid state aviation recorders, advanced antenna systems and high performance microwave components. Over the past three years, the Company has invested over $100 million in Company-sponsored independent research and development, including bid and proposal costs, in addition to making substantial investments in its technical and manufacturing resources. Further, the Company has a highly skilled workforce including over 1,500
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
    engineers. As an independent company, management intends to leverage its technical expertise and capabilities into several closely aligned commercial business areas and applications, including opportunities in wireless telephony and medical imaging archive management.

         -- Maintain Diversified Business Mix. The Company enjoys a diverse business mix with a limited program exposure, a favorable balance of cost plus to fixed price contracts, a significant sole source business and an attractive customer profile. The Company's largest program, representing 14% of 1996 pro forma sales, is a long-term, sole source, cost plus support program for the U-2 program Directorate for the DoD. No other program represented more than 7% of pro forma 1996 sales. Further, the Company's pro forma sales mix of contracts in 1996 was 42% cost plus and 58% fixed price, providing the Company with a balanced mix of predictable profitability (cost plus) and higher margin (fixed price) business. L-3 also enjoys an attractive customer mix of defense and commercial business, with DoD related sales accounting for 65% and commercial and federal (non-DoD) sales accounting for 35% of 1996 pro forma sales. The Company intends to leverage this favorable business profile to expand its merchant supplier business base.

         -- Enhance Operating Margins. As part of larger corporations (i.e., Lockheed Martin, Loral, GE, Unisys), the Businesses were historically required to absorb significant corporate expense allocations. As an independent company, L-3 believes that it will be able to leverage its discretionary expenditures in a more focused and efficient manner, enhance its operating performance and reduce overhead expenses reflecting Senior Management's more flexible, entrepreneurial approach. The Company believes that significant costs incurred by the Businesses under Lockheed Martin's ownership will not be incurred going forward. These cost savings include reduced corporate administrative and facilities expenses and certain operating performance improvements.

         -- Capitalize on Strategic Acquisition Opportunities. Recent industry consolidation has virtually eliminated traditional middle-tier aerospace/defense companies. This level of consolidation is now beginning to draw the concern of the DoD and federal anti-trust regulators. As a result, the Company anticipates the pending major mergers as well as continued consolidation of the smaller participants in the defense industry will create attractive complementary acquisition candidates for L-3 in the future as these companies continue to evaluate their core competencies and competitive position.


                                 The Transaction

    The Acquisition

         Holdings and L-3 were formed by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral Corporation ("Loral"), Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral (collectively, "Senior Management"), Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire (the "Acquisition") substantially all of the assets and certain liabilities of (i) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April
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    1996 (the "Loral Acquired Businesses") and (ii) one business unit,
    Communication Systems -- Camden, purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE ("GE Aerospace") in April 1993 (collectively, the "Businesses"). Pursuant to a Transaction Agreement dated March 28, 1997, among the parties named therein (the "Transaction Agreement"), the total consideration paid to Lockheed Martin was $525 million, comprising $480 million of cash before an estimated $20 million reduction related to a purchase price adjustment, and $45 million of common equity being retained by Lockheed Martin. L-3 is a wholly-owned subsidiary of Holdings. Holdings was capitalized with $125 million of common equity, with Messrs. Lanza and LaPenta collectively owning 15.0%, the Lehman Partnership owning 50.1% and Lockheed Martin owning 34.9%. L-3 was capitalized with $125 million of common equity provided by Holdings.


    Sources and Uses of Funds

         The Acquisition was structured as an asset purchase with customary terms and conditions. Financing for the Acquisition was comprised of:
    (i) $275 million of Senior Secured Credit Facilities, consisting of $175 million of term loan facilities (the "Term Loan Facilities") and a $100 million revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Senior Credit Facilities");
    (ii) $225 million of Senior Subordinated Exchange Notes; and (iii) $125 million of equity including the equity to be retained by Lockheed Martin (collectively, the "Financing"). Approximately $480 million of the proceeds from the Financing was used by the Company to (i) pay the estimated $460 million cash portion of the purchase price after an estimated purchase price adjustment and (ii) pay related fees and expenses. The Revolving Credit Facility was not drawn (other than for letters of credit) at the closing of the Transaction (the "Closing") and is available for ongoing working capital financing needs. The following table summarizes the sources and uses of funds in connection with the Transaction.


    ($ in millions)
                 Sources of Funds                     Amount                       Uses of Funds                      Amount
    -----------------------------------------  ------------------   -----------------------------------------   ------------------

    Revolving Credit Facility<F1> . . . . . .       $  0.0          Purchase of Assets
    Term Loan Facilities  . . . . . . . . . .        175.0             Cash Portion . . . . . . . . . . . . .         $479.8
    Senior Subordinated Notes . . . . . . . .        225.0             Lockheed Martin Equity in L-3  . . . .           45.2
    Common Equity<F2> . . . . . . . . . . . .        125.0                                                             525.0
                                                     -----                                                             -----
                                                                    Estimated Purchase Price Adjustment . . .          (20.0)
                                                                    Estimated Fees and Expenses . . . . . . .           20.0
                                                                                                                       -----
       Total Sources  . . . . . . . . . . . .       $525.0             Total Uses . . . . . . . . . . . . . .         $525.0
                                                    ======                                                            ======

____________________

<F1>   Availability of up to $100 million, none of which was drawn at
       Closing other than letters of credit which were less than $10 million.
<F2>   Includes $45 million of equity of Holdings retained by Lockheed
       Martin.


         The purchase price of $525 million is subject to an adjustment based upon the difference between the audited combined net tangible assets (as defined in the Transaction Agreement) of the Businesses and a contractually agreed-upon amount. It is anticipated that this adjustment, currently estimated to be $20 million, will have the effect of reducing the purchase price. Prior to Closing, Lockheed Martin estimated the purchase price adjustment and reduced the cash portion of the purchase price by $15.9 million. Any difference between the actual purchase price adjustment calculated post-closing and the amount withheld at Closing will be paid, with interest, to the appropriate party.

         The Acquisition and the Financing are referred to herein as the "Transaction".

                                The Exchange Offer

    The Exchange Offer  . . . . . . .   The Company is offering to exchange
                                        pursuant to the Exchange Offer up to
                                        $225,000,000 aggregate principal
                                        amount of its new 10 3/8% Series B
                                        Senior Subordinated Notes due 2007
                                        (the "Exchange Notes") for a like
                                        aggregate principal amount of its
                                        outstanding 10 3/8% Senior
                                        Subordinated Notes due 2007 (the "Old
                                        Notes" and together with the Exchange
                                        Notes, the "Notes"). The terms of the
                                        Exchange Notes are identical in all
                                        material respects (including principal
                                        amount, interest rate and maturity) to
                                        the terms of the Old Notes for which
                                        they may be exchanged pursuant to the
                                        Exchange Offer, except that the
                                        Exchange Notes are freely
                                        transferrable by Holders (as defined)
                                        thereof (other than as provided
                                        herein), and are not subject to any
                                        covenant regarding registration under
                                        the Securities Act. See "The Exchange
                                        Offer".

    Interest Payments . . . . . . . .   Interest on the Exchange Notes shall
                                        accrue from the last interest payment
                                        date (May 1 or November 1) on which
                                        interest was paid on the Notes so
                                        surrendered or, if no interest has
                                        been paid on such Notes, from April
                                        30, 1997 (the "Interest Payment
                                        Date").

    Minimum Condition . . . . . . . .   The Exchange Offer is not conditioned
                                        upon any minimum aggregate principal
                                        amount of Old Notes being tendered for
                                        exchange.

    Expiration Date; Withdrawal
      of Tender   . . . . . . . . . .   The Exchange Offer will expire at 5:00
                                        p.m., New York City time, on
                                        , 1997, unless the Exchange Offer is
                                        extended, in which case the term
                                        "Expiration Date" means the latest
                                        date and time to which the Exchange
                                        Offer is extended. Tenders may be
                                        withdrawn at any time prior to 5:00
                                        p.m., New York City time, on the
                                        Expiration Date. See "The Exchange
                                        Offer--Withdrawal Rights".

    Exchange Date . . . . . . . . . .   The date of acceptance for exchange of
                                        the Old Notes will be the fourth
                                        business day following the Expiration
                                        Date.

    Conditions to the
      Exchange Offer  . . . . . . . .   The Exchange Offer is subject to
                                        certain customary conditions, which
                                        may be waived by the Company. The
                                        Company currently expects that each of
                                        the conditions will be satisfied and
                                        that no waivers will be necessary. See
                                        "The Exchange Offer--Certain
                                        Conditions to the Exchange Offer". The
                                        Company reserves the right to
                                        terminate or amend the Exchange Offer
                                        at any time prior to the Expiration
                                        Date upon the occurrence of any such
                                        condition.

    Procedures for Tendering
      Old Notes   . . . . . . . . . .   Each holder of Old Notes wishing to
                                        accept the Exchange Offer must
                                        complete, sign and date the Letter of
                                        Transmittal, or a facsimile thereof,
                                        in accordance with the instructions
                                        contained herein and therein, and mail
                                        or otherwise deliver such Letter of
                                        Transmittal, or such facsimile,
                                        together with the Old Notes and any
                                        other required documentation to the
                                        Exchange Agent (as defined) at the
                                        address set forth therein. See "The
                                        Exchange Offer--Procedures for
                                        Tendering Old Notes" and "Plan of
                                        Distribution".

    Use of Proceeds . . . . . . . . .   There will be no proceeds to the
                                        Company from the exchange of Notes
                                        pursuant to the Exchange Offer.


    Federal Income Tax
      Consequences  . . . . . . . . .   The exchange of Notes pursuant to the
                                        Exchange Offer will not be a taxable
                                        event for federal income tax purposes.
                                        See "Certain U.S. Federal Income Tax
                                        Consequences".

    Special Procedures for
      Beneficial Owners   . . . . . .   Any beneficial owner whose Old Notes
                                        are registered in the name of a
                                        broker, dealer, commercial bank, trust
                                        company or other nominee and who
                                        wishes to tender should contact such
                                        registered holder promptly and
                                        instruct such registered holder to
                                        tender on such beneficial owner's
                                        behalf. If such beneficial owner
                                        wishes to tender on such beneficial
                                        owner's own behalf, such beneficial
                                        owner must, prior to completing and
                                        executing the Letter of Transmittal
                                        and delivering the Old Notes, either
                                        make appropriate arrangements to
                                        register ownership of the Old Notes in
                                        such beneficial owner's name or obtain
                                        a properly completed bond power from
                                        the registered holder. The transfer of
                                        registered ownership may take
                                        considerable time. See "The Exchange
                                        Offer--Procedures for Tendering Old
                                        Notes".

    Guaranteed Delivery
      Procedures  . . . . . . . . . .   Holders of Old Notes who wish to
                                        tender their Old Notes and whose Old
                                        Notes are not immediately available or
                                        who cannot deliver their Old Notes,
                                        the Letter of Transmittal or any other
                                        documents required by the Letter of
                                        Transmittal to the Exchange Agent
                                        prior to the Expiration Date must
                                        tender their Old Notes according to
                                        the guaranteed delivery procedures set
                                        forth in "The Exchange Offer--
                                        Procedures for Tendering Old Notes".
    Acceptance of Old Notes and
      Delivery of Exchange Notes  . .   The Company will accept for exchange
                                        any and all Old Notes which are
                                        properly tendered in the Exchange
                                        Offer prior to 5:00 p.m., New York
                                        City time, on the Expiration Date. The
                                        Exchange Notes issued pursuant to the
                                        Exchange Offer will be delivered
                                        promptly following the Expiration
                                        Date. See "The Exchange Offer--
                                        Acceptance of Old Notes for Exchange;
                                        Delivery of Exchange Notes".

    Effect on Holders of Old Notes  .   As a result of the making of, and upon
                                        acceptance for exchange of all validly
                                        tendered Old Notes pursuant to the
                                        terms of this Exchange Offer, the
                                        Company will have fulfilled a covenant
                                        contained in the Registration Rights
                                        Agreement (the "Registration Rights
                                        Agreement") dated April 30, 1997 among
                                        the Company and Lehman Brothers Inc.
                                        and BancAmerica Securities, Inc. (the
                                        "Initial Purchasers") and,
                                        accordingly, there will be no increase
                                        in the interest rate on the Old Notes
                                        pursuant to the terms of the
                                        Registration Rights Agreement, and the
                                        holders of the Old Notes will have no
                                        further registration or other rights
                                        under the Registration Rights
                                        Agreement. Holders of the Old Notes
                                        who do not tender their Old Notes in
                                        the Exchange Offer will continue to
                                        hold such Old Notes and will be
                                        entitled to all the rights and
                                        limitations applicable thereto under
                                        the Indenture between the Company and
                                        The Bank of New York relating to the
                                        Old Notes and the Exchange Notes (the
                                        "Indenture"), except for any such
                                        rights under the Registration Rights
                                        Agreement that by their terms
                                        terminate or cease to have further
                                        effectiveness as a result of the
                                        making of, and the acceptance for
                                        exchange of all validly tendered Old
                                        Notes pursuant to, the Exchange Offer.
                                        All untendered Old Notes will continue
                                        to be subject to the restrictions on
                                        transfer provided for in the Old Notes
                                        and in the Indenture. To the extent
                                        that Old Notes are tendered and
                                        accepted in the Exchange Offer, the
                                        trading market for untendered Old
                                        Notes could be adversely affected.

    Consequence of Failure
      to Exchange   . . . . . . . . .   Holders of Old Notes who do not
                                        exchange their Old Notes for Exchange
                                        Notes pursuant to the Exchange Offer
                                        will continue to be subject to the
                                        restrictions on transfer of such Old
                                        Notes as set forth in the legend
                                        thereon as a consequence of the offer
                                        or sale of the Old Notes pursuant to
                                        an exemption from, or in a transaction
                                        not subject to, the registration
                                        requirements of the Securities Act and
                                        applicable state securities laws. In
                                        general, the Old Notes may not be
                                        offered or sold, unless registered
                                        under the Securities Act, except
                                        pursuant to an exemption from, or in a
                                        transaction not subject to, the
                                        Securities Act and applicable state
                                        securities laws. The Company does not
                                        currently anticipate that it will
                                        register the Old Notes under the
                                        Securities Act.

    Exchange Agent  . . . . . . . . .   The Bank of New York is serving as
                                        exchange agent (the "Exchange Agent")
                                        in connection with the Exchange Offer.
                                        See "The Exchange Offer--Exchange
                                        Agent".

                           Terms of the Exchange Notes

    Securities Offered  . . . . . . .   $225,000,000 aggregate principal
                                        amount of 10 3/8% Senior Subordinated
                                        Exchange Notes due 2007 (the "Exchange
                                        Notes").

    Maturity  . . . . . . . . . . . .   May 1, 2007.

    Interest Payment Dates  . . . . .   May 1 and November 1, commencing
                                        November 1, 1997.

    Optional Redemption . . . . . . .   The Exchange Notes may be redeemed at
                                        the option of the Company, in whole or
                                        in part, on or after May 1, 2002, at
                                        the redemption prices set forth
                                        herein, plus accrued and unpaid
                                        interest to the date of redemption.

                                        In addition, prior to May 1, 2000, the
                                        Company may redeem up to an aggregate
                                        of 35% of the Exchange Notes
                                        originally issued at a redemption
                                        price of 109.375% of the principal
                                        amount thereof, plus accrued and
                                        unpaid interest to the date of
                                        redemption, with the net cash proceeds
                                        of one or more Equity Offerings;
                                        provided, however, that at least 65%
                                        in aggregate principal amount of the
                                        Exchange Notes originally issued
                                        remain outstanding following such
                                        redemption.

    Change of Control . . . . . . . .   In the event of a Change of Control
                                        (as defined), the holders of the
                                        Exchange Notes will have the right to
                                        require the Company to purchase their
                                        Exchange Notes at a price equal to
                                        101% of the aggregate principal amount
                                        thereof, plus accrued and unpaid
                                        interest to the date of purchase.


    Ranking . . . . . . . . . . . . .   The Exchange Notes will be general
                                        unsecured obligations of the Company,
                                        subordinate in right of payment to all
                                        current and future Senior Debt
                                        including all obligations of the
                                        Company and its Subsidiaries under the
                                        Senior Credit Facilities. The Company
                                        currently has no subsidiaries. At
                                        June 30, 1997, on a pro forma basis
                                        after giving effect to the
                                        Transaction, the Company would have
                                        had $400.0 million of indebtedness
                                        outstanding, of which $175.0 million
                                        would have been Senior Debt (excluding
                                        letters of credit). Borrowings under
                                        the Senior Credit Facilities are
                                        secured by substantially all of the
                                        assets of the Company as well as the
                                        capital stock of the Company and its
                                        Subsidiaries. See "Risk Factors--
                                        Substantial Leverage" and "--
                                        Subordination".

    Covenants . . . . . . . . . . . .   The Indenture pursuant to which the
                                        Exchange Notes will be issued (the
                                        "Indenture") contains certain
                                        covenants that, among other things,
                                        limit the ability of the Company and
                                        its Restricted Subsidiaries to incur
                                        additional Indebtedness and issue
                                        preferred stock, pay dividends or make
                                        other distributions, repurchase Equity
                                        Interests (as defined) or subordinated
                                        Indebtedness, create certain liens,
                                        enter into certain transactions with
                                        affiliates, sell assets of the Company
                                        or its Restricted Subsidiaries, issue
                                        or sell Equity Interests of the
                                        Company's Restricted Subsidiaries or
                                        enter into certain mergers and
                                        consolidations. In addition, under
                                        certain circumstances, the Company is
                                        required to offer to purchase Exchange
                                        Notes at a price equal to 100% of the
                                        principal amount thereof, plus accrued
                                        and unpaid interest to the date of
                                        purchase, with the proceeds of certain
                                        Asset Sales (as defined). See
                                        "Description of the Exchange Notes".

         For a discussion of certain risk factors that should be considered in connection with an investment in the Exchange Notes, see "Risk Factors".

                        Summary Unaudited Pro Forma Financial Data

         The summary unaudited pro forma data as of June 30, 1997 and for the six months then ended and as of December 31, 1996 and for the year then ended have been derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements included elsewhere herein. The unaudited pro forma data reflect the Acquisition and the Financing as if these transactions had occurred on January 1, 1996 for the statement of operations and other data.

                                                             Six Months
                                                               Ended              Year Ended
                                                            June 30, 1997      December 31, 1996
                                                            --------------     -----------------
                                                                     ($ in millions)

    Statement of Operations Data:
    Sales:
      Secure Communication Systems   . . . . . . . . . . .      $176.1             $371.5
      Specialized Communication Products   . . . . . . . .       150.8              303.8
                                                                 -----              -----
        Total sales  . . . . . . . . . . . . . . . . . . .      $326.9             $675.3
                                                                ======             ======

    Other Data:
    EBITDA<F1>:
      Secure Communication Systems   . . . . . . . . . . .      $ 14.6             $ 41.6
      Specialized Communication Products   . . . . . . . .        23.2               42.4
                                                                 -----              -----
        Total EBITDA   . . . . . . . . . . . . . . . . . .      $ 37.8             $ 84.0
                                                                ======             ======

    EBITDA as a percentage of sales:
      Secure Communication Systems   . . . . . . . . . . .         8.3%              11.2%
      Specialized Communication Products   . . . . . . . .        15.4               14.0
                                                                 -----              -----
        Total EBITDA as a percentage of sales  . . . . . .        11.6%              12.4%
                                                                ======             ======

    Depreciation expense  . . . . . . . . . . . . . . . . .     $  9.0             $ 18.0
    Amortization expense  . . . . . . . . . . . . . . . . .        4.7               10.0
    Capital expenditures  . . . . . . . . . . . . . . . . .        7.4               17.2
    Ratio of earnings to fixed charges<F2>  . . . . . . . .       1.23x              1.35x
    Ratio of total EBITDA to cash interest expense<F3>  . .       3.95x              2.18x
    Ratio of total debt to total EBITDA . . . . . . . . . .        N/A               4.76x


____________________
[FN]
<F1>   EBITDA is defined as pro forma income before deducting interest expense, income taxes, depreciation and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because certain debt covenants of L-3 utilize EBITDA to measure compliance with such covenants.
<F2>   For purposes of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness plus that portion of lease rental expense representative of the interest factor.
<F3>   For purposes of this computation, cash interest expense consists of pro forma interest expense before amortization of deferred financing costs.

                        Summary Historical Financial Data

         The following unaudited summary combined financial data as of June 30, 1997 and 1996 and for the six month periods then ended, has been derived from, and should be read in conjunction with, the unaudited interim condensed consolidated (combined) financial statements of the Company and footnotes thereto included elsewhere herein. In the opinion of the management, the unaudited condensed consolidated (combined) financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the information contained therein. Results for the interim periods are not necessarily indicative of the results to be expected for the entire year.

         The summary combined financial data as of March 31, 1997 and for the three month period ended March 31, 1997 and as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 have been derived from, and should be read in conjunction with, the audited Combined Financial Statements of the Businesses and footnotes thereto included elsewhere herein.

         The unaudited summary combined financial data for the three month period ended March 31, 1996 and as of December 31, 1994 and 1993, March
    31, 1993 and December 31, 1992 for balance sheet data and the nine months ended December 31, 1993, the three months ended March 31, 1993 and the year ended December 31, 1992 for statement of operations data have been derived from the unaudited financial statements of Communication Systems
    -- Camden. In the opinion of the Businesses' management, such unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Communication Systems -- Camden, also referred to as Lockheed Martin Communication Systems Division in the Lockheed Martin Predecessor Financial Statements, as of the dates and periods indicated. These selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the condensed consolidated (combined) financial statements of the Company and the Combined Financial Statements of the Lockheed Martin Predecessor Businesses and the Loral Acquired Businesses included elsewhere herein.

                                          Six Months Ended June 30, 1997
                                          ------------------------------

                                                                                                   For the Three
                                                     Three Months                                      Months
                                                        Ended                   Six Months         Ended March 31,
                                          --------------------------------         Ended        --------------------
                                           June 30, 1997    March 31, 1997     June 30, 1996      1997     1996<F2>
                                          ---------------   --------------     -------------    --------  ----------

    Statement of Operations Data:
    Sales . . . . . . . . . . . . . . .       $168.0     |     $158.9             $206.4         $158.9      $41.2
    Operating income  . . . . . . . . .         15.1     |        7.9               10.9            7.9        1.7
    Interest expense<F4>. . . . . . . .         10.0     |        8.4                9.4            8.4        2.0
    Provision (benefit) for income                       |
      taxes<F4> . . . . . . . . . . . .          2.0     |        (.2)               1.3            (.2)        .2
    Net earnings (loss) . . . . . . . .          3.1     |        (.3)                .2            (.3)       (.5)
                                                         |
    Other Data:                                          |
    EBITDA<F5>  . . . . . . . . . . . .       $ 22.3     |     $ 15.1             $ 21.2         $ 15.1       $4.8
    Depreciation expense  . . . . . . .          4.5     |        4.5                5.8            4.5        1.2
    Amortization expense  . . . . . . .          2.7     |        2.7                4.5            2.7        1.9
    Capital expenditures  . . . . . . .          3.1     |        4.3                4.7            4.3         .4
    Ratio of earnings to fixed charges.         1.47x    |        <F6>              1.02x           <F6>       <F6>
    Cash from (used in) operating                        |
      activities  . . . . . . . . . . . .       32.9     |      (16.3)             (29.4)         (16.3)      10.2
    Cash from (used in) investing                        |
      activities  . . . . . . . . . . . .     (473.6)    |       (4.3)            (292.0)          (4.3)       (.4)
    Cash from (used in) financing                        |
      activities  . . . . . . . . . . . .      463.3     |       20.6              321.4           20.6       (9.8)
                                                         |
    Balance Sheet Data:                                  |
    Working capital . . . . . . . . . .       $117.6     |     $121.4                N/A        $ 121.4        N/A
    Total assets  . . . . . . . . . . .        680.9     |      608.5                N/A          608.5        N/A
    Invested equity . . . . . . . . . .           --     |      493.9                N/A          493.9        N/A
    Shareholders' Equity. . . . . . . .        120.6     |         --                N/A             --        N/A



                                                                   Years Ended December 31,
                                        -----------------------------------------------------------------------------
                                                                                        1993
                                                                             --------------------------
                                                                              Nine Months   Three Months
                                                                                 Ended         Ended
                                          1996<F1>    1995<F2>    1994<F2>   Dec. 31<F2>   March 31<F3>    1992<F3>
                                        -----------  ----------  ----------  -----------  -------------  ------------
                                                                     ($ in millions)

Statement of Operations Data:
Sales . . . . . . . . . . . . . . . .    $543.1       $166.8      $218.9      $200.0    |    $67.8         $368.5
Operating income  . . . . . . . . . .      43.7          4.7         8.4        12.4    |      5.1           49.3
Interest expense<F4>. . . . . . . . .      24.2          4.5         5.5         4.1    |       --             --
Provision (benefit) for income                                                          |
   taxes<F4>  . . . . . . . . . . . . . .   7.8          1.2         2.3         3.8    |      2.0           19.8
Net earnings (loss) . . . . . . . . .      11.7         (1.0)        0.6         4.5    |      3.1           29.5
                                                                                        |
Other Data:                                                                             |
EBITDA<F5> . . . . . . . . . . . . . .    $ 68.7       $ 16.2      $ 19.9      $ 23.4    |   $ 7.0          $ 58.5
Depreciation expense  . . . . . . . .      14.9          5.5         5.4         6.1    |     1.8             8.9
Amortization expense  . . . . . . . .      10.1          6.1         6.1         4.9    |     0.1             0.3
Capital expenditures  . . . . . . . .      13.5          5.5         3.7         2.6    |     0.8             3.9
Ratio of earnings to fixed charges  .      1.72x        1.03x       1.40x        N/A    |     N/A             N/A
Cash from (used in) operating              40.0          9.4        21.8         N/A    |     N/A             N/A
activities  . . . . . . . . . . . . .                                                   |
Cash from (used in) investing            (298.2)        (5.5)       (3.7)        N/A    |     N/A             N/A
activities  . . . . . . . . . . . . .                                                   |
Cash from (used in) financing             267.3         (3.8)      (18.1)        N/A    |     N/A             N/A
activities  . . . . . . . . . . . . .                                                   |
                                                                                        |
Balance Sheet Data:                                                                     |
Working capital . . . . . . . . . . .    $ 98.8       $ 21.1      $ 19.3      $ 24.7    |   $22.8          $ 35.8
Total assets  . . . . . . . . . . . .     593.3        228.5       233.3       241.7    |    93.5           105.1
Invested equity . . . . . . . . . . .     473.6        194.7       199.5       202.0    |    59.9            72.8
Shareholders' Equity. . . . . . . .          --           --          --          --    |      --              --


____________________
[FN]
<F1>   Reflects ownership of Loral's Communication Systems -- Salt Lake and Specialized Communication Products businesses commencing
       April 1, 1996.
<F2>   Reflects ownership of Communication Systems -- Camden by Lockheed
       Martin commencing April 1, 1993.
<F3>   Reflects ownership of Communication Systems -- Camden by GE
       Aerospace for the periods indicated. The amounts shown herein include only those amounts as reflected in the financial records of Communication Systems -- Camden.
<F4>   For periods prior to April 1, 1997, interest expense and income tax
       (benefit) provision were allocated from Lockheed Martin.
<F5>   EBITDA is defined as income before deducting interest expense, income taxes, depreciation and amortization. EBITDA is not a substitute for operating income, net earnings and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because certain debt covenants of L-3 utilize EBITDA to measure compliance with such covenants.
<F6>   For the three months ended March 31, 1997 and 1996, earnings were insufficient to cover fixed charges by $.5 million and $.4 million, respectively.

                                   RISK FACTORS

         Holders of Old Notes should consider carefully, in addition to the other information contained in this Prospectus, the following factors before deciding to tender Old Notes in the Exchange Offer. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

    Consequences of Failure to Exchange

         Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes were acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.


    Lack of Market for the Exchange Notes

         The Exchange Notes are being offered to the holders of the Old
    Notes. The Old Notes were offered and sold in April 1997 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

         The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market value thereof depending on many factors, including prevailing interest rates and the markets for similar securities. The Exchange Notes are expected to be designated for trading in the PORTAL market. The Initial Purchasers have advised the Company that they currently intend to make a market with respect to the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Because Lehman Brothers Inc. is an affiliate of the Company, following consummation of the Exchange Offer Lehman Brothers Inc. will be required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the New Exchange Notes, which may affect its ability to continue market-making activities. See "Notice to Investors" and "Plan of Distribution".

         The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.


         The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.

    Substantial Leverage

         The Company incurred substantial indebtedness in connection with the Transaction and the Company is highly leveraged. To effect the Transaction, the Company incurred $400 million of indebtedness (excluding letters of credit) in addition to equity contributions of approximately $116 million (after giving effect to EITF 88-16 (as defined) accounting treatment relating to basis in leveraged buyout transactions by Holdings). Of the total $525 million used to consummate the Acquisition, $175 million (33.3%) was supplied by the Senior Credit Facilities, $225 million (42.9%) was supplied by the Old Exchange Notes, and, through Holdings, $80 million (15.2%) was supplied by equity purchases by the Lehman Partnership and Senior Management and $45 million (8.6%) contributed through equity retention in L-3 by Lockheed Martin. After giving pro forma effect to the Transaction, the Company's ratio of earnings to fixed charges would have been 1.35:1 for the year ended December 31, 1996, and for the three months ended March 31, 1997, pro forma earnings would have been insufficient to cover fixed charges by $.9 million. The Company's actual ratio of earnings to fixed charges for the three months ended June 30, 1997 was 1.47:1. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Senior Credit Facilities and the Indenture.

         Based upon the current level of operations and anticipated improvements, management believes that the Company's cash flow from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future.
    There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. The Company's ability to make scheduled principal payments of, to pay interest on or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures and program and other discretionary investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         The degree to which the Company is leveraged could have important consequences to Holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes including capital expenditures, research and development expenditures, and program and other discretionary investments; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; (iv) the Company may be more vulnerable to downturns in its business or in the general economy and may be restricted from making acquisitions, introducing new technologies and products or exploiting business opportunities; and
    (v) the Senior Credit Facilities and the Indenture contain financial and restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Notes tendered to it upon the occurrence of a Change in Control, which would constitute an Event of Default under the Indenture. See "Description of the Exchange Notes" and "Description of Senior Credit Facilities".


    Lack of Independent Operating History

         Prior to the consummation of the Transaction, the Company's operations were conducted as divisions of Lockheed Martin, Loral, Unisys and GE Aerospace. Following consummation of the Transaction the Company operates independently of Lockheed Martin and is required to provide many corporate services on a stand-alone basis that were previously provided by Lockheed Martin, including corporate research and development, marketing, and general and administrative services including tax, treasury, management information systems, human resources and legal services. The result of operations of the Predecessor Company reflects the allocation of overhead costs, financing costs, income taxes, pension and post employment benefit costs, among other costs, that differ from the manner the Registrant will conduct its business as a separate entity. Lockheed Martin and the Company have entered into a Transition Services Agreement pursuant to which Lockheed Martin provides certain of these services at costs consistent with past practices to the Company until December 31, 1997 (or in the case of Communication Systems -- Camden for a period of up to 18 months after the Closing). There can be no assurance that the actual corporate services costs incurred in operating the Company will not exceed historical charges or that upon termination of the Transition Services Agreement the Company will be able to obtain similar services on comparable terms.

    Future Acquisition Strategy

         The Company's strategy includes pursuing additional acquisitions that will complement its business. There can be no assurance, however, that the Company will be able to identify additional acquisition candidates on commercially reasonable terms or at all or that, if consummated, any anticipated benefits will be realized from such future acquisitions. In addition, the availability of additional acquisition financing cannot be assured and, depending on the terms of such additional acquisitions, could be restricted by the terms of the Senior Credit Facilities and/or the Indenture. The process of integrating acquired operations into the Company's existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. Possible future acquisitions by the Company could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect the Company's financial condition and operating results.

    Technological Change; New Product Development

         The communication equipment industry for defense applications and in general is characterized by rapidly changing technology. The Company's ability to compete successfully in this market will depend on its ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. The Company has historically obtained technology from substantial customer-sponsored research and development as well as from internally funded research and development; however, there can be no assurance that the Company will continue to maintain comparable levels of customer-sponsored research and development in the future. See "Business-- Research and Development". Substantial funds have been allocated to capital expenditures and program and other discretionary investments in the past and will continue to be required in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". There can be no assurance that the Company will successfully identify new opportunities and continue to have financial resources to develop new products in a timely or cost-effective manner, or that products and technologies developed by others will not render the Company's products and systems obsolete or non-competitive.

    Entry into Commercial Business

         The Company's revenues historically have been derived principally from business with the DoD and other government agencies. In addition to continuing to pursue this major market area, the Company intends to pursue a strategy that leverages the technical capabilities and expertise derived from its defense business to expand further into related commercial markets. Certain of the Company's commercial products, such as fixed wireless loop communication equipment and medical image archiving equipment, have only been recently introduced. As such, these new products are subject to certain risks, including the need to develop and maintain marketing, sales and customer support capabilities, to secure third-party manufacturing and distribution arrangements, to respond to rapid technological advances and, ultimately, to customer acceptance of these products. The Company's efforts to expand its presence in the commercial market will require significant resources including capital and management time. There can be no assurance that the Company will be successful in addressing these risks or in developing these commercial business opportunities.

    Pension Plan Liabilities

         The Transaction Agreement (as defined) provides that Lockheed Martin transfer certain assets to Holdings and L-3 and that Holdings and L-3 assume certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses being transferred to Holdings and L-3. Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC") which requested information regarding the transfer of such pension plans. The PBGC's letter indicated that it believed certain of the employee pension plans are underfunded using the PBGC's actuarial assumptions (which assumptions result in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87, "Accounting for Pension Costs" ("FASB 87")). The Company has calculated the net funding position of the pension plans to be transferred and believes the plans to be overfunded by approximately $1 million under ERISA (as defined) assumptions, underfunded by approximately $9 million under FASB 87 assumptions and, on a termination basis, underfunded by as much as $51 million under PBGC assumptions. Substantially all of the PBGC underfunding is related to two pension plans covering employees at L-3's Communication Systems -- Salt Lake and Aviation Recorders businesses.

         The Company, Lockheed Martin and the PBGC entered into certain agreements that include Lockheed Martin providing a commitment to the PBGC with regard to the Subject Plans (as defined) and the Company providing certain assurances to Lockheed Martin regarding such plans. See "Business--Pension Plans". The Company expects, based in part upon discussions with its consulting actuaries, that any increase in pension expenses or future funding requirements from those previously anticipated for the Subject Plans would not be material. However, there can be no assurance that the impact of any increased pension expenses or funding requirements under this arrangement would not be material to the Company.

    Significant Customers

         The Company's sales are predominantly derived from contracts with agencies of, and prime contractors to, the Government. Although the various branches of the Government are subject to the same budgetary pressures and other factors, the various Government customers exercise independent purchasing decisions. The U.S. defense budget has declined in real terms since the mid-1980s, resulting in delays for some new program starts, program stretch-outs and program cancellations. The U.S. defense budget has begun to stabilize and increased modestly in fiscal 1996. In 1996, the Company performed under approximately 180 contracts with value exceeding $1 million for the Government. Pro forma sales in 1996 to the Government, including pro forma sales to the Government through prime contractors, were $529 million, representing approximately 78.4% of the Company's corresponding sales. The Company's largest Government program, a cost plus, sole source contract for support of the U-2 Directorate of the DoD, contributed 14% of pro forma sales for 1996. No other program represented more than 7% of the Company's pro forma sales in 1996. The loss of all or a substantial portion of sales to the Government would have a material adverse effect on the Company's income and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Government Contracts".

         Historical sales by the Company to Lockheed Martin were $70.7 million in 1996 or 13.0% of the Company's total reported historical sales. As a part of the Acquisition, the Company and Lockheed Martin intend to enter into certain purchase agreements for the sale of products and systems to Lockheed Martin by the Company. The loss of all or a substantial portion of such sales to Lockheed Martin would have a material adverse effect on the Company's income and cash flow.


    Dependence on Lockheed Martin

         In addition to the above-mentioned sales to Lockheed Martin, the Company continues to be dependent on Lockheed Martin for certain services and continuing agreements. Lockheed Martin has agreed to indemnify the Company, subject to certain limitations, for its breach of representations and warranties contained in the Transaction Agreement. Lockheed Martin also has agreed to provide to the Company certain corporate services of a type currently provided to the Businesses at costs consistent with past practices. The Company and Lockheed Martin have entered into (i) supply agreements which reflect existing intercompany work transfer agreements or similar support arrangements with prices and other terms consistent with the present intercompany arrangements, (ii) certain subleases of real property and (iii) cross-licenses of intellectual property. There can be no assurance that, after the termination of these arrangements, the Company will be able to obtain these services or arrangements at comparable costs. Further, Lockheed Martin and Holdings have entered into a Limited Non-Competition Agreement (the "Noncompetition Agreement") which, for up to three years, in certain circumstances, after the Closing, precludes Lockheed Martin from engaging in the sale of any products that compete with the products of L-3 that are set forth in the Noncompetition
    Agreement for specifically identified applications of the products.
    Under the Noncompetition Agreement, Lockheed Martin is prohibited, with certain exceptions, from acquiring any business engaged in the sale of the specified products referred to in the preceding sentence, although Lockheed Martin may acquire such a business provided that it offers to sell such business to L-3 within 90 days of its acquisition. The Noncompetition Agreement does not, among other things, (i) apply to businesses operated and managed by Lockheed Martin on behalf of the United States government, (ii) prohibit Lockheed Martin from engaging in any existing businesses and planned businesses or businesses as of the closing of the Transaction that are reasonably related to existing or planned businesses or (iii) apply to selling competing products where such products are part of larger systems sold by Lockheed Martin. The Company has also entered into agreements with Lockheed Martin relating to the PBGC matter discussed above.


    Dependence on Key Personnel

         The Company's success depends to a significant degree upon the continued contributions of the Company's management, including Messrs. Lanza and LaPenta, and its ability to attract and retain other highly qualified management and technical personnel. As part of the Transaction, Messrs. Lanza and LaPenta invested $15 million to purchase 15% of the initial capital stock of the Company. The Company has entered into employment agreements with Messrs. Lanza and LaPenta. The Company maintains key man life insurance to cover Senior Management. The Company also faces competition for management and technical personnel from other companies and organizations. There can be no assurance that the Company will be successful in hiring and retaining key personnel. See "Management--Directors and Executive Officers".

    Environmental Liabilities

         The Company's operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in or resulting from its operations. The Company continually assesses its obligations and compliance with respect to these requirements. Based on a review by an independent environmental consulting firm and its own internal assessments, management believes that the Company's current operations are in substantial compliance with all existing applicable environmental laws and regulations. New environmental protection laws that will be effective in 1997 and thereafter may require the installation of environmental protection equipment at the Company's manufacturing facilities. However, the Company does not believe that its environmental expenditures, if any, will have a material adverse effect on its financial condition or results of operations.

         Pursuant to the Transaction Agreement, the Company has agreed to assume certain on-site and off-site environmental liabilities related to events or activities occurring prior to the consummation of the Transaction. Lockheed Martin has agreed to retain all environmental liabilities for all facilities no longer used by the Businesses and to indemnify fully the Company for such prior site environmental liabilities. Lockheed Martin has also agreed, for the first eight years following the Closing, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at closing relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. The Company is aware of environmental contamination at two of its facilities that will require ongoing remediation. Management believes that the Company has established adequate reserves for the potential costs associated with the assumed environmental liabilities. However, there can be no assurance that any costs incurred will be reimbursable from the Government or covered by Lockheed Martin under the terms of the Transaction Agreement or that the Company's environmental reserves will be sufficient.

    Litigation

         From time to time the Company is involved in legal proceedings arising in the ordinary course of its business. As part of the Acquisition, the Company has agreed to assume certain litigation relating to the Businesses and Lockheed Martin has agreed to indemnify the Company, up to certain limits, for a breach of its representations and warranties. Management believes it is adequately reserved for these liabilities and that there is no litigation pending that could have a material adverse effect on the Company or its operations, except as discussed below.

         As of June 30, 1997, the Company and Universal Avionics Systems Corporation ("Universal") has reached a settlement with respect to a lawsuit brought by Universal against the Company's Aviation Recorders operation ("Aviation Recorders"). The terms of this settlement will not have a material adverse effect on the Company's financial condition or results of operations.

    Risks Inherent in Government Contracts

         The reduction in the U.S. defense budget has caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in few cases, net losses. The Company has experienced declining sales in each of its last five fiscal years. Specifically, adjusted sales of the Company and its predecessors have decreased from $925.5 million for the fiscal year ended December 31, 1992 to $664.7 million for the fiscal year ended December 31, 1996. A significant further decline in U.S. military expenditures could materially adversely affect the Company's sales and earnings. The loss or significant curtailment of a material program in which the Company participates could also materially adversely affect the Company's future sales and earnings and thus the Company's ability to meet its financial obligations.

         Companies engaged primarily in supplying defense-related equipment and services to government agencies are subject to certain business risks peculiar to the defense industry. These risks include, among other things, the ability of the Government to: (i) suspend unilaterally the Company from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, (ii) terminate existing contracts,
    (iii) audit the Company's contract related costs and fees, including allocated indirect costs, and (iv) control and potentially prohibit the export of the Company's products.

         All of the Company's Government contracts are, by their terms, subject to termination by the Government either for its convenience or for default of the contractor. Termination for convenience provisions provide only for the recovery by the Company of costs incurred or committed, settlement expenses and profit on work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the Government in procuring undelivered items from another source. In addition to the right of the Government to terminate, Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only if, as and when appropriations are made by Congress for future fiscal years. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government.

         The Company is subject to audit and review by the Government of its costs and performance on, and accounting and general business practices relating to, Government contracts. The Company's contract related costs and fees, including allocated indirect costs, are subject to adjustment based on the results of such audits. In addition, under Government purchasing regulations, certain of the Company's costs, including certain financing costs, goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under Government contracts. Further, as a government contractor, the Company is also subject to investigation, legal action and/or liability that would not apply to a commercial company.

         The Company, like all defense businesses, is subject to risks associated with the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns), the substantial time and effort required for relatively unproductive design and development, design complexity and rapid obsolescence, and the constant necessity for design improvement. The Company obtains many of its Government contracts through a process of competitive bidding. There can be no assurance that the Company will continue to be successful in winning competitively awarded contracts or that awarded contracts will generate sufficient sales to result in profitability for the Company. See "Business--Major Customers" and "-- Government Contracts".

         In addition to these Government contract risks, many of the Company's products and systems require licenses from Government agencies for export from the United States, and certain of the Company's products currently are not permitted to be exported. There can be no assurance that the Company will be able to gain any and all licenses required to export its products, and failure to receive the required licenses could materially reduce the Company's ability to sell its products outside the United States.

         The Company's services are provided primarily through fixed price or cost plus contracts. Approximately 58% of the Company's pro forma sales in 1996 were attributable to fixed price contracts. The financial results of long-term fixed price contracts are recognized using the cost-to-cost percentage-of-completion method. As a result, revisions in revenues and profit estimates are reflected in the period in which the conditions that require such revisions become known and are estimable. The risks inherent in long-term fixed price contracts include the difficulty of forecasting costs and schedules, contract revenues that are related to performance in accordance with contract specifications and potential for component obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce the Company's profitability or cause a loss. Although the Company believes that adequate provision for its fixed price contracts is reflected in its financial statements, no assurance can be given that this provision is adequate or that losses on fixed price and time-and-material contracts will not occur in the future.

    Backlog

         The Company's backlog represents orders under contracts which are primarily with the Government. The Government enjoys broad rights to unilaterally modify or terminate such contracts. Accordingly, most of the Company's backlog is subject to modification and termination at the Government's will. There can be no assurance that the Company's backlog will become revenues in any particular period or at all. Further, there can be no assurance that the margins on any contract included in backlog that does become revenue will be profitable.

    Competition

         The communications equipment industry for defense applications and as a whole is highly competitive. Declining defense budgets and increasing pressures for cost reductions have precipitated a major consolidation in the defense industry. The DoD's increased use of commercial off-the-shelf products and components in military equipment is expected to increase the entrance of new competitors. In addition, consolidation has resulted in delays in contract funding or awards and significant predatory pricing pressures associated with increased competition and reduced funding. The Company expects that the emergence of merchant suppliers will increase competition for OEM business. The Company's ability to compete for defense contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the Government customer and its readiness in facilities, equipment and personnel to undertake the programs for which it competes. In some instances, programs are sole source or work directed by the Government to a single supplier. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the Government should choose to reopen the particular program to competition. Many of the Company's competitors are larger and have substantially greater financial and other resources than the Company. See "Business--Competition".

    Ownership of Holdings and the Company

         The Lehman Partnership owns a majority of the outstanding voting stock of Holdings, which owns all of the outstanding common stock of the Company. By virtue of such ownership, the Lehman Partnership has the power to direct the affairs of the Company and is able to determine the outcome of substantially all matters required to be submitted to stockholders for approval, including the election of a majority of the Company's directors and, except to the extent otherwise required by law, amendment of the Company's Certificate of Incorporation. See "The Transaction" and "Ownership of Capital Stock".

    Subordination

         The Company's obligations under the Notes are subordinate and junior in right of payment to all existing and future Senior Debt of the Company. As of June 30, 1997, on a pro forma basis after giving effect to the Transaction, the Company would have had approximately $400 million of indebtedness outstanding, of which $175 million would have been Senior Debt (excluding letters of credit). Additional Senior Debt may be incurred by the Company from time to time, subject to certain restrictions. By reason of such subordination, in the event of an insolvency, liquidation, or other reorganization of the Company, the lenders under the Senior Credit Facilities and other creditors who are holders of Senior Debt must be paid in full before the holders of the Notes may be paid; accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to the Notes if a default exists with respect to certain Senior Debt. See "Description of the Exchange Notes-- Subordination".

    Restrictions Imposed by the Senior Credit Facilities and the Indenture

         The Senior Credit Facilities and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the Senior Credit Facilities also require the Company to maintain compliance with certain financial ratios, including total EBITDA to total interest expense and total debt to total EBITDA, and limit capital expenditures by the Company. The ability of the Company to comply with such ratios and limits may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios or limits could result in a default under the Senior Credit Facilities. In the event of any such default, the lenders under the Senior Credit Facilities could elect to declare all borrowings outstanding under the Senior Credit Facilities, together with accrued interest and other fees, to be due and payable, to require the Company to apply all of its available cash to repay such borrowings or to prevent the Company from making debt service payments on the Notes, any of which would be an Event of Default under the Notes. If the Company were unable to repay any such borrowings when due, the lenders could proceed against their collateral. In connection with the Senior Credit Facilities, the Company has granted the lenders thereunder a first priority lien on substantially all of its assets. The lenders under the Senior Credit Facilities will also have a first priority security interest in all of the capital stock of the Company and its subsidiaries. If the indebtedness under the Senior Credit Facilities or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of the Exchange Notes" and "Description of Senior Credit Facilities".

    Fraudulent Conveyance

         The Old Notes were incurred to finance the acquisition of the Businesses from Lockheed Martin. Management believes that the indebtedness of the Company represented by the Senior Credit Facilities and the Notes were incurred for proper purposes and in good faith, and that, based on present forecasts and other financial information, after the consummation of the Transaction and the issuance of the Notes, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding management's belief, however, under federal and state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonable small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's obligations to the Holders of the Exchange Notes, the effect of which would be that the Holders of the Exchange Notes might not be repaid in full and/or (ii) subordinate the Company's obligations to the Holders of the Exchange Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to which the Exchange Notes were not previously subordinated to be paid in full before any payment could be made on the Exchange Notes. See "--Substantial Leverage" above.


    Limitation on Change of Control

         The Indenture provides that, upon the occurrence of a Change of Control of the Company or Holdings, the Company will make an offer to purchase all of the Exchange Notes at a price in cash equal to 101% of the aggregate principal amount thereof together with accrued and unpaid interest to the date of purchase. The Senior Credit Facilities currently prohibit the Company from repurchasing any Exchange Notes except with the proceeds of one or more Equity Offerings. The Senior Credit Facilities also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control event occurs at a time when the Company is prohibited from purchasing the Exchange Notes, or if the Company is required to make a Net Proceeds Offer (as defined) pursuant to the terms of the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to make such an offer or to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions in the Indenture would likely restrict payments to the holders of the Exchange Notes. Finally, the Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company. See "Description of the Exchange Notes--Repurchase at the Option of Holders -- Change of Control".

    Forward Looking Statements

         This Prospectus contains forward looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the likelihood of the Company's success in operating as an independent company and developing and expanding its business and the realization of sales from backlog. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's future results. All such forward looking statements are qualified by reference to matters discussed under this section entitled "Risk Factors".

                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

         The net proceeds received by the Company from the Offering of the Old Notes, approximately $217.3 million after deducting discounts and estimated fees and expenses, together with the borrowings under the Senior Credit Facilities, were used to pay, in part, the cash portion of the purchase price of the Acquisition and pay related fees and expenses.



                                  CAPITALIZATION

         The following table sets forth the capitalization of L-3 at June 30, 1997.

                                                         June 30, 1997
                                                       -----------------
                                                        ($ in millions)

    Revolving Credit Facility<F1> . . . . . .                  --
    Term Loan Facilities  . . . . . . . . . .              $174.0
    10 3/8% Senior Subordinated Notes
      due 2007  . . . . . . . . . . . . . . .               225.0
                                                           ------
       Total Debt   . . . . . . . . . . . . .               399.0
    Shareholders' Equity Capital
       Common Stock . . . . . . . . . . . . .               125.0
       Retained Earnings  . . . . . . . . . .                 3.1
       Deemed Distribution<F2>. . . . . . . .                (7.5)
                                                           ------
          Total Capitalization  . . . . . . .              $519.6
                                                           ======
__________________________

<F1> Availability of up to $100 million, none of which was drawn at
     Closing other than letters of credit, which were less than $10 million.
<F2> Reflects the "Push Down" of Holdings' basis of its investment in the
     Company. The Acquisition was accounted for by Holdings as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16. However, as a result of the 34.9% ownership retained by Lockheed Martin, the provisions of the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions" ("EITF 88-16"), is applied in connection with the allocation of purchase price to the acquired net assets. The application of the provisions of EITF 88-16 results in recording net assets acquired at approximately 34.9% of Lockheed Martin's carrying values plus 65.1% of fair value and the recording of a deemed distribution, estimated to be approximately $7.5 million.


    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS

         The following unaudited pro forma financial information gives effect to (i) the purchase of the Businesses by Holdings and the Company, (ii) the transfer of certain other assets and liabilities to the Company by Lockheed Martin, (iii) the Financing, (iv) the initial capitalization of the Company and (v) the "push down" of Holdings' basis of its investment in the Company. The unaudited pro forma condensed consolidated statement of operations assumes the transactions occurred as of January 1, 1996.
    The pro forma financial information is based on the historical consolidated (combined) financial statements of the Company for the six months ended June 30, 1997 (which include the historical combined financial statements of the Lockheed Martin Predecessor Businesses for the three months ended March 31, 1997), and the year ended December 31, 1996 (which include the results of the Loral Acquired Businesses for the nine months ended December 31, 1996), and the Loral Acquired Businesses for the three months ended March 31, 1996 using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated (combined) financial statements.

         The pro forma adjustments are based upon preliminary estimates. Actual adjustments will be based on final appraisals and other analyses of fair values and adjustment of the final purchase price. Changes between preliminary and financial allocations for the valuation of contracts in process inventories, pension liabilities, fixed assets and deferred taxes could be material. The pro forma statement of operations does not reflect any costs savings that management believes would have resulted had the transactions occurred on January 1, 1996. The pro forma financial information should be read in conjunction with the unaudited interim condensed consolidated (combined) financial statements of the Company as of June 30, 1997 and for the six month period ended June 30, 1997 and the audited combined financial statements as of December 31, 1996, and for the year ended December 31, 1996 of the Businesses. The pro forma data may not be indicative of the results that actually would have occurred had the transactions been in effect on the dates indicated or results that may be obtained in the future.

     Unaudited Pro Forma Condensed Consolidated Statement of Operations Data


                                 Six Months Ended June 30, 1997                            Year Ended December 31, 1996
                     ------------------------------------------------------  -----------------------------------------------------
                      The Company    Lockheed                                  Lockheed
                     Three Months      Martin                                    Martin        Loral
                         Ended      Predecessor                               Predecessor    Acquired
                       June 30,     Businesses     Pro forma     Pro forma    Businesses    Businesses    Pro forma    Pro forma
                         1997          <F1>       Adjustments  Consolidated      <F1>          <F1>      Adjustments  Consolidated
                      -----------   -----------   -----------  ------------   -----------   -----------  -----------  ------------
                                                                     ($ in millions)

Statement of
 Operations Data:
Sales . . . . . . .    $168.0        $158.9      $  --           $326.9        $543.1        $132.2      $  --            $675.3
Cost of sales . . .     152.9         151.0       (1.0)<F3><F5>   302.9         499.4         124.4       (4.5)<F3><F5>    619.3
                       ------        ------      -----           ------        ------        ------      -----            ------
  Operating income       15.1           7.9        1.0             24.0          43.7           7.8        4.5              56.0
 Interest expense  .     10.0           8.4        1.3 <F2>        19.7          24.2           4.4      (12.0)<F2>         40.6
                       ------        ------      -----           ------        ------        ------      -----            ------
  Earnings
    (loss) before
    income taxes   .      5.1           (.5)       (.3)              4.3         19.5           3.4       (7.5)             15.4
 Income tax expense
   (benefit) . . . .      2.0           (.2)       (.1)<F4>          1.7          7.8           1.3       (3.0)<F4>          6.1
                       ------        ------      -----            ------       ------        ------      -----            ------
  Net earnings
   (loss)   . . . .    $  3.1        $  (.3)       (.2)              2.6       $ 11.7        $  2.1      $(4.5)           $  9.3
                       ======        ======      =====            ======       ======        ======      =====            ======





                  See notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Statements.

     Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

         The following facts and assumptions were used in determining the pro forma effect of the Transaction.

<F1> Holdings and Lockheed Martin entered into a Transaction Agreement dated as of March 28, 1997 ("Transaction Agreement") whereby
     Holdings acquired effective April 1, 1997 substantially all of the assets and certain liabilities of ten business units of Lockheed Martin that comprise the Company's Secured Communication Systems and Specialized Communication Products businesses. As a result of the Acquisition, Lockheed Martin, the Lehman Partnership and Senior Management own 34.9%, 50.1% and 15.0% of common equity, respectively, of Holdings, the sole stockholder of the Company. The purchase price of $525.0 million comprised $479.8 million of cash and $45.2 million of Holdings' common equity retained by Lockheed Martin. The cash portion of the purchase price is subject to certain agreed upon adjustments and other adjustments based upon the closing tangible net asset value as defined in the Transaction Agreement.
     For purposes of the pro forma financial information, a reduction in the purchase price of $20.0 million has been assumed pursuant to the Transaction Agreement. Costs related to the Transaction are estimated to approximate $20.0 million of which $14.0 million is related to the Financing and is included in other assets. Holdings and the Company had no operations until the consummation of the acquisition; accordingly, the pro forma financial statements reflect the combined statement of operations of the Lockheed Martin Predecessor Businesses for the three month period ended March 31, 1997 and for the year ended December 31, 1996 and the combined statement of operations of the Loral Acquired Businesses for the three months ended March 31, 1996.

<F2> The Acquisition was financed with the proceeds of $175 million of
     Term Loan Facilities, $225 million of Exchange Notes and capital contributions of $125 million, including the $45.2 million retained by Lockheed Martin. Prior to April 1, 1997, interest expense was allocated to the Lockheed Martin Predecessor Businesses from Lockheed Martin. The pro forma statement of operations reflects the elimination of allocated interest expense of $8.4 million for the three months ended March 31, 1997 and $28.6 million for the year ended December 31, 1996 and the following additional adjustments to interest expense.

                                              Three Months
                                                  Ended         Year Ended
                                                March 31,       December 31,
                                                  1977             1996
                                             --------------    --------------
                                             ($ in millions)


    Interest on Notes (10.375% on $225
      million). . . . . . . . . . . . . .        $ 5.8             $23.3
    Interest on borrowings under the
      Senior Credit Facilities (8.40% on
      $175 million) . . . . . . . . . . .          3.7              14.7
    Commitment fee of 0.50% on unused
      Revolving Credit Facility . . . . .           .1                .5
    Amortization of deferred financing
      costs . . . . . . . . . . . . . . .           .6               2.1
                                                  ----              ----
                                                 $10.2             $40.6
                                                 =====             =====

<F3>  The estimated excess of purchase price over net assets acquired of
      $297.9 million is being amortized over 40 years resulting in a pro forma charge of $7.7 million for 1996 and $1.9 million for the three months ended March 31, 1997. Further, the pro forma balance sheet includes the elimination of $280.1 million of intangibles, primarily cost in excess of net assets acquired, included in the Lockheed Martin Predecessor historical balance sheet, and the pro forma statement of operations includes the elimination of $10.1 million and $2.7 million for 1996 and the three months ended March
      31, 1997, respectively, of related amortization expense. The preliminary purchase price allocation includes an estimated $4.4 million adjustment relating to a reduction of contracts in process resulting from valuing acquired contracts in process at contract price, less the estimated cost to complete and an allowance for normal profit margin on the Company's effort to complete such contracts. In addition, contracts in process include an estimated increase of $3.0 million related to valuing certain commercial finished goods inventory at their fair values. The non-recurring changes to income in 1996 resulting from the above-mentioned adjustments are not material to the pro forma statement of operations.

<F4>  A combined statutory (federal and state) tax rate of 41% was assumed on the pro forma adjustments.


<F5>  In connection with the Acquisition, Lockheed Martin also transferred the assets and liabilities of a microwave semiconductor product line, a building to be used by one of the acquired divisions, and certain leasehold improvements. No adjustment has been made to the pro forma statement of operations for the effect of these transfers because they are not material. In addition, L-3 has agreed to assume the assets and liabilities of certain defined benefit pension plans and a liability for retiree medical and life insurance for certain employees. The pro forma statement of operations for the six months ended June 30, 1997 (for the three months ended March 31, 1997) and the year ended December 31, 1996 includes a net reduction to costs and expenses of $.6 million and $2.5 million, respectively, to record estimated pension cost on a separate company basis net of the reversal of the allocated pension cost included in the historical financial statements. No such adjustment has been made to the pro forma statement of operations for retiree medical and life insurance benefits because the estimated expense of those benefits on a separate company basis approximates the cost included in the historical financial statements.

                          SELECTED FINANCIAL INFORMATION

          The following unaudited selected consolidated (combined) financial data as of June 30, 1997 and for the six month periods then ended June
    30, 1997 and 1996 have been derived from, and should be read in conjunction with, the unaudited interim condensed consolidated (combined) financial statements of the Company and footnotes thereto as of June 30, 1997 included elsewhere herein.

          The following selected combined financial data as of March 31, 1997 and for the three months ended March 31, 1997 and as of December
    31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 have been derived from, and should be read in conjunction with, the audited Combined Financial Statements of the Businesses and footnotes thereto included elsewhere herein. The combined selected financial data for the three month periods ended March 31, 1996 have been derived from, and should be read in conjunction with, the unaudited Combined Financial Statements of the Businesses and footnotes thereto included elsewhere herein. In the opinion of the management, the unaudited combined financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the information contained therein. Results for the interim periods are not necessarily indicative of the results to be expected for the entire year.

          The unaudited selected combined financial data for the three month period ended March 31, 1996 and as of December 31, 1994 and 1993, March 31, 1993 and December 31, 1992 for balance sheet data and the nine months ended December 31, 1993, the three months ended March 31, 1993 and the year ended December 31, 1992 for statement of operations data have been derived from the unaudited financial statements of Communication Systems -- Camden. In the opinion of the Businesses' management, such unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Communication Systems -- Camden, also referred to as Lockheed Martin Communication Systems Division in the Lockheed Martin Predecessor Financial Statements, as of the dates and periods indicated. These selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the condensed consolidated (combined) financial statements of the Company and the Combined Financial Statements of the Lockheed Martin Predecessor Businesses and the Loral Acquired Businesses included elsewhere herein.

                                           Six Months Ended June 30, 1997
                                          --------------------------------
                                                                                                   For the Three
                                                     Three Months                                      Months
                                                        Ended                   Six Months         Ended March 31,
                                          --------------------------------         Ended        --------------------
                                           June 30, 1997    March 31, 1997     June 30, 1996      1997     1996<F2>
                                          ---------------   --------------     -------------    --------  ----------
                                                                 ($ in millions)

Statement of Operations Data:                              |
Sales . . . . . . . . . . . . . . . . . .       $168.0     |    $158.9             $206.4        $158.9      $ 41.2
Operating income  . . . . . . . . . . . .         15.1     |       7.9               10.9           7.9         1.7
Interest expense <F4> . . . . . . . . . . .       10.0     |       8.4                9.4           8.4         2.0
Provision (benefit) for income taxes<F4>.          2.0     |       (.2)               1.3           (.2)         .2
Net earnings (loss) . . . . . . . . . . .          3.1     |       (.3)                .2           (.3)        (.5)
                                                           |
Other Data:                                                |
EBITDA<F5>  . . . . . . . . . . . . . . .       $ 22.3     |    $ 15.1          $ 21.2        $ 15.1         $  4.8
Depreciation expense  . . . . . . . . . .          4.5     |       4.5             5.8            4.5            1.2
Amortization expense  . . . . . . . . . .          2.7     |       2.7             4.5            2.7            1.9
Capital expenditures  . . . . . . . . . .          3.1     |       4.3             4.7            4.3             .4
Ratio of earnings to fixed charges  . . .          1.47x   |      <F6>            1.02x           <F6>            <F6>
Cash from (used in) operating activities.         32.9     |     (16.3)          (29.4)         (16.3)          10.2
Cash from (used in) investing activities.       (473.6)    |      (4.3)         (292.0)          (4.3)           (.4)
Cash from (used in) financing activities.        463.3     |      20.6           321.4           20.6           (9.8)
                                                           |
Balance Sheet Data:                                        |
Working capital . . . . . . . . . . . . .       $117.6     |    $121.4             N/A         $121.4            N/A
Total assets  . . . . . . . . . . . . . .        680.9     |     608.5             N/A          608.5            N/A
Invested equity . . . . . . . . . . . . .           --     |     493.9             N/A          493.9            N/A
Shareholders' equity. . . . . . . . . . .        120.6     |        --             N/A            --             N/A


                                                                             Years Ended December 31,
                                               ----------------------------------------------------------------------------------
                                                                                                    1993
                                                                                      ------------------------------
                                                                                        Nine Months     Three Months
                                                                                           Ended           Ended
                                                 1996<F1>     1995<F2>     1994<F2>     Dec. 31<F2>     March 31<F3>     1992<F3>
                                               ----------   ----------   ----------   -------------   ---------------  ----------
                                                                                  ($ in millions)
Statement of Operations Data:                                                                        |
Sales . . . . . . . . . . . . . . . . . . . .     $543.1       $166.8       $218.9        $200.0     |     $67.8          $368.5
Operating income  . . . . . . . . . . . . . .       43.7          4.7          8.4          12.4     |       5.1            49.3
Interest expense<F4>  . . . . . . . . . . . .       24.2          4.5          5.5           4.1     |        --              --
Provision (benefit) for income taxes<F4>. . .        7.8          1.2          2.3           3.8     |       2.0            19.8
Net earnings (loss) . . . . . . . . . . . . .       11.7         (1.0)         0.6           4.5     |       3.1            29.5
                                                                                                     |
Other Data:                                                                                          |
EBITDA<F4>  . . . . . . . . . . . . . . . . .     $ 68.7       $ 16.2       $ 19.9        $ 23.4     |     $ 7.0          $ 58.5
Depreciation expense  . . . . . . . . . . . .       14.9          5.5          5.4           6.1     |       1.8             8.9
Amortization expense  . . . . . . . . . . . .       10.1          6.1          6.1           4.9     |       0.1             0.3
Capital expenditures  . . . . . . . . . . . .       13.5          5.5          3.7           2.6     |       0.8             3.9
Ratio of earnings to fixed charges  . . . . .       1.72x        1.03x        1.40x          N/A     |       N/A             N/A
Cash from (used in) operating activities  . .       40.0          9.4         21.8           N/A     |       N/A             N/A
Cash from (used in) investing activities  . .     (298.2)        (5.5)        (3.7)          N/A     |       N/A             N/A
Cash from (used in) financing activities  . .      267.3         (3.8)       (18.1)          N/A     |       N/A             N/A
                                                                                                     |
Balance Sheet Data:                                                                                  |
Working capital . . . . . . . . . . . . . . .     $ 98.8       $ 21.1       $ 19.3        $ 24.7     |     $22.8          $ 35.8
Total assets  . . . . . . . . . . . . . . . .      593.3        228.5        233.3         241.7     |      93.5           105.1
Invested equity . . . . . . . . . . . . . . .      473.6        194.7        199.5         202.0     |      59.9            72.8
Shareholders' equity. . . . . . . . . . . . .         --           --           --            --     |        --
                                                                                                     |

____________________
[FN]
<F1>   Reflects ownership of Loral's Communication Systems -- Salt Lake and Specialized Communication Products businesses commencing
       April 1, 1996.
<F2>   Reflects ownership of Communication Systems -- Camden by Lockheed
       Martin commencing April 1, 1993.
<F3>   Reflects ownership of Communication Systems -- Camden by GE
       Aerospace for the periods indicated. The amounts shown herein include only those amounts as reflected in the financial records of Communication Systems -- Camden.
<F4>   For periods prior to April 1, 1997, interest expense and income tax
       (benefit) provision were allocated from Lockheed Martin.
<F5>   EBITDA is defined as income before deducting interest expense, income taxes, depreciation and amortization. EBITDA is not a substitute for operating income, net earnings and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because certain debt covenants of L-3 utilize EBITDA to measure compliance with such covenants.
<F6>   For the three months ended March 31, 1997 and 1996, earnings were insufficient to cover fixed charges by $.5 million and $.4 million, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    General

          The Company is a supplier of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems commercial fixed wireless communication products, microwave components, avionic displays and recorders and instruments products. The Company's customers include the Department of Defense, selected U.S. government intelligence agencies, major aerospace/ defense prime contractors and commercial customers. The Company operates primarily in one industry segment, electronic components and systems.

          Substantially all the Company's products are sold to agencies of the U.S. Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof.
    All domestic government contracts and subcontracts of the Businesses are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multi-year
    U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

          The decline in the U.S. defense budget since the mid 1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Company's programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Company are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

          In response to the decline in the defense budget, the DoD has focused its resources on enhancing its military readiness, joint operations and multiple mission capabilities and on incorporating advanced electronics to improve performance, reduce operating costs and extend life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow. According to Federal Sources, an independent private consulting group, the U.S. defense budget for command, control, communications and intelligence ("C3I") is projected to increase at a compound annual growth rate of 5.8% through 2002. Management believes that L-3 will benefit from this growth due to its substantial position in the markets for secure communication systems, antenna systems, display systems, microwave components and other related areas.


                                                          Six Months Ended June 30, 1997
                                                  -----------------------------------------------
                                                  Three Months     Three Months                       Six Months
                                                      Ended            Ended                            Ended
                                                     June 30,         March 31,        Combined        June 30,
                                                      1997             1997           Six Months         1996
                                                  -------------    -------------    -------------    ------------


    Statement of Operations Data:
    Sales . . . . . . . . . . . . . . . . . . .      $168.0     |     $158.9           $326.9           $206.4
    Cost of sales . . . . . . . . . . . . . . .       152.9     |      151.0            303.9            195.5
                                                      -----     |      -----            -----            -----
     Operating income   . . . . . . . . . . . .        15.1     |        7.9             23.0             10.9
    Allocated interest expense  . . . . . . . .        10.0     |        8.4             18.4              9.4
                                                      -----     |      -----            -----            -----
     Income (loss) before income taxes  . . . .         5.1     |        <.5>             4.6              1.5
    Income taxes (benefit)  . . . . . . . . . .         2.0     |        <.2>             1.8              1.3
                                                      -----     |      -----            -----            -----
     Net earnings (loss)  . . . . . . . . . . .      $  3.1     |     $  <.3>          $  2.8           $   .2
                                                      =====     |      =====            =====            =====




                                                  Three Months Ended
                                                       March 31,        Years Ended December 31,
                                                  ------------------  ----------------------------
                                                    1997      1996      1996      1995      1994
                                                  --------  --------  --------  --------  --------
                                                                  ($ in millions)

    Statement of Operations Data:
    Sales . . . . . . . . . . . . . . . . . . .    $158.9    $ 41.2    $543.1    $166.8    $218.9
    Cost of sales . . . . . . . . . . . . . . .     151.0      39.5     499.4     162.1     210.5
                                                    -----     -----     -----     -----     -----
     Operating income   . . . . . . . . . . . .       7.9       1.7      43.7       4.7       8.4
    Allocated interest expense  . . . . . . . .       8.4       2.0      24.2       4.5       5.5
                                                    -----     -----     -----     -----     -----
     Income (loss) before income taxes  . . . .       (.5)      (.3)     19.5       0.2       2.9
    Income taxes (benefit)  . . . . . . . . . .       (.2)       .2       7.8       1.2       2.3
                                                    -----     -----     -----     -----     -----
     Net earnings (loss)  . . . . . . . . . . .    $  (.3)   $  (.5)   $ 11.7    $ (1.0)   $  0.6
                                                    =====     =====     =====     =====     =====


    Results of Operations

          The Company's financial statements reflect operations since the effective date of the acquisition (April 1, 1997); accordingly comparisons for the six months ended June 30, 1997 to the prior period of the Predecessor Company are not meaningful. To facilitate meaningful comparisons of the operating results of the periods set forth below, the results of operations for the six months June 30, 1997 were obtained by combining, without adjustment, the results of operations of the Predecessor Company for the period January 1, 1997 through March 31, 1997 and the Company for the period April 1, 1997 through June 30, 1997. The results of operations for the six months ended June 30, 1996 represent the results of operations of the Predecessor Company. Interest expense and income taxes expense for the periods are not comparable and the impact of interest expense and income taxes expense on the Company is discussed below. See the columns denoted "Predecessor Company" and "The Company," representing the predecessor periods and successor periods, respectively, in the statements of operations and cash flows for the periods included in this report.

          The results of operations of the Predecessor Company for the three months ended March 31, 1997 and the six months ended June 30, 1996, include certain costs and expenses allocated by Lockheed Martin for corporate office expenses based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors. Interest expense was allocated based on Lockheed Martin's actual weighted average consolidated interest rate applied to the portion of the beginning of the year invested equity deemed to be financed by consolidated debt based on Lockheed Martin's debt to equity ratio on such date. The provision/benefit for income taxes was allocated to the Predecessor Company as if they were separate taxpayers, calculated by applying statutory rates to reported pre-tax income after considering items that do not enter into the determination of taxable income and tax credits related to the Predecessor Company. Also pension and post employment benefit costs were allocated based on employee headcount. Accordingly, the results of operations and financial position hereinafter of the Predecessor Company discussed may not be the same as would have occurred had the Predecessor Company been an independent entity.

    As an independent entity, actual corporate office expense are expected to be about 10% to 20% or approximately $1 million to $2 million less than corporate office expense allocated to the Businesses by Lockheed Martin and Loral. Actuarial studies are being prepared regarding stand alone employee benefit costs; however, the Company believes that such costs will not vary materially from historical predecessor amounts. The ultimate impact of the aforementioned items on the Company's future results of operations will be mitigated due to the cost-plus nature of certain of the Company's government contracts which comprised approximately 42% of the 1996 pro forma sales. For the anticipated impact of interest and income taxes on a stand-alone basis, refer to pro forma financial information included elsewhere herein.

    Three Months Ended June 30, 1997 and June 30, 1996

          The following table sets forth selected income statement data for the Company and the Predecessor Company for the periods indicated:


                                                                     Predecessor
                                                The Company            Company
                                               -------------        -------------
                                               Three Months         Three Months
                                                   Ended                Ended
                                               June 30, 1997        June 30, 1996
                                               -------------        -------------
                                                      (Dollars in thousands)

    Sales . . . . . . . . . . . . . . . . . .     $168,030             $165,294
    Cost and expenses . . . . . . . . . . . .      152,909              156,040
                                                  --------             --------

    Operating income  . . . . . . . . . . . .       15,121                9,254
    Interest expense  . . . . . . . . . . . .        9,970                7,386
                                                  --------             --------

    Income before income taxes  . . . . . . .        5,151                1,868
    Income taxes  . . . . . . . . . . . . . .        2,060                1,131
                                                  --------             --------

    Net income  . . . . . . . . . . . . . . .     $  3,091             $    737
                                                  ========             ========


          Sales for the quarter ended June 30, 1997 increased to $168.0 million from $165.3 million for the quarter ended June 30, 1996 (the "prior year period"). Operating income increased to $15.1 million compared with $9.3 million in the prior year period. Net income increased to $3.1 million compared to $0.7 million in the prior year period.

          The sales increase was attributable to increased volume on sales of the E2-C Trac-A antenna program, microwave components and Common High-bandwidth Data Link (CHBDL) systems; partially offset by lower volume on expendable countermeasures and U-2 Support program.

          Operating income as a percentage of sales increased to 9.0% in the quarter ended June 30, 1997 compared to 5.6% in the prior year period. The increase is largely attributable to the improved operating margins in the Telemetry product lines, increased sales volume on higher-margin microwave components and the favorable impact of the Avionics product lines discontinued in the prior year.

          Interest expense is not comparable to prior year period as a result of the financing related to the Acquisition. Interest expense for the Company for the quarter ended June 30, 1997 was $10.0 million. Interest expense for the three months ended June 30, 1996, represents an allocation of Lockheed Martin's interest expense to the Predecessor Company.

          The effective income tax rate for the Company for the quarter ended June 30, 1997 was 40% reflecting the estimated effective income tax rate for the full year ended December 31, 1997. In the prior year period, the effective income tax rate of the Predecessor Company was significantly impacted by amortization of costs in excess of net assets acquired, which were not deductible for income tax purposes.

    Six Months Ended June 30, 1997 and June 30, 1996

          The following table sets forth selected income statement data for the Company and the Predecessor Company for the periods indicated.


                                                                Predecessor                        Predecessor
                                               The Company        Company                            Company
                                              -------------    -------------                      -------------
                                                                                   Combined
                                              Three Months      Three Months      Six Months       Six Months
                                                 Ended             Ended             Ended            Ended
                                              June 30, 1997    March 31, 1997    June 30, 1997    June 30, 1996
                                              -------------    --------------    -------------    -------------
                                                                    (Dollars in thousands)

    Sales . . . . . . . . . . . . . . . . .      $168,030          $158,873         $326,903         $206,447
    Cost and expenses . . . . . . . . . . .       152,909           150,937          303,846          195,517
                                                 --------          --------         --------         --------

    Operating income  . . . . . . . . . . .        15,121             7,936           23,057           10,930
    Interest expense  . . . . . . . . . . .         9,970             8,441           18,411            9,414
                                                 --------          --------         --------         --------

    Income (loss) before income taxes . . .         5,151              (505)           4,646            1,516
    Income taxes  . . . . . . . . . . . . .         2,060              (247)           1,813            1,276
                                                 --------          --------         --------         --------

    Net income (loss) . . . . . . . . . . .      $  3,091             ($258)        $  2,833         $    240
                                                 ========          ========         ========         ========


          Sales for the six months ended June 30, 1997 increased to $326.9 million from $206.5 million for the six months ended June 30, 1996 (the "prior year period"). Operating income increased to $23.1 million from $10.9 million in the prior year period. Net income increased to $2.8 million from $0.2 million in the prior year period.

          The sales increase was attributable primarily to the sales of the Loral Acquired Businesses which contributed $248.0 million for the six months ended June 30, 1997 compared to $126.2 in the prior year period. The acquisition of the Loral Acquired Businesses was effective April 1, 1996. Sales of Communication Systems - Camden decreased by $1.3 million to $78.9 million compared to prior year period.

          Operating income as a percentage of sales increased to 7.1% in the six months ended June 30, 1997 compared to 5.3% in the prior year period. The increase in operating income also was largely attributable to the Loral Acquired Businesses, which contributed operating income of $23.8 million for the six months ended June 30, 1997 compared to $7.8 million in the prior year period. Communication Systems - Camden's operating income for the period compared to prior year decreased by $4.0 million to a $0.8 million operating loss, primarily due to increased costs on the Space Station, Baseband and ADODSM programs.

          Interest expense is not comparable to prior year period as a result of the financing related to the Acquisition. Interest expense for the Company for the three months ended June 30, 1997 was $10.0 million. Interest expense for the six months ended June 30, 1996, represents an allocation of Lockheed Martin's interest expense to the Predecessor Company.

          The effective income tax rate of the Company for the quarter ended June 30, 1997 was 40%, reflecting the estimated effective income tax rate for the full year ended December 31, 1997. In the prior year period, the effective income tax rate of the Predecessor Company was significantly impacted by amortization of costs in excess of net assets acquired, which were not deductible for income tax purposes.

          Three Months Ended March 31, 1997 Compared With Three Months Ended March 31, 1996

          The following table sets forth selected income statement data for the Predecessor Company for the periods indicated.

                                                  Predecessor Company
                                                 ---------------------
                                                  Three Months Ended
                                                 ---------------------
                                                 March 31,   March 31,
                                                    1997        1996
                                                 ---------   ---------
                                                    ($ in millions)

    Sales . . . . . . . . . . . . . . . . .       $158.9      $ 41.2
    Cost of expenses. . . . . . . . . . . .        151.0        39.5
                                                   -----      ------
    Operating income  . . . . . . . . . . .          7.9         1.7
    Allocated interest expense  . . . . . .          8.4         2.0
                                                   -----       -----
    Income before income taxes  . . . . . .          (.5)        (.3)
    Allocated income taxes. . . . . . . . .          (.2)         .2
                                                   -----       -----
     Net income . . . . . . . . . . . . . .       $  (.3)     $  (.5)
                                                  ======      ======


          Sales for the three months ended March 31, 1997 (the "1997 period") increased to $158.9 million from $41.2 million for the three months ended March 31, 1996 (the "1996 period"). Operating income in the 1997 period increased to $7.9 million compared with $1.7 million in the 1996 period. Net loss decreased to $.3 million from $.5 million. The Loral Acquired Business contributed $3.3 million in net earnings for the 1997 period, offset by net loss of $3.6 million in Communications Systems -- Camden.

          The sales increases was attributable to the Loral Acquired Businesses which contributed $119.8 million of the increase. Sales of Communications Systems -- Camden decreased by $2.1 million compared to the 1996 period primarily due to lower volume on the SIGINT production and Secure Terminal Equipment (STE) development programs.

          The increase in operating income also was largely attributable to the Loral Acquired Business, which contributed $10.7 million of the increase. Communication Systems - Camden's 1996 operating income for the 1997 period decreased by $4.4 million to a $2.8 million operating loss for the 1997 period, primarily due to increased costs on the Space Station, Baseband and AMODSM programs.

          Operating income as a percentage of sales increased to 5.0% in the 1997 period compared to 4.1% in the 1996 period. The increase is attributable to higher margins and operating improvements in the Loral Acquired Businesses with operating income as a percentage of sales of 8.9%, offset by negative margins in Communications Systems -- Camden.

          Allocated interest expense increased to $8.4 million from $2.0 million due primarily to the acquisition of the Loral Acquired Businesses, which was assumed to be fully financed by debt, coupled with a higher debt-to-equity ratio used in the allocation for Communications Systems -- Camden.

          Year Ended December 31, 1996 Compared with Year Ended December 31,
    1995

          The following table sets forth selected income statement data for the Predecessor Company for the periods indicated.

                                                     Predecessor Company
                                                 ---------------------------
                                                          Year Ended
                                                 ---------------------------
                                                 December 31,   December 31,
                                                     1996           1995
                                                 ------------   ------------
                                                       ($ in millions)

    Sales . . . . . . . . . . . . . . . . .        $543.1         $166.8
    Cost and expenses . . . . . . . . . . .         499.4          162.1
                                                    -----         ------
    Operating income  . . . . . . . . . . .          43.7            4.7
    Allocated interest expense  . . . . . .          24.2            4.5
                                                    -----          -----
    Income before taxes . . . . . . . . . .          19.5             .2
    Allocated income taxes  . . . . . . . .           7.8            1.2
                                                    -----          -----
     Net income . . . . . . . . . . . . . .        $ 11.7         $ (1.0)
                                                   ======         ======


          During 1996, sales increased to $543.1 million from $166.8 million in the prior year. Operating income increased to $43.7 million compared with $4.7 million in the prior year. Net earnings increased to $11.7 million compared to a loss of $1.0 million in the prior year. The Loral Acquired Businesses contributed $13.6 million to 1996 net earnings.

          The sales increase was attributed to the sales of the Loral
    Acquired Businesses which contributed $381.1 million of the increase. Sales of Communication Systems -- Camden decreased by $4.8 million compared to 1995 primarily due to lower volume on Aegis power supplies and SIGINT system production, partially offset by Local Management Device/Key Processor ("LMD/KP") production startup.

          The increase in operating income also was largely attributable to the Loral Acquired Businesses, which contributed $36.9 million of the increase. Communication Systems -- Camden operating income increased $2.2 million primarily due to improved operating performance on the Shipboard Telephone Communications ("STC-2") program partially offset by increased costs on the Space Station contract. As a percentage of sales, operating income increased to 8.0% from 2.8%. This increase is attributable to the improvement in Communication Systems -- Camden noted above, higher margins and operating improvements in the Loral Acquired Businesses.

          Allocated interest expense increased to $24.2 million from $4.5 million in the prior year due primarily to the acquisition of the Loral Acquired Businesses, which was assumed to be fully financed by debt, coupled with a higher debt-to-equity ratio used in the allocation for Communication Systems -- Camden.

          The effective income tax rate declined to 40% as compared to 681% in the prior year. The 1995 effective rate was significantly impacted by amortization of costs in excess of net assets acquired, which is not deductible for income tax purposes. As a percentage of income subject to tax, such amortization declined significantly in 1996.

          Year Ended December 31, 1995 Compared with Year Ended December 31,
    1994

          The following table sets forth selected income statement data for the Predecessor Company for the periods indicated.

                                                     Predecessor Company
                                                 ---------------------------
                                                          Year Ended
                                                 ---------------------------
                                                 December 31,   December 31,
                                                     1995           1994
                                                 ------------   ------------
                                                       ($ in millions)

    Sales . . . . . . . . . . . . . . . . .       $166.8          $218.9
    Cost and expenses . . . . . . . . . . .        162.1           210.5
                                                   -----          ------
    Operating income  . . . . . . . . . . .         4.7              8.4
    Allocated interest expense  . . . . . .         4.5              5.5
                                                   -----           -----
    Income before taxes . . . . . . . . . .          .2              2.9
    Allocated income taxes  . . . . . . . .         1.2              2.3
                                                   -----           -----
     Net income . . . . . . . . . . . . . .       $(1.0)          $   .6
                                                  ======          ======



          Results for 1995 and 1994 reflect only the results of Communication Systems -- Camden. During 1995, sales decreased to $166.8 million from $218.9 million in the prior year. Operating income decreased to $4.7 million from $8.4 million and the net loss for 1995 was $1.0 million compared to net earnings of $0.6 million in 1994.

          The decrease in sales was primarily due to the completion of the IREMBASS and termination of the SCAMP program and lower volume on the STC-2 program.

          The decline in operating income was partially due to the sales decrease described above. In addition, as a percentage of sales, operating income decreased to 2.8% in 1995 from 3.8% in 1994. The decrease in 1995 margins is primarily due to a cost overrun on the STE program.

          Allocated interest expense decreased to $4.5 million in 1995 from $5.5 million in 1994 due to the lower invested equity balance at January 1, 1995 compared to January 1, 1994, offset by a slightly higher weighted average consolidated interest rate.

          The effective income tax rates in 1995 and 1994 were significantly impacted by amortization of costs in excess of net assets acquired, which is not deductible for income tax purposes. The effective income tax rate in 1995 increased to 681% compared to 78% in 1994. The increase is primarily the result of the above described amortization increasing as a percent of pre-tax income in 1995 compared to the respective percent relationship in 1994.

    Liquidity and Capital Resources

          On April 30, 1997, effective April 1, 1997, the Company was purchased from Lockheed Martin Corporation for approximately $525 million, before an estimated purchase price adjustment of $20 million. The acquisition was funded by a combination of debt and equity. The equity was provided by Holdings who contributed $125 million, including $45 million retained by Lockheed Martin, in exchange for all of the capital stock of the Company. The funded debt consisted of $175 million of Term Loans under the Senior Secured Credit Facility and $225 million of 10 3/8% Senior Subordinated Notes. The required principal payments under the Term Loans are: $2 million in the remainder of 1997, $5 million in 1998, $11 million in 1999, $19 million in 2000, $25 million in 2001, $33.2 million in 2002, $20 million in 2003, and $25.2 million in 2004, $24.9 million 2005, and $8.7 million in 2006. With respect to the Term Loans, interest payments vary in accordance with the type of borrowings and are made at a minimum every three months. Other than upon a change in control, the Company will not be required to make principal payments in respect of the 10 3/8% Senior Subordinated Notes until maturity on May 1, 2007. The Company is required to make semi-annual interest payments with respect to the 10 3/8% Senior Subordinated Notes. The Company typically makes capital expenditures related primarily to improvement of manufacturing facilities and equipment.

          The Senior Credit Facility Agreement contains financial covenants, which remain in effect so long as any amount is owed by the Company under the Senior Credit Facility. These financial covenants require that (i) the Company's debt ratio be less than or equal to 5.75 for the quarter ending September 30, 1997, and that the maximum allowable debt ratio thereafter be further reduced to less than or equal to 3.1 for quarters ending after June 30, 2002; and (ii) the Company's interest coverage ratio be at least
    1.5 for the quarter ending September 30, 1997, and thereafter increase the interest coverage ratio to at least 3.10 for any fiscal quarters ending after June 30, 2002.

          The Company has a substantial amount of indebtedness. Based upon the current level of operation and anticipated improvements, management believes that the Company's cash flow from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet for the foreseeable future its anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's that the Company's business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt or obtain additional financing. The Company's ability to make scheduled principal payments of, to pay interest on or to refinance its indebtedness depends on its future performance and financial results, which, to a certain extent, are subject to general economic financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures and program and other disciplinary investments. The Senior Credit Facilities and the 10 3/8% Senior Subordinated Notes credit agreements contain financial and restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends.

          The following table sets forth selected cash flow statement data for the Company and the Predecessor Company the periods indicated:


                                                                Predecessor                        Predecessor
                                               The Company        Company                            Company
                                              -------------    -------------                      -------------
                                                                                   Combined
                                              Three Months      Three Months      Six Months       Six Months
                                                 Ended             Ended             Ended            Ended
                                              June 30, 1997    March 31, 1997    June 30, 1997    June 30, 1996
                                              -------------    --------------    -------------    -------------
                                                                    (Dollars in thousands)

    Net cash from operating activities  . .     $  32,921          $(16,279)       $  16,642        $ (29,411)
    Net cash from investing activities  . .      (473,609)           (4,300)        (477,909)        (291,998)
    Net cash from financing activities  . .       463,311            20,579          483,890          321,409
                                                ---------          --------        ---------         --------

    Net change in cash  . . . . . . . . . .     $  22,623                --        $  22,623               --
                                                =========          ========        =========         ========


          Cash provided by operating activities of the Company for the quarter ended June 30, 1997 was $32.9 million. Cash provided by operations benefited from improved operating results and effective management of contracts in process resulting in reduced levels of receivables.

          Cash used for operating activities of the Predecessor Company was $16.3 million for the quarter ended March 31, 1997, resulting primarily from the increase in contracts in process and decrease in current liabilities; offset by cash flows provided by the Loral Acquired Businesses. Without the Loral Acquired Businesses, cash used for operating activities for Communication Systems - Camden amounted to $6.1 million.

          The Company's current ratio at March 31, 1997 improved slightly to 2.2:1 from 2.0:1 at December 31, 1996. Compared to December 31, 1996, the Company's current ratio at June 30, 1997 remained unchanged at 2.0:1.

          Cash used in investing activities for the quarter ended June 30, 1997 consisted primarily of $470.7 million paid by the Company for the acquisition of Businesses from Lockheed Martin Corporation (See Note 1 to condensed consolidated (combined) financial statements.). During the quarter ended June 30, 1996, $287.8 million was paid by the Predecessor Company for the acquisition of the Loral Acquired Businesses. In addition, for the quarter ended June 30, 1997, $3.1 million was used for capital expenditures as compared to $4.3 million for the same period in 1996. On a pro forma basis, capital expenditures for 1996 was $17.2 million. The Company expects its capital expenditures to remain at comparable levels as in the past.

          Prior to the Transaction, the Businesses participated in the Lockheed Martin cash management system, under which all cash is received and all payments are made by Lockheed Martin. All transactions between the Businesses and Lockheed Martin have been accounted as settled in cash at the time such transactions were recorded by the Businesses. In 1996, cash flows reflect the purchase of the Loral Acquired Businesses.

          The following table sets forth selected cash flow statement data for the Predecessor Company for the periods indicated:


                                                                    Predecessor Company
                                       -------------------------------------------------------------------------------
                                         Three Months       Three Months              Years Ended December 31,
                                            Ended              Ended           ---------------------------------------
                                        March 31, 1997     March 31, 1996         1996         1995           1994
                                       ----------------   ----------------     ----------   ----------    ------------
                                                                    (Dollars in thousands)

Net cash (used in) from operating
  activities. . . . . . . . . . .          $(16,279)          $10,164           $  30,999     $ 9,363       $ 21,808
Net cash (used in) investing
  activities. . . . . . . . . . .            (4,300)             (413)           (298,249)     (5,532)        (3,735)
Net cash (used in) from financing
 activities . . . . . . . . . . .            20,579            (9,751)            267,250      (3,831)       (18,073)
                                           =========          ========           =========    ========      =========

Net change in cash                             --                --                  --          --             --
                                           =========          ========           =========    ========      =========



      Three Months Ended March 31, 1997 Compared with Three Months Ended March 31, 1996.

          Net Cash Provided by Operating Activities: Cash used in operating activities for the three months ended March 31, 1997 (the "1997 period") was $16.3 million compared to cash provided by operating activities of $10.2 million for the three months ended March 31, 1996 (the "1996 period"). The decrease for the 1997 period is due primarily to the reduction in contracts in process and increase in current liabilities, offset by increased profit and non-cash items provided by the Loral Acquired Businesses. Without the Loral Acquired Businesses, cash used in operating activities for Communication Systems -- Camden amounted to $6.1 million.

          Contracts in process, before reduction for unliquidated progress payments, increased $8.9 million to $242.8 million at March 31, 1997 compared to December 31, 1996. See Notes 2 and 4 to the Combined Financial Statements. As is customary in the defense industry, unbilled contract receivables and inventoried costs are partially financed by progress payments. The unliquidated balance of such progress amounted to $27.2 million at March 31, 1997, compared with $35.8 million at December 31, 1996. Net contracts in process amounted to $215.6 million at March 31, 1997 from $198.1 million at December 31, 1996.

          The Company's current ratio improved slightly to 2.2:1 at March 31, 1997 from 2.0:1 at December 31, 1996.

          Net Cash Used in Investing Activities: Cash used in investing activities, primarily for capital expenditures, increased to $4.3 million for the 1997 period compared to $.4 million in the 1996 period.

          Year Ended December 31, 1996 Compared to Year Ended December 31, 1995 and to Year Ended December 31, 1994

          Net Cash Provided by Operating Activities: Cash provided by operating activities was $31.0 million in 1996, $9.4 million in 1995 and $21.8 million in 1994. The increase of $21.6 million or 230% in 1996 is due primarily to the impact of the Loral Acquired Businesses. Earnings after adjustment for non-cash items provided $37.0 million, offset by changes in other operating assets and liabilities. The decrease in 1995 of $12.4 million is attributable to an increase in contracts in process compared to 1994, a net loss in 1995 and gain on sales of assets in 1994. Without the Loral Acquired Businesses, cash provided by operating activities for Communication Systems -- Camden increased to $13.7 million in 1996, or 46% over the prior year.

          Contracts in process, before reduction for unliquidated progress payments, increased by $189.2 million to $233.9 million at December 31, 1996, primarily due to the addition of the Loral Acquired Businesses. See Notes 2 and 4 to the Combined Financial Statements. As is customary in the defense industry, unbilled contract receivables and inventoried costs are partially financed by progress payments. The unliquidated balance of such progress payments increased by $33.5 million to $35.8 million at December 31, 1996, compared with $2.3 million at December 31, 1995. As a result, net contracts in process increased to $198.1 million in 1996 from $42.5 million in the prior year.

          The Businesses, current ratio improved slightly to 2.0:1 at December 31, 1996, from 1.9:1 at December 31, 1995, as a result of the acquisition of the Loral Acquired Businesses.

          Net Cash Used in Investing Activities: Cash used in investing activities increased to $298.2 million in 1996 from $5.5 million in 1995 and $3.7 million in 1994. The purchase price allocated by Lockheed Martin to the Loral Acquired Businesses was $287.8 million. Capital expenditures during the year amounted to $13.5 million.


    Backlog

          The Company's funded backlog at December 31, 1996, was $542.5 million, compared with $96.3 million at December 31, 1995 and $120.4 million at December 31, 1994. New orders in 1996 totaled $619.5 million, compared with $142.6 million in 1995 and $194.6 million in 1994. It is expected that approximately 77% of the December 31, 1996 backlog will be shipped in 1997. However, there can be no assurance that the Company's backlog will become revenues in any particular period, if at all. See "Risk Factors--Backlog". Approximately 81% of the total backlog was directly or indirectly for defense contracts for end use by the Government.

    Research and Development

          Company-sponsored research and development, including bid and proposal costs, increased to $36.5 million in 1996 from $9.8 million in 1995. In addition, customer-funded research and development was $153.5 million in 1996, compared with $74.9 million for 1995. The increase in research and development in 1996 was due primarily to the Loral Acquired Businesses.

    Contingencies

          Management does not believe there are any contingencies that, after taking into account its existing reserves, would have a material adverse effect on the Company's operations or financial condition. See Note 8 to the Combined Financial Statements and "Risk Factors--Pension Plan Liabilities".


    New Accounting Pronouncements

          In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes accounting standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. In February 1997, the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure." SFAS No. 129 requires disclosure of for all type of securities issued and applies to all entities that have issued securities. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set general-purpose financial statements. SFAS No. 131 establishes accounting standards for the way that public business enterprises report information about operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 128 and SFAS
    No. 129 are required to be adjusted for periods ending after December 15, 1997, and SFAS No. 130 and SFAS No. 131 are required to be adopted by 1998. The Company is currently evaluating the impact, if any of these new FASB statements.


          Effective January 1, 1996, the Businesses adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used for long-lived assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.

          Effective January 1, 1994, the Businesses adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postretirement Benefits" ("SFAS 112"). SFAS 112 requires that the costs of benefits provided to employees after employment but before retirement be recognized on an accrual basis. The adoption of SFAS 112 did not have a material impact on the combined results of operations of the Businesses.

    Inflation

          The effect of inflation on the Company's sales and earnings is minimal. Although a majority of the Company's sales are made under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.

                                     BUSINESS

    Company Overview

          L-3 is a leading provider of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics, and telemetry and instrumentation products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and specialized products are used to connect a variety of airborne, space, ground and sea-based communication systems and are incorporated into the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The Company's customers include the DoD, selected Government intelligence agencies, major aerospace/defense prime contractors, foreign governments and commercial customers. In 1996, L-3 had pro forma sales of $675.3 million and pro forma operating income of $56.0 million. The Company's funded backlog as of December 31, 1996 was approximately $542.5 million.

          All of the Company's business units enjoy proprietary technologies and capabilities and are well positioned in their respective markets. Management has organized the Company's operations into two business areas:
    Secure Communication Systems and Specialized Communication Products. In 1996, these areas generated approximately $371.5 million and $303.8 million of pro forma sales, respectively, and $23.0 million and $33.0 million of pro forma operating income, respectively.

          Secure Communication Systems. L-3 is the established leader in secure, high data rate communications in support of military and other national agency reconnaissance and surveillance applications. The Company's Secure Communication Systems operations are located in Salt Lake City, Utah and Camden, New Jersey. Both operations are predominantly cost plus, sole source prime system contractors supporting long-term programs for the U.S. Armed Forces and classified customers. The Company's major secure communication programs and systems include: strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information and related support contracts for military and national agency intelligence efforts; secure data links for airborne, satellite, ground and sea-based information collection and transmission; as well as secure telephone and network equipment. The Company believes that it has developed virtually every high bandwidth data link used by the military for surveillance and reconnaissance in operation today. In addition to these core Government programs, L-3 is expanding its business base into related commercial communication equipment markets, including applying its wireless communication expertise to develop local wireless loop equipment primarily for emerging market countries and rural areas where existing telecommunications infrastructure is inadequate or non-existent.

          Specialized Communication Products. This business area comprises the Microwave Components, Avionics, and Telemetry and Instrumentation Products operations of the Company.

          Microwave Components. L-3 is the preeminent worldwide supplier of commercial off-the-shelf, high performance microwave components and frequency monitoring equipment. L-3's microwave products are sold under the industry-recognized Narda brand name through a standard catalog to wireless, industrial and military communication markets. L-3 also provides state-of-the-art communication components including channel amplifiers and frequency filters for the commercial communications satellite market.

          Avionics. Avionics includes the Company's Aviation Recorders, Display Systems and Antenna Systems operations. L-3 is the world's leading manufacturer of commercial cockpit voice and flight data recorders. These recorders are sold under the Fairchild brand name both on an OEM basis to aircraft manufacturers as well as directly to the world's major airlines for their existing fleets of aircraft. L-3 also provides military and high-end commercial displays for use on a number of DoD programs including the F-14, V-22, F-117 and E-2C. Further, L-3 manufactures high performance surveillance antennas and related equipment for U.S. Air Force and U.S. Navy aircraft including the F-16, AWACS, E-2C and B-2, as well as the U.K.'s Nimrod aircraft.

          Telemetry and Instrumentation Products. The Company's Telemetry and Instrumentation Products operations develop and manufacture commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems. These products are used to gather flight parameter data and other critical information and transmit it from air or space to the ground. Telemetry products are also used for range safety and training applications to simulate battlefield situations. Further, the Company is applying its technical capabilities in high data rate transmission to the medical image archiving market in partnership with GE Medical Systems.

          The Company's systems and products are summarized in the following tables:

        Secure Communication Systems (1996 Pro Forma Sales: $372 million)

                                                      Selected Platforms/End
            Systems           Selected Applications            Uses
    ----------------------   ----------------------  ----------------------

    Secure High Data Rate
    Communications
    -- Broad-band data links  High performance,          Used on aircraft and
                              secure communication       naval ships,
                              links for                  unmanned aerial
                              interoperable tactical     vehicles with
                              communication and          military and
                              reconnaissance             commercial
                                                         satellites

    Satellite Communication
    Terminals
    -- Ground-based
       satellite
       communication
       terminals     Interoperable,              Provide remote
                    transportable               communication links
                    ground terminals            to distant forces
                               for remote data
                               links to distant
                               segments via commercial
                               or military satellites

    Satellite Communication
    and Satellite Control
    -- Satellite communication On-board satellite         International Space
       and tracking systems    external                   Station; Earth
                               communications, video      Observing Satellite;
                               systems, solid state       Landsat-7; National
                               recorders and ground       Oceanic and
                               support equipment          Atmospheric
                                                          Administration
                                                          weather satellites

    -- Satellite
       command and             Software integration,      Air Force satellite
       control                 test and maintenance       network; Titan IV
       sustainment             support for Air Force      launch system
       and support             satellite control
                               network; engineering
                               support for satellite
                               launch systems

    Military
    Communications
    -- Shipboard
       communication           Shipboard and              Shipboard voice
       systems                 ship-to-ship               communications
                               communications             systems for Aegis
                                                          cruisers and
                                                          destroyers; fully

     Specialized Communication Products (1996 Pro Forma Sales: $304 million)

                                                     Selected Platforms/End
          Productions        Selected Applications            Uses
    ----------------------  ----------------------   ----------------------

                                                          automated Integrated
                                                          Radio Room (IRR) for
                                                          ship-to-ship
                                                          communications on
                                                          Trident submarines

    Information Security
    Systems
    -- Secure
       Telephone Unit          Secure and non-secure      Office and
       (STU III)/Secure        voice, data and video      battlefield secure
       Terminal Equipment      communication              and non-secure
       (STE)                   utilizing ISDN and ATM     communication for
                               commercial network         armed services,
                               technologies               intelligence and
                                                          security agencies

    -- Local
       management              Provides electronic        User authorization
       device/key              key material               and recognition and
       processor               accounting, system         message encryption
       (LMD/KP)                management and audit       for secure
                               support functions for      communication
                               secure data
                               communication

    -- Information
       processing              Custom designed            Classified military
       systems                 strategic and tactical     and national agency
                               signal intelligence        intelligence efforts
                               systems that detect,
                               collect, identify,
                               analyze and
                               disseminate
                               information and
                               related support
                               contracts

    Microwave Components
    -- Passive
       components,             Radio transmission,        Broad-band and
       mechanical              switching and              narrow-band
       switches and            conditioning; antennae     commercial
       wireless                and base station           applications (PCS,
       assemblies              testing and monitoring     cellular, SMR,
                                                          and paging
                                                          infrastructure)
                                                          sold under the
                                                          Narda brand name;
                                                          broad-band military
                                                          applications

     Specialized Communication Products (1996 Pro Forma Sales: $304 million)

                                                     Selected Platforms/End
          Productions        Selected Applications            Uses
    ----------------------  ----------------------   ----------------------

    -- Safety
       products                Radio frequency (RF)       Monitor cellular
                               monitoring and             base station and
                               measurement                industrial RF
                                                          emissions frequency
                                                          monitoring

    -- Semiconductors
       (diodes,                Radio frequency            Various industrial
       capacitors)             switches, limiters,        and military end
                               voltage control,           uses, including
                               oscillators, harmonic      commercial
                               generators                 satellites, avionics
                                                          and specialty
                                                          communication
                                                          products

    -- Satellite and
       wireless                Satellite transponder      F-16, E-2C, China
       components              control, channel and       Sat
       (channel                frequency separation
       amplifiers,
       transceivers,
       converters,
       filters and
       multiplexers)

    Avionics
    Aviation Recorders
    -- Solid state
       cockpit voice           Voice recorders            Installed on all
       and flight              continuously record        business and
       data recorders          most recent 30-120         commercial aircraft
                               minutes of voice and       and certain military
                               sounds from cockpit        transport aircraft;
                               and aircraft               sold to both
                               inter-communications.      aircraft OEMs and
                               Flight data recorders      airlines under the
                               record the last 25         Fairchild brand name
                               hours of flight
                               parameters

    Display Systems
    -- Cockpit and
       mission                 High performance,          E-2C, V-22, F-14,
       display                 ruggedized flat panel      F-117, E-6B, C-130,
       systems                 and cathode ray tube       AWACS and JSTARS
                               displays

     Specialized Communication Products (1996 Pro Forma Sales: $304 million)

                                                     Selected Platforms/End
          Productions        Selected Applications            Uses
    ----------------------  ----------------------   ----------------------

    Antenna Systems
    -- Ultra-wide
       frequency               Surveillance; radar        F-15, F-16, F-18,
       antennae                detection                  E-2C, A-7, EF-111,
       systems and                                        P-3, C-130, B-2,
       rotary joints                                      AWACS, Apache,
                                                          Cobra, Mirage
                                                          (France), Nimrod
                                                          (U.K.) and Tornado
                                                          (U.K.)

    Telemetry and Instrumentation
    Telemetry
    -- Aircraft,
       missile and             Real time data             F-15, F-18, F-22,
       satellite               acquisition,               Comanche, Nimrod
       telemetry               measurement,               (U.K.), Tactical
       systems                 processing,                Hellfire Titan,
                               simulation,                EELV, and A2100
                               distribution, display
                               and storage for flight
                               testing

    -- Training range
       telemetry               Battlefield simulation     Combat simulation
       systems

    Instrumentation and
    Other
    -- Medical
       imaging and             X-Ray cardiology, echo     Filmless, high speed
       archiving               cardiology and             image management and
                               radiology image            archiving for
                               management, review and     cardiology and
                               archiving                  radiology


    Industry Overview

         The defense industry has recently undergone significant change precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980's, the overall U.S. defense budget has declined in real dollars. In response, the DoD has focused its resources on enhancing its military readiness, joint operations and multiple mission capabilities, and incorporating advanced electronics to improve the performance, reduce operating cost and extend the life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow. According to Federal Sources, an independent private consulting group, the defense budget for C3I is expected to increase from $30.0 billion in the fiscal year ended September 30, 1996 to $42.0 billion in the fiscal year ended September 30, 2002, a compound annual growth rate of 5.8%.

         The industry has also undergone dramatic consolidation resulting in the emergence of four dominant prime system contractors. One outgrowth of this consolidation among the remaining major prime contractors is their desire to limit purchases of products and sub-systems from one another. Despite this desire, there are numerous essential but non-strategic products, components and systems that are not economical for the major prime contractors to design, develop or manufacture for their own internal use. As the prime contractors continue to evaluate their core competencies and competitive position, focusing their resources on larger programs and platforms, the Company expects the prime contractors will seek to exit non-strategic business areas and procure these needed elements on more favorable terms from independent, commercially oriented merchant suppliers.

         The focus on cost control is also driving increased use of commercial off-the-shelf products for both upgrades of existing systems and in new systems. The Company believes the prime contractors will continue to be under pressure to reduce their costs and will increasingly seek to focus their resources and capabilities on major systems, turning to commercially oriented merchant suppliers to produce non-core sub-systems, components and products. Going forward, the successful merchant suppliers will use their resources to complement and support, rather than compete with the prime contractors. L-3 anticipates the relationship between the major prime contractors and their primary suppliers will, as in the automotive industry, develop into critical partnerships encompassing increasingly greater outsourcing of non-core products and systems by the prime contractors to their key merchant suppliers and increasing supplier participation in the development of future programs. Early involvement in the upgrading of existing systems and the design and engineering of new systems incorporating these outsourced products will provide top-tier suppliers, including the Company, with a competitive advantage in securing new business and provide the prime contractors with significant cost reduction opportunities through coordination of the design, development and manufacturing processes.

    Business Strategy

         L-3 intends to leverage its market position, diverse program base and favorable mix of cost plus to fixed price contracts to enhance its profitability, reduce its indebtedness and to establish itself as the premier merchant supplier of communication systems and products to the major prime contractors in the aerospace/defense industry as well as the Government. The Company's strategy to achieve these objectives includes:

         -- Expand Merchant Supplier Relationships. Senior Management has developed strong relationships with virtually all of the prime contractors, the DoD and other major government agencies, enabling L-3 to identify business opportunities and anticipate customer needs. As an independent merchant supplier, the Company anticipates its future growth will be driven by expanding its share of existing programs and by participating in new programs. Management has already identified several opportunities where the Company believes it will be able to use its strong relationships to increase its business presence and allow its customers to reduce their costs. The Company also expects to benefit from increased outsourcing by prime contractors who in the past may have limited their purchases to captive suppliers and who are now expected to view L-3's capabilities on a more favorable basis given its status as an independent company.

         -- Support Customer Requirements. A significant portion of L-3's sales are derived from high-priority, long-term programs and from programs for which the Company has been the incumbent supplier, and in many cases acted as the sole provider, over many years. Approximately 67% of the Company's total pro forma 1996 sales were generated from sole source contracts. L-3's customer satisfaction and excellent performance record are evidenced by its performance-based award fees exceeding 90% on average over the past two years. Going forward, management believes prime contractors will award long-term, sole source, outsourcing contracts to the merchant supplier they believe is most capable on the basis of quality, responsiveness, design, engineering and program management support as well as cost. Reflecting L-3's strong competitive position, the Company has experienced a contract award win rate over the past two years of approximately 50% on new competitive contracts for which it competes and approximately 90% on contracts for which it is the incumbent. The Company intends to continue to align its research and development, manufacturing and new business efforts to complement its customers' requirements.

         -- Leverage Technical and Market Leadership Positions. L-3 has developed strong, proprietary technical capabilities that have enabled it to capture a number one or two market position in most of its key business areas, including secure, high data rate communication systems, solid state aviation recorders, advanced antenna systems and high performance microwave components. Over the past three years, the Company and its Predecessors have invested over $100 million in Company-sponsored independent research and development, including bid and proposal costs, in addition to making substantial investments in its technical and manufacturing resources. Further, the Company has a highly skilled workforce including over 1,500 engineers. As an independent company, management intends to leverage its technical expertise and capabilities into several closely aligned commercial business areas and applications, including opportunities in wireless telephony and medical imaging archive management.

         -- Maintain Diversified Business Mix. The Company enjoys a diverse business mix with a limited program exposure, a favorable balance of cost plus to fixed price contracts, a significant sole source business and an attractive customer profile. The Company's largest program, representing 14% of 1996 pro forma sales, is a long-term, sole source, cost plus support program for the U-2 program Directorate for the DoD. No other program represented more than 7% of pro forma 1996 sales. Further, the Company's pro forma sales mix of contracts in 1996 was 42% cost plus and 58% fixed price, providing the Company with a balanced mix of predictable profitability (cost plus) and higher margin (fixed price) business. L-3 also enjoys an attractive customer mix of defense and commercial business, with DoD related sales accounting for 65% and commercial and federal (non-DoD) sales accounting for 35% of 1996 pro forma sales. The Company intends to leverage this favorable business profile to expand its merchant supplier business base.

         -- Enhance Operating Margins. As part of larger corporations (i.e., Lockheed Martin, Loral, GE, Unisys), the Businesses were historically required to absorb significant corporate expense allocations. As an independent company, L-3 believes that it will be able to leverage its discretionary expenditures in a more focused and efficient manner, enhance its operating performance and reduce overhead expenses reflecting Senior Management's more flexible, entrepreneurial approach. The Company believes that significant costs incurred by the Businesses under Lockheed Martin's ownership will not be incurred going forward. These cost savings include reduced corporate administrative and facilities expenses and certain operating performance improvements.

         -- Capitalize on Strategic Acquisition Opportunities. Recent industry consolidation has virtually eliminated traditional middle-tier aerospace/defense companies. This level of consolidation is now beginning to draw the concern of the DoD and federal anti-trust regulators. As a result, the Company anticipates the pending major mergers as well as continued consolidation of the smaller participants in the defense industry will create attractive complementary acquisition candidates for L-3 in the future as these companies continue to evaluate their core competencies and competitive position.

    Products and Services

    Secure Communication Systems

         L-3 is a leader in communication systems for high performance intelligence collection, imagery processing and ground, air, sea and satellite communications for the DoD and other government agencies. The Company's Secure Communication Systems operations are located in Salt Lake City, Utah and Camden, New Jersey, and together had pro forma sales of $371.5 million and EBITDA of $41.6 million in 1996. The Salt Lake City operation provides secure, high data rate, real-time communication systems for surveillance, reconnaissance and other intelligence collection systems. The Camden operation designs, develops, produces and integrates communication systems and support equipment for space, ground and naval applications. Product lines of the Secure Communication Systems business include high data rate communication links, satellite communication ("SATCOM") terminals, Navy vessel communication systems, space communications and satellite control systems, signal intelligence information processing systems, information security systems, tactical battlefield sensor systems and commercial communication systems.

    -- High Data Rate Communications

         The Company is a technology leader in high data rate, covert, jam-resistant microwave communications in support of military and other national agency reconnaissance and surveillance applications. L-3's product line covers a full range of tactical and strategic secure point-to-point and relay data transmission systems, products and support services that conform to military and intelligence specifications. The Company's systems and products are capable of providing battlefield commanders with real time, secure surveillance and targeting information and were used extensively by U.S. armed forces in the Persian Gulf war.

         During the 1980s, largely based on its prior experience with command and control guidance systems for remotely-piloted vehicles, L-3 developed its current family of strategic and tactical data links, including its Modular Interoperable Data Link ("MIDL") systems and Modular Interoperable Surface Terminals ("MIST"). MIDL and MIST technologies are considered virtual DoD standards in terms of data link hardware. The Company's primary focus is spread spectrum communication (based on CDMA technology), which involves transmitting a signal as noise so as to make it difficult to detect to others, and then re-capturing the signal and removing the noise. The Company's data links are capable of providing information at over 200 Mb/s.

         L-3 provides these secure high band width services to the U.S. Air Force, Navy, Army and various Government agencies, many through long-term sole source programs. The scope of these programs include air-to-ground, air-to-air, ground-to-air and satellite communications. Government programs include: U-2 Support, Common High-Band Width Data Link Surface Terminal ("CHBDL-ST"), Battle Group Passive Horizon Extension System ("BGPHES"), Light Airborne Multi-Purpose System (LAMPS), TriBand SATCOM Subsystem ("TSS"), all unmanned aerial vehicle ("UAV") programs and Direct Air-Satellite Relay ("DASR").

    -- Satellite Communication Terminals

         L-3 provides ground-to-satellite, high availability, real-time global communications capability through a family of transportable field terminals to communicate with commercial, military and international satellites. These terminals provide remote personnel with anywhere, anytime effective communication capability and provide communications links to distant forces. The Company's TriBand SATCOM Subsystem ("TSS") employs a 6.25 meter tactical dish with a single point feed that provides C, Ku and X band communication to support the U.S. Army. The Company also offers an 11.3 meter dish which is transportable on two C-130 aircraft. The SHF Portable Terminal System ("PTS") is a lightweight (28 lbs.), manportable terminal, which communicates through DSCS, NATO or SKYNET satellites and brings unprecedented connectivity to small military tactical units and mobile command posts. L-3 recently delivered 14 of these terminals for use by NATO forces in Bosnia.

    -- Space Communications and Satellite Control

         Continuing L-3's tradition of providing communications for every manned U.S. space flight since Mercury, the Company is currently designing and testing three communication subsystems for the International Space Station ("ISS"). These systems will control all ISS radio frequency ("RF") communications and external video activities. The Company also provides solid-state recorders and memory units for data capture, storage, transfer and retrieval for space applications. The standard NASA tape recorder, which was developed and produced by the Company, has completed over three million hours of service without a mission failure. Current programs include recorders for the National Oceanic & Atmospheric Administration ("NOAA") weather satellites, the Earth Observing Satellite ("EOS") AM spacecraft and Landsat-7 Earth-monitoring spacecraft. The Company also provides space and satellite system simulation, satellite operations and computer system training, depot support, network engineering, resource scheduling, launch system engineering, support, software integration and test through cost-plus contracts with the U.S. Air Force.

    -- Military Communications

         The Company provides integrated, computer controlled switching systems for the interior and exterior voice and data needs of today's Navy military vessels. The Company's products include Integrated Voice Communication Systems ("IVCS") for Aegis cruisers and destroyers and the Integrated Radio Room ("IRR") for Trident class submarines, the first computer controlled communications center in a submarine. These products integrate the intercom, tactical and administrative communications network into one system accessing various types of communication terminals throughout the ship. The Company's MarCom 2000 secure digital switching system is in development for the Los Angeles class attack submarine and provides an integrated approach to the specialized voice and data communications needs of a shipboard environment for internal and external communications, command and control and air traffic control. The Company also offers on-board, high data rate communications systems which provide a data link for carrier battle groups which are interoperable with the U.S. Air Force's surveillance/ reconnaissance terminal platforms.

    -- Information Security Systems

         The Company has produced more than 100,000 secure telephone units ("STU III") which are in use today by the U.S. Armed Forces to provide secure telephone capabilities for classified confidential communication over public commercial telephone networks. The Company has begun producing the next-generation digital, ISDN-compatible STE. STE provides clearer voice and seven-times faster data/fax transmission capability than the STU
    III. STE also supports secure conference calls and secure video teleconferencing. STE uses a CryptoCard security system which consists of a small, portable, cryptographic module mounted on a PCMCIA card holding the algorithms, keys and personalized credentials to identify its user for secure communications access. The Company also provides LMD/KP which is the workstation component of the Government's Electronic Key Management System ("EKMS"), the next generation of information security systems. EKMS is the Government system to replace current "paper" secret keys used to secure government communications with "electronic" secret keys. LMD/KP is the component of the EKMS which produces and distributes the electronic keys. L-3 also develops specialized strategic and tactical SIGINT to detect, acquire, collect, and process information derived from electronic sources. These systems are used by classified customers for intelligence gathering and require high speed digital signal processing and high density custom hardware designs.

    -- Tactical Security Systems

         The Company manufactures the IREMBASS, an unattended ground sensor system which uses sensors placed along likely avenues of enemy approach or intrusion in a battlefield environment. The sensors respond to seismic and acoustic disturbances, infrared energy and magnetic field changes and thus detect enemy activities. IREMBASS is currently in use by U.S. Special Operations Forces, the U.S. Army's Light Divisions and several foreign governments. The Company also provides the Intrusion Detection Early Warning System ("IDEWS"), a sensor system designed for platoon-level physical security applications. Weighing less than two pounds, this sensor system is ideal for covert perimeter intrusion detection, border protection and airfield or military installation security.

    -- Commercial Communications

         The Company is applying its wireless communication expertise to introduce local wireless loop equipment using a synchronous Code Division Multiple Access technology protocol ("CDMA") supporting terrestrial and space based, fixed and mobile communication services. The system's principal targeted customer base is emerging market countries and rural areas where existing telecommunications infrastructure is inadequate or non-existent. The Company's system will have the potential to interface with low earth orbit ("LEO") PCS systems such as Globalstar, Iridium and or any local public telephone network. The Company expects to manufacture for sale certain of the infrastructure equipment and to license its technology to third-party providers. The Company expects to partner with third parties for service and distribution capabilities. The Company has entered into product distribution agreements with Granger Telecom for distribution in parts of Africa, the Middle East and the United Kingdom, and with Unisys for distribution in parts of Mexico and South America.

    Specialized Communication Products

    Microwave Components

         L-3 is the pre-eminent worldwide supplier of commercial off-the-shelf, high performance radio frequency ("RF") microwave components, assemblies and instruments supplying the wireless communication, industrial and military markets. The Company is also a leading provider of state-of-the-art space-qualified commercial satellite and strategic military RF products. L-3 sells many of these components under the well-recognized Narda brand name and through the world's most comprehensive catalogue of standard, stocked hardware. L-3 also sells its products through a direct sales force and an extensive network of premier market representatives. Specific catalog offerings include wireless products, electro-mechanical switches, power dividers and hybrids, couplers/detectors, attenuators, terminations and phase shifters, isolators and circulators, adapters, control products, sources, mixers, waveguide components, RF safety products, power meters/monitors and custom passive products. The Company operates from two sites, Hauppauge, New York ("Narda East"), and Sacramento, California ("Narda West").

         Narda East represents approximately 62% of L-3's microwave sales volume, offering high performance microwave components, networks and instruments to the wireless, industrial and military communications markets. Narda East's products can be divided into three major categories: passive components, higher level wireless assemblies/monitoring systems and safety instruments.

         Passive components are generally purchased in narrow frequency configurations by wireless OEM equipment manufacturers and service providers. Similar components are purchased in wide frequency configurations by first tier military equipment suppliers. Commercial applications for Narda components are primarily in cellular or PCS base stations. Narda also manufactures higher level assemblies for wireless base stations and the paging industry. These products include communication antenna test sets, devices that monitor reflected power to determine if a cellular base station is working. Military applications include general procurement for test equipment or electronic surveillance and countermeasure systems. RF safety products are instruments which are used to measure the level of non-ionizing radiation in a given area, i.e., from an antenna, test set or other emitting source.

         Narda West designs and manufactures state-of-the-art space-qualified and wireless components. Space qualified components include channel amplifiers for satellite transponder control and diplexers/ multiplexers, which are used to separate various signals and direct them to the appropriate other sections of the payload. Narda West's primary areas of focus are communication satellite payload products. Channel amplifiers constitute Narda West's main satellite product. These components amplify the weak signals received from earth stations by a factor of 1 million, and then drive the power amplifier tubes that broadcast the signal back to earth. These products are sold to satellite manufacturers and offer lower cost, lower weight and improved performance versus in-house alternatives. On a typical satellite, for which there are 20 to 50 channel amps, Narda West's channel amps offer cost savings of up to 60% (up to $1 million per satellite) and decrease launch weight by up to 25 kilograms.

         The operation also offers a wide variety of high-reliability power splitters, combiners and filters for spacecraft and launch vehicles, such as LLV, Tiros N, THAAD, Mars Surveyor, Peacekeeper, Galileo, Skynet, Cassini, Milstar, Space Shuttle, LandSat, FltSatCom, GPS, GPS Block IIR, IUS, ACE, SMEX and certain classified programs. Narda West also produces ground transceivers for communication with satellites. These Very Small Aperture Terminal ("VSAT") transceivers are used in medium and high data rate applications in the C and Ku frequency bands normally used for transmit/receiver applications. Other Narda West products include wireless microwave components for cellular and PCS base station applications. These products include filters used for transmit and receive channel separation as well as ferrite components, which isolate certain microwave functions, thereby preventing undesired signal interaction. The balance of the operation's business is of a historical nature and involves wideband filters used for electronic warfare applications and cavity oscillators used in commercial test equipment and terrestrial radio applications.

    Avionics

    -- Aviation Recorders

         L-3 manufactures commercial solid-state crash-protected aviation recorders ("black boxes") under the Fairchild brand name, and has delivered over 40,000 flight recorders to airplane manufacturers and airlines around the world. Recorders are mandated and regulated by various worldwide agencies for commercial airlines and a large portion of business aviation aircraft. Management anticipates growth opportunities in Aviation

    Recorders as a result of the current high level of orders for new commercial aircraft. Additional growth opportunities exist in the military market as a result of recent military aircraft accidents. There are two types of recorders: (i) the Cockpit Voice Recorder ("CVR") which records the last 30 to 120 minutes of crew conversation and ambient sounds from the cockpit and (ii) the Flight Data Recorder ("FDR") which records the last 25 hours of aircraft flight parameters such as speed, altitude, acceleration, thrust from each engine and direction of the flight in its final moments. Recorders are highly ruggedized instruments, designed to absorb the shock equivalent to that of an object traveling at 268 knots stopping in 18 inches, fire resistant to 1,100 degrees centigrade and pressure resistance equal to 20,000 feet undersea for 30 days. Management believes that the Company has the leading worldwide market position for CVR's and FDR's.

    -- Antenna Systems

         Under the Randtron brand name, L-3 produces high performance antennas designed for surveillance, high-resolution, ultra-wide frequency bands, detection of low radar cross section ("LRCS") targets, LRCS installations, severe environmental applications and polarization diversity. L-3's main antenna product is a sophisticated 24-foot diameter antenna operational on all E-2C aircraft. This airborne antenna consists of a 24-foot rotating aerodynamic oblate spheroid radome containing a UHF surveillance radar antenna, IFF antenna and forward and aft auxiliary antennas. This antenna began production in the early 1980s, and production is planned beyond 2000 for the E-2C, P3 and C-130 AEW aircraft. L-3 also produces broad-band antennas for a variety of tactical aircraft and rotary joints for the AWAC's and E-2C's antenna. Randtron has delivered approximately 2,000 aircraft sets of antennas and has a current backlog through 1999.

    -- Display Systems

         L-3 specializes in the design, development and manufacture of ruggedized display system solutions for military and high-end commercial applications. L-3's current product lines include cathode ray tubes ("CRTs") and the Actiview family of active matrix liquid crystal displays ("AMLCD"). L-3 manufactures flat-panel displays with diagonal screen sizes of 10.4 and 20.1 inches that are in platforms such as E-2C (enhanced main display unit and Q-70 advanced display system), F-14, F-117 and V-22.

    Telemetry and Instrumentation

         The Company is a leader in component products used in telemetry and instrumentation for satellites, aircraft, UAVs, launch vehicles and missiles. Telemetry involves the collection of data from these platforms, its transmission to ground stations for analysis, and its further dissemination or transportation to another platform. A principal use of this telemetry data is to measure as many as 1,000 different parameters of the platform's operation (in much the same way as a flight data recorder on an airplane measures various flight parameters) and transmits this data to the ground.

         Additionally, for satellite platforms, the equipment also provides the command uplink that controls the satellite. In these applications, high reliability of components is crucial because of the high cost of satellite repair and the length of uninterrupted service required. Telemetry also provides the data to terminate the flight of missiles and rockets under errant conditions and/or at the end of mission.

    -- Airborne, Ground and Space Telemetry

         The Company provides airborne equipment and data link systems to gather critical information and to process, format and transmit it to the ground through communication data links from a communications satellite, spacecraft, aircraft and/or missile. These products are available in both COTS and custom configurations. Major customers are the major defense contractors who manufacture aircraft, missiles, warheads, launch vehicles, munitions and bombs. Ground instrumentation activity occurs at the ground station where the serial stream of combined data is received and decoded in real-time, as it is received from the airborne platform. Data can be encrypted and decrypted during this process, an additional expertise that the Company offers. L-3 offers the System 500 which interfaces with airborne telemetry and helps determine if it is within certain parameters of its flight pattern and displays the information graphically on a ground station terminal. The Company is currently developing the NeTstar ground station terminal which is capable of handling compressed satellite mission time frames.

    -- Range Instrumentation

         A ground-based application for the Company is range instrumentation, where equipment that is worn by soldiers or mounted in vehicles transmit and receive data that is used for test and evaluation of training missions. The Company's Digital Communication Network Subsystem ("DCNS") product allows for more effective monitoring and control of training and testing ranges.

    -- Transportable Radios

         The Company also manufactures transportable, tunable, microwave radios used for commercial and military voice and data communication service restoration and features rugged, modularized systems capable of data rates up to 155 Mb/s. Frequencies are tunable in RF bands from 1.7 GHz to 19.7 GHz with simple plug-in radio frequency heads. The radios are encased in portable, all-weather outdoor housing for use in restoration and temporary service and military tactical communications.

    -- Expendable Countermeasure Systems

         L-3 designs, develops and produces radar, infrared, electro-optical and acoustic expendable countermeasure systems, computer-controlled launchers and dispensers for ships, aircraft, ground vehicles and base defense. L-3 is the world leader in the design, development and production of passive off-board ship defense countermeasures systems for the U.S. Navy and international customers. The products include the MK 214 and MK 216 Sea Gnat Decoys, which are the seduction and distraction decoys used by the U.S. Navy and NATO for ship defense against radar-guided threats. L-3 also manufactures Automatic Launch of Expendables ("ALEX"), a completely automated ship-defense launch system that takes threat information from the ship's warning system and speed, direction and wind conditions from the ship's navigation system and initiates the optimum countermeasure response and/or maneuver based on the decoy load-out inventory.

    -- Commercial Communication Products

         The Company and GE Medical Systems have jointly developed GEMnet(Trademark), a cardiac image management and archive system. GEMnet(Trademark) eliminates the use of cinefilm in a cardiac catheterization laboratory by providing a direct digital connection to the laboratory. The system provides for acquisition, display, analysis and short-and long-term archive of cardiac patient studies, providing significant cost savings and process improvements to the hospital. EchoNet(Trademark) is a digital archive management and review system designed by the Company specifically for the echocardiology profession. Echonet(Trademark) is the result of an exclusive strategic partnership with Heartlab, Inc. and is distributed by Nova Microsonics. The system accepts digital echocardiology studies from a variety of currently available ultrasound systems, manages the studies, making them available on a network, and allows the physicians and technicians to become more productive. DICOMView(Trademark) is a multimodal, low-cost viewing station designed by the Company for use with standard IBM-compatible and Macintosh personal computer platforms. It makes full motion, full fidelity diagnostic images accessible for the cardiologist, surgeon and referring physician. EchoNet(Trademark) and DICOMView(Trademark) are trademarks of Heartlab, Inc. GEMnet(Trademark) is a trademark of GE.

    Major Customers

         The Company's sales are predominantly derived from contracts with agencies of, and prime contractors to, the Government. The various Government customers exercise independent purchasing decisions. Sales to the Government generally are not regarded as constituting sales to one customer. Instead, each contracting entity is considered to be a separate customer. In 1996, the Company performed under approximately 180 contracts with value exceeding $1 million for the Government. Government pro forma sales in 1996, including pro forma sales to the Government through prime contractors, were $529 million. Historical sales to Lockheed Martin were $70.7 million in 1996. The Company's largest program, representing 14% of 1996 pro forma sales, is a long-term, sole source cost plus support program for the U-2 Directorate. No other program represented more than 7% of pro forma 1996 sales.

    Research and Development

         The Company employs scientific, engineering and other personnel to improve its existing product lines and to develop new products and technologies in the same or related fields. As of December 31, 1996, the Company employed approximately 1,580 engineers (of whom over 35% hold advanced degrees). The pro forma amounts of research and development performed under customer-funded contracts and Company-sponsored research projects, including bid and proposal costs, for 1996 were $153.5 million and $36.5 million, respectively.

    Competition

         The Company's ability to compete for defense contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the Government customer, and its readiness in facilities, equipment and personnel to undertake the programs for which it competes. In some instances, programs are sole source or work directed by the Government to a single supplier. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the Government should choose to reopen the particular program to competition. Approximately 67% of the Company's 1996 pro forma sales related to sole source contracts.

         The Company experiences competition from industrial firms and U.S. government agencies, some of which have substantially greater resources. These competitors include: Allied Signal Inc., AMP, Inc., Aydin Corporation, Cubic Corporation, GTE Corporation, Harris Corporation, GM Hughes Electronics, Motorola, Inc., Raytheon Company and Titan Corporation. A majority of the sales of the Company is derived from contracts with the Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids. Management does not believe any one competitor or a small number of competitors is dominant in any of the business areas of the Company. Management believes the Company will continue to be able to compete successfully based upon the quality and cost competitiveness of its products and services.

    Patents and Licenses

         Although the Company owns some patents and has filed applications for additional patents, it does not believe that its operations depend upon its patents. In addition, the Company's Government contracts generally license it to use patents owned by others. Similar provisions in the Government contracts awarded to other companies make it impossible for the Company to prevent the use by other companies of its patents in most domestic work.

    Backlog

         As of December 31, 1996, the Company's funded backlog was approximately $542.5 million. This backlog provides management with a useful tool to project sales and plan its business on an on-going basis; however, no assurance can be given that the Company's backlog will become revenues in any particular period or at all. Funded backlog does not include the total contract value of multi-year, cost-plus reimbursable contracts, which are funded as costs are incurred by the Company. Funded backlog also does not include unexercised contract options which represent the amount of revenue which would be recognized from the performance of contract options that may be exercised by customers under existing contracts and from purchase orders to be issued under indefinite quantity contracts or basic ordering agreements. Backlog is a more relevant predictor of future sales in the Secure Communication Systems business area. Current funded backlog in Secure Communication Systems as of December 31, 1996 was $331.5 million, of which approximately 81.3% is expected to be shipped in 1997. The Company believes backlog is a less relevant factor in the Specialized Communication Products business area given the nature of its catalog and commercial oriented business. Overall, approximately 77% of the Company's December 31, 1996 funded backlog is expected to be shipped in 1997.


                                                      Funded Backlog as of
                                                      December 31, 1996
                                                   ---------------------------
                                                        ($ in millions)

    Secure Communication Systems  . . . . . . . .             $331.5
    Communication Products  . . . . . . . . . . .              211.0
                                                              ------
                                                              $542.5
                                                              ======


    Government Contracts

         Approximately 78.4% of the Company's 1996 pro forma sales were made to agencies of the Government or to prime contractors or subcontractors of the Government.

         Approximately 58% of the Company's pro forma 1996 sales mix of contracts were firm fixed price contracts under which the Company agrees to perform for a predetermined price. Although the Company's fixed price contracts generally permit the Company to keep profits if costs are less than projected, the Company does bear the risk that increased or unexpected costs may reduce profit or cause the Company to sustain losses on the contract. Generally, firm fixed price contracts offer higher margin than cost plus type contracts. All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls and standard provisions for termination at the convenience of the Government. Upon termination, other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and to an allowance for profit. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government. To date, no significant fixed price contract of the Company has been terminated.

         Companies supplying defense-related equipment to the Government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the Government to unilaterally suspend the Company from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the Government, changes in the Government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the Government for products of the type manufactured by the Company, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to the Company or substantial cost overruns would have an adverse effect on the Company's cash flow.

    Properties

         The table below sets forth, as of December 31, 1996, certain information with respect to L-3's manufacturing facilities and properties.


                Location                     Owned           Leased
    --------------------------------     ---------------  --------------
                                           (thousands of square feet)

    L-3 Headquarters, NY  . . . . . . . . .     --               58.5
    Secure Communication Systems:
     Camarillo, CA  . . . . . . . . . . . .     --                1.8
     El Segundo, CA   . . . . . . . . . . .     --                1.4
     Santa Clara, CA  . . . . . . . . . . .     --                5.9
     Santa Maria, CA  . . . . . . . . . . .     --                9.8
     Colorado Springs, CO   . . . . . . . .     --                5.8
     Camden, NJ   . . . . . . . . . . . . .     --              588.6
     Tinton Falls, NJ   . . . . . . . . . .     --                0.8
     Salt Lake City, UT   . . . . . . . . .     --              457.6
    Specialized Communication Products:
     Folsom, CA   . . . . . . . . . . . . .     --               57.5
     Lancaster, CA  . . . . . . . . . . . .     --                5.4
     Menlo Park, CA   . . . . . . . . . . .     --               93.0
     Rancho Cordova, CA   . . . . . . . . .     --               40.4
     Redwood City, CA   . . . . . . . . . .     --                5.2
     San Diego, CA  . . . . . . . . . . . .  196.0               68.9
     San Mateo, CA  . . . . . . . . . . . .     --               14.8
     Santa Clara, CA  . . . . . . . . . . .     --               2.0
     Merrill Island, FL   . . . . . . . . .     --               1.2
     Sarasota, FL   . . . . . . . . . . . .  303.6                --
     Alpharetta, GA   . . . . . . . . . . .   40.0                --
     Atlanta, GA  . . . . . . . . . . . . .   52.1                --
     Norcross, GA   . . . . . . . . . . . .     --               4.8
     Haverhill, MA  . . . . . . . . . . . .    8.0                --
     Lowell, MA   . . . . . . . . . . . . .     --               47.0
     Woburn, MA   . . . . . . . . . . . . .  106.0                 --
     Hauppauge, NY  . . . . . . . . . . . .  150.0                 --
     Warminster, PA   . . . . . . . . . . .   44.7                 --
     Slough, Berkshire (U.K.)   . . . . . .    --                 1.4
                                             -----            -------
    Total . . . . . . . . . . . . . . . . .  900.4            1,471.8
                                             =====            =======

    Legal Proceedings

         From time to time the Company is involved in legal proceedings arising in the ordinary course of its business. As part of the Acquisition, the Company has agreed to assume certain litigation relating to the Businesses and Lockheed Martin has agreed to indemnify the Company, up to certain limits, for a breach of its representations and warranties. Management believes it is adequately reserved for these liabilities and that there is no litigation pending that could have a material adverse effect on the Company or its operations, except as discussed below.

         As of June 30, 1997, the Company and Universal Avionics Systems Corporation ("Universal") has reached a settlement with respect to a lawsuit brought by Universal against the Company's Aviation Recorders operation ("Aviation Recorders"). The terms of this settlement will not have a material adverse effect on the Company's financial condition or results of operations.

    Environmental Matters

         The Company's operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in or resulting from its operations. The Company continually assesses its obligations and compliance with respect to these requirements. Based on a review by an independent environmental consulting firm and its own internal assessments, management believes that the Company's current operations are in substantial compliance with all existing applicable environmental laws and regulations. New environmental protection laws that will be effective in 1997 and thereafter may require the installation of environmental protection equipment at the Company's manufacturing facilities. However, the Company does not believe that its environmental expenditures, if any, will have a material adverse effect on its financial condition or results of operations.

         Pursuant to the Transaction Agreement, the Company has agreed to assume certain on-site and off-site environmental liabilities related to events or activities occurring prior to the consummation of the Transaction. Lockheed Martin has agreed to retain all environmental liabilities for all facilities not used by the Businesses as of the Closing and to indemnify fully the Company for such prior site environmental liabilities. Lockheed Martin has also agreed, for the first eight years following the Closing, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at Closing relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. The Company is aware of environmental contamination at two of its facilities that will require ongoing remediation. Management believes that the Company has established adequate reserves for the potential costs associated with the assumed environmental liabilities. However, there can be no assurance that any costs incurred will be reimbursable from the Government or covered by Lockheed Martin under the terms of the Transaction Agreement or that the Company's environmental reserves will be sufficient.

    Pension Plans

         The Transaction Agreement provides for transfer by Lockheed Martin of certain assets to L-3 and assumption by L-3 of certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses transferred to L-3. Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC") which requested information regarding the transfer of such pension plans. The PBGC's letter indicated that it believed certain of the employee pension plans were underfunded using the PBGC's actuarial assumptions (which assumptions result in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87, "Accounting for Pension Costs" ("FASB 87")). The Company has calculated the net funding position of the pension plans to be transferred and believes the plans to be overfunded by approximately $1 million under ERISA assumptions, underfunded by approximately $9 million under FASB 87 assumptions and, on a termination basis, underfunded by as much as $51 million under PBGC assumptions. Substantially all of the PBGC underfunding is related to two pension plans covering employees at L-3's Communication Systems -- Salt Lake and Aviation Recorders businesses (the "Salt Lake and Fairchild Plans").

         Pursuant to the PBGC's inquiry, representatives of the Company and Lockheed Martin met with the PBGC on April 7, 1997. At this meeting, the PBGC stated that it would seek some form of commitment or undertaking from Lockheed Martin acceptable to it with regard to the Salt Lake and Fairchild Plans and the pension plan covering employees at Hycor, another business being acquired by L-3 in the Acquisition (collectively, the "Subject Plans"). Lockheed Martin has agreed to provide such a commitment in an agreement (the "Lockheed Martin Commitment Agreement") among Lockheed Martin, L-3 and the PBGC dated as of April 30, 1997. The material terms and conditions of the Lockheed Martin Commitment Agreement include a commitment by Lockheed Martin to, under certain circumstances, assume sponsorship of the Subject Plans or provide another form of financial support for the Subject Plans. The Lockheed Martin Commitment Agreement will continue until such time as the Subject Plans are no longer underfunded on a PBGC basis for two consecutive years or, at any time after May 31, 2002, the Company achieves investment grade credit ratings. Pursuant to the Lockheed Martin Commitment Agreement, the PBGC has agreed that it will take no further action in connection with the Transaction.

         In return for the Lockheed Martin Commitment, the Company has entered into an agreement with Lockheed Martin, dated as of April 30, 1997, pursuant to which the Company will provide certain assurances to Lockheed Martin including, but not necessarily limited to, (i) continuing to fund the Subject Plans consistent with prior practices and to the extent deductible for tax purposes and, where appropriate, recoverable under Government contracts, (ii) agreeing to not increase benefits under the Subject Plans without the consent of Lockheed Martin,
    (iii) restricting the Company from a sale of any businesses employing individuals covered by the Subject Plans if such sale would not result in reduction or elimination of the Lockheed Martin Commitment with regard to the specific plan and (iv) if the Subject Plans were returned to Lockheed Martin, granting Lockheed Martin the right to seek recovery from the Company of those amounts actually paid, if any, by Lockheed Martin with regard to the Subject Plans after their return. In addition, upon the occurrence of certain events, Lockheed Martin, at its option, will have the right to decide whether to assume sponsorship of any or all of the Subject Plans, even if the PBGC has not sought to terminate the Subject Plans.

         The Company believes, based in part upon discussions with its consulting actuaries, that the increase in pension expenses and future funding requirements, if any, from those currently anticipated for the Subject Plans would not be material.

    Employees

         As of March 31, 1997, the Company employed approximately 5,000 full-time and part-time employees. The Company believes that its relations with its employees are good.

         Approximately 580 of the Company's employees at its Communication Systems -- Camden operation in Camden, New Jersey are represented by four unions, the Association of Scientists and Professional Engineering Personnel, the International Federation of Professional and Technical Engineers, the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers and an affiliate of the International Brotherhood of Teamsters. Three of the four collective bargaining agreements expire in mid-1998. While the Company has not yet initiated discussions with representatives of these unions, management believes it will be able to negotiate, without material disruption to its business, satisfactory new collective bargaining agreements with these employees. However, there can be no assurance that a satisfactory agreement will be reached with the covered employees or that a material disruption to the Company's Camden operations will not occur.

                                 THE TRANSACTION

    The Acquisition

         Holdings and L-3 were formed by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral, Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral, the Lehman Partnership and Lockheed Martin to acquire substantially all of the assets and certain liabilities of (i) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April 1996 and
    (ii) one business unit, Communications Systems -- Camden, purchased by Lockheed Martin as part of its acquisition of GE Aerospace in April 1993. The total consideration paid to Lockheed Martin was $525 million, comprised of $480 million of cash before an estimated $20 million reduction related to a purchase price adjustment, and $45 million of common equity being retained by Lockheed Martin. L-3 is a wholly-owned subsidiary of Holdings. Holdings was capitalized with $125 million of common equity, with Messrs. Lanza and LaPenta owning 15.0%, the Lehman Partnership owning 50.1% and Lockheed Martin owning 34.9%.

    Transaction Agreement

         The Transaction Agreement provides for the transfer by Lockheed Martin to Holdings of substantially all of the assets and certain of the liabilities primarily related to the Businesses. The assets transferred include, among other things, real property and leases for the business units, all contracts including government contracts, and bids for such contracts, all machinery and equipment used primarily in connection with the Businesses and, subject to certain limitations, all intellectual property used primarily in the Businesses. The Transaction Agreement provides that L-3 be capitalized with $125 million of common entity provided by Holdings and assume the liabilities and obligations of Lockheed Martin relating to the Businesses other than certain income and franchise tax liabilities arising prior to the closing of the Acquisition, certain pension liabilities, certain environmental liabilities and certain other excluded liabilities. As consideration for the transfer of the assets by Lockheed Martin, Holdings paid Lockheed Martin $479.8 million (subject to adjustment based on the difference between $269.1 million and the audited combined net tangible assets (as defined in the Transaction Agreement) of the Businesses at the end of the month immediately preceding the Closing) and Holdings issued to Lockheed Martin 6,980,000 shares of its Class A Common Stock.

         The Transaction Agreement contains mutually agreed upon and customary representations, warranties and covenants. Lockheed Martin has agreed to indemnify Holdings, subject to certain limitations, for its breach of (i) non-environmental representations and warranties up to $50 million (subject to a $5 million threshold) and (ii) for the first eight years following the Closing, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at Closing relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years (subject to a $6 million threshold).

         In connection with the Transaction Agreement, Holdings, the Company and Lockheed Martin have entered into a transition services agreement pursuant to which Lockheed Martin will provide to Holdings and its subsidiaries (and Holdings will provide to Lockheed Martin) certain corporate services of a type currently provided at costs consistent with past practices until December 31, 1997 (or, in the case of Communication Systems -- Camden, for a period of up to 18 months after the Closing) and the parties also entered into supply agreements which reflect existing intercompany work transfer agreements or similar support arrangements upon prices and other terms consistent with the present arrangements. Holdings, the Company and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.


         In addition, Holdings and Lockheed Martin have entered into a Limited Noncompetition Agreement (the "Noncompetition Agreement") which, for up to three years, in certain circumstances, precludes Lockheed Martin from engaging in the sale of any products that compete with the products of the Company that are set forth in the Noncompetition Agreement for specifically identified application of the products. Under the Noncompetition Agreement, Lockheed Martin is prohibited, with certain exceptions, from acquiring any business engaged in the sale of the specified products referred to in the preceding sentence, although Lockheed Martin may acquire such a business under circumstances where the exceptions do not apply provided that it offers to sell such business to L-3 within 90 days of its acquisition. The Noncompetition Agreement does not, among other exceptions, (i) apply to businesses operated and managed by Lockheed Martin on behalf of the United States government, (ii) prohibit Lockheed Martin from engaging in any existing businesses and planned businesses as of the closing of the Transaction or businesses that are reasonably related to existing or planned businesses or (iii) apply to selling competing products where such products are part of a larger system sold by Lockheed Martin.


    Stockholders Agreement

         At Closing, Holdings, Lockheed Martin, the Lehman Partnership and Messrs. Lanza and LaPenta entered into a stockholders agreement (the "Stockholders Agreement") which, except for certain provisions including those granting registration rights, terminates upon the consummation of an initial public offering of equity securities by Holdings.

         The Stockholders Agreement provides that the Board of Directors will initially consist of 11 members including six designees of the Lehman Partnership, three designees of Lockheed Martin, and Messrs. Lanza and LaPenta. The number of directors which the Lehman Partnership and Lockheed Martin have the right to designate will be reduced in proportion to any reduction in their ownership of Common Stock, but as long as the Lehman Partnership continues to own at least 35% of the outstanding Common Stock and represents the largest single stockholder of Holdings, it may designate a majority of the members of the Board of Directors.

         Under the Stockholders Agreement Holdings is prohibited from commencing an initial public offering for one year after the Closing without the consent of each of the parties to the agreement. If an initial public offering has not occurred five years after the Closing, the Lehman Partnership and Lockheed Martin each have the right to require Holdings to consummate an initial public offering, provided that they and their permitted transferees own at least 50% of the Common Stock that they owned on the date of the Closing.

         The Stockholders Agreement restricts the transfer of shares of Common Stock by any party to the agreement for one year and requires that any shares transferred thereafter first be offered for sale to the other stockholders and Holdings. As to sales of shares by the Lehman Partnership that occur one year after the Closing and prior to the consummation of an initial public offering and that result in the Lehman Partnership no longer owning at least 35% of the issued and outstanding Common Stock,
    (i) Messrs. Lanza and LaPenta are permitted to "tag along" (as well as Lockheed Martin, if either Lanza or LaPenta elects to "tag along") and
    (ii) the Lehman Partnership has the right to "drag along" Messrs. Lanza and LaPenta (and at the option of Lockheed Martin, Lockheed Martin may sell shares in such transaction). Under the Stockholders Agreement Lockheed Martin is subject to a standstill arrangement which generally prohibits any increase in its share ownership percentage over 34.9%.

         The Stockholders Agreement also provides that Lehman Brothers Inc. has the exclusive right to provide investment banking services to Holdings for the five-year period after the Closing (except that the exclusivity period is three years as to cash acquisitions undertaken by L-3). In the event that Lehman Brothers Inc. agrees to provide any investment banking services to L-3, it will be paid fees that are mutually agreed upon based on similar transactions and practices in the investment banking industry.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Holdings and L-3 were formed by Senior Management, the Lehman Partnership and Lockheed Martin to acquire substantially all of the assets and liabilities of the Businesses. The total consideration paid to Lockheed Martin was $525 million, comprising $480 million of cash before an estimated $20 million reduction related to a purchase price adjustment, including $45 million of common equity retained by Lockheed Martin. The Transaction Agreement provides for the transfer by Lockheed Martin to Holdings of such assets and liabilities. Under the Transaction Agreement, Lockheed Martin has agreed to indemnity L-3, subject to certain limitations, for Lockheed Martin's breach of representations and warranties and L-3 has assumed certain obligations relating to environmental matters and benefits plans.

In connection with the Transaction Agreement, Holdings, L-3 and Lockheed Martin have entered into a transition services agreement pursuant to which Lockheed Martin will provide to L-3 and its subsidiaries (and L-3 will provide to Lockheed Martin) until December 31, 1997 (or, in the case of Communications Systems - Camden, for a period of up to 18 months after the closing) certain corporate services of a type previously provided at costs consistent with past practices. The parties also entered into supply agreements which reflect existing intercompany work transfer agreements or similar support arrangements based upon prices and other terms consistent with previously existing arrangements. Holdings, L-3 and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.

In addition, at closing, Holdings, Lockheed Martin, Lehman Partnership and Messrs. Lanza and LaPenta entered into the Stockholders Agreement. See "Risk Factors-Dependence on Lockheed Martin, "Business - Environmental Matters" and "-Pension Plans" and "The Transaction - Transaction Agreement" and "-Stockholders Agreement."

In the ordinary course of business L-3 sells products to Lockheed Martin and its affiliates. Net sales for which were $18.6 million and $21.2 million for the three month periods ended June 30, 1997 and March 31, 1997, respectively, and $70.7 million, $25.9 million and $10.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. See Note 3 to the Lockheed Martin Predecessor Businesses combined financial statements as of March 31, 1997 and for the three months ended March 31, 1997 and 1996, on page F-29.

Sales of products to Lockheed Martin after the closing of the Transaction, excluding those under existing intercompany work transfer agreements, will be on an arms length basis similar to sales by L-3 to other third-party customers and, in many cases, will be the result of competitive bidding procedures.

                                    MANAGEMENT

    Directors and Executive Officers

         The following table provides information concerning the directors and executive officers of Holdings after giving effect to the Transaction. All directors hold office until the next annual meeting of the stockholders. All officers serve at the discretion of the Board of Directors.


    Name                      Age                Position
    ----------------------   ----   ----------------------------------------
    Frank C. Lanza            65    Chairman, Chief Executive Officer and
                                    Director
    Robert V. LaPenta         51    President, Chief Financial Officer and
                                    Director
    Michael T. Strianese      41    Vice President--Finance and Controller
    Christopher C. Cambria    39    Vice President--General Counsel and
                                    Secretary
    Robert F. Mehmel          34    Vice President--Planning and Assistant
                                    Secretary
    Jimmie V. Adams           60    Vice President--Washington D.C. Operations
    Robert RisCassi           61    Vice President--Washington D.C. Operations
    Steven J. Berger          40    Director
    David J. Brand            35    Director
    Alberto M. Finali         43    Director
    Eliot M. Fried            63    Director
    Robert B. Millard         46    Director
    Alan H. Washkowitz        56    Director
    Thomas A. Corcoran        53    Director
    Frank H. Menaker, Jr.     56    Director
    John E. Montague          42    Director


         Frank C. Lanza, Chairman and CEO. Mr. Lanza was Executive Vice President of Lockheed Martin and a member of Lockheed Martin's Executive Council and Board of Directors. Mr. Lanza was formerly President and COO of Lockheed Martin's C3I and Systems Integration Sector, which comprised many of the businesses acquired by Lockheed Martin from Loral in 1996. At the time of the Loral acquisition, Mr. Lanza was President and COO of Loral, a position he held since 1981. He joined Loral in 1972 as President of its largest division, Electronic Systems. His earlier experience was with Dalmo Victor and Philco Western Development Laboratory.

         Robert V. LaPenta, President and Chief Financial Officer. Mr.
    LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed's C3I and Systems Integration Sector. Prior to Lockheed Martin's acquisition of Loral, he was Loral's Senior Vice President and Controller since 1981. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979.

         Michael T. Strianese, Vice President--Finance and Controller. Mr. Strianese was Vice President and Controller of Lockheed Martin's C3I and Systems Integration Sector. From 1991 to the 1996 acquisition of Loral, he was Director of Special Projects at Loral. Prior to joining Loral, he spent 11 years with Ernst & Young. Mr. Strianese is a Certified
    Public Accountant.

         Christopher C. Cambria, Vice President--General Counsel and Secretary. Mr. Cambria joined Holdings in June 1997. From 1994 until joining Holdings, Mr. Cambria was associated with Fried, Frank, Harris, Shriver & Jacobson. From 1986 until 1993, he was associated with Cravath, Swaine & Moore.

         Robert F. Mehmel, Vice President -- Planning and Assistant
    Secretary. Mr. Mehmel was the Director of Financial Planning and Capital Review for Lockheed Martin's C3I and Systems Integration Sector. From 1984 to 1996, Mr. Mehmel held several accounting and financial analysis positions at Loral Electronic Systems and Loral. At the time of Lockheed Martin's acquisition of Loral, he was Corporate Manager of Business Analysis.

         Jimmie V. Adams, Vice President -- Washington, D.C.
    Operations. General Jimmie V. Adams (U.S.A.F.-ret.) was Vice President of Lockheed Martin's Washington Operations for the C3I and Systems Integration Sector. He held the same position at Loral and was an officer of Loral, prior to its acquisition by Lockheed Martin. Before joining Loral in 1993, he was Commander in Chief, Pacific Air Forces, Hickam Air Force Base, Hawaii, capping a 35-year career with the U.S. Air Force. He was also Deputy Chief of Staff for plans and operation for U.S. Air Force headquarters and Vice Commander of Headquarters Tactical Air Command and Vice Commander in Chief of the U.S. Air Forces Atlantic at Langley Air Force Base. He is a command pilot with more than 141 combat missions.

         Robert RisCassi, Vice President -- Washington, D.C.
    Operations. General Robert W. RisCassi, Vice President, Land Systems (U.S. Army-ret.) was Vice President of Land Systems for Lockheed Martin's C3I and Systems Integration Sector. He held the same position for Loral, prior to its acquisition by Lockheed Martin. He joined Loral in 1993 after retiring as U.S. Army Commander in Chief, United Nations Command/Korea. His 35-year military career included posts as Army Vice Chief of Staff; Director, Joint Staff, Joint Chiefs of Staff; Deputy Chief of Staff for Operations and Plans; and Commander of the Combined Arms Center.

         Steven J. Berger, Director. Mr. Berger is a Managing Director of Lehman Brothers, Co-Head of the Investment Banking Division and Head of the Merchant Banking Group. Mr. Berger joined Lehman Brothers in 1983 in the Investment Banking Division and spent the early part of his career working on principal investment, merger-related advisory and corporate finance transactions. Mr. Berger became a Managing Director and Head of European Investment Banking in 1991, Head of the Merchant Banking Group in 1995 and Co-Head of the Investment Banking Division in 1996. Mr. Berger holds an M.B.A. and an A.B. Economics, with honors, from Harvard University.

         David J. Brand, Director. Mr. Brand is a Managing Director of Lehman Brothers and a principal in the Global Mergers & Acquisitions Group, leading Lehman Brothers' Technology Mergers and Acquisitions business. Mr. Brand joined Lehman Brothers in 1987 and has been responsible for merger and corporate finance advisory services for many of Lehman Brothers' technology and defense industry clients. Mr. Brand holds an M.B.A. from

    Stanford University's Graduate School of Business and a B.S. in Mechanical Engineering from Boston University.

         Alberto M. Finali, Director. Mr. Finali is a Managing Director of Lehman Brothers and principal of the Merchant Banking Group, based in New York. Prior to joining the Merchant Banking Group Mr. Finali spent four years in Lehman Brothers' London office as a senior member of the M&A Group. Mr. Finali joined Lehman Brothers in 1987 as a member of the M&A Group in New York and became a Managing Director in 1997. Prior to joining Lehman Brothers, Mr. Finali worked in the Pipelines and Production Technology Group of Bechtel, Inc. in San Francisco. Mr. Finali holds an M.E. and an M.B.A. from the University of California at Berkeley, and a Laurea Degree in Civil Engineering from the Polytechnic School in Milan, Italy.

         Eliot M. Fried, Director. Mr. Fried is a Managing Director of Lehman Brothers. Mr. Fried joined Shearson, Hayden Stone, a predecessor firm, in 1976 and became a Managing Director in 1982. Mr. Fried has extensive experience in portfolio management and equity research. Mr. Fried is currently a director of Bridgeport Machines, Inc., Energy Ventures, Inc., SunSource L.P., Vernitron Corporation and Walter Industries, Inc. Mr. Fried holds an M.B.A. from Columbia University and a B.A. from Hobart College.

         Robert B. Millard, Director. Mr. Millard is a Managing Director of Lehman Brothers, Head of Lehman Brothers' Principal Trading & Investments Group and principal of the Merchant Banking Group. Mr. Millard joined Kuhn Loeb & Co. in 1976 and became a Managing Director of Lehman Brothers in 1983. Mr. Millard is currently a director of GulfMark International, Inc. and Energy Ventures, Inc. Mr. Millard holds an M.B.A. from Harvard University and a B.S. from the Massachusetts Institute of Technology.

         Alan H. Washkowitz, Director. Mr. Washkowitz is a Managing Director of Lehman Brothers and principal of the Merchant Banking Group, and is responsible for the oversight of Lehman Brothers Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is currently a director of Illinois Central Corporation, K&F Industries, Inc., Lear Corporation and McBride plc. Mr. Washkowitz holds an M.B.A. from Harvard University, a J.D. from Columbia University and an A.B. from Brooklyn College.

         Thomas A. Corcoran, Director. Mr. Corcoran has been the President and Chief Operating Officer of the Electronic Systems Sector of Lockheed Martin Corporation since March 1995. From 1993 to 1995, Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace; he was a company officer from 1990 to 1993. Mr. Corcoran is a member of the Board of Trustees of Worcester Polytechnic Institute, the Board of Trustees of Stevens
    Institute of Technology, the Board of Governors of the Electronic Industries Association, a Director of the U.S. Navy Submarine League and a Director of REMEC Corporation.

         Frank H. Menaker, Jr., Director. Mr. Menaker has served as Senior Vice President and General Counsel of Lockheed Martin since July 1996. He served as Vice President and General Counsel of Lockheed Martin from March

    1995 to July 1996, as Vice President of Martin Marietta Corporation from 1982 until 1995 and as General Counsel of Martin Marietta Corporation from 1981 until 1995. He is a director of Martin Marietta Materials, Inc., a member of the American Bar Association and has been admitted to practice before the United States Supreme Court. Mr. Menaker is a graduate of Wilkes University and the Washington College of Law at American University.

         John E. Montague, Director. Mr. Montague has been Vice President, Financial Strategies at Lockheed Martin responsible for mergers, acquisitions and divestiture activities and shareholder value strategies since March, 1995. Previously, he was Vice President, Corporate Development and Investor Relations at Martin Marietta Corporation from 1991 to 1995. From 1988 to 1991, he was Director of Corporate Development at Martin Marietta Corporation, which he joined in 1977 as a member of the engineering staff. Mr. Montague is a director of Rational Software Corporation. Mr. Montague received his B.S. from the Georgia Institute of Technology and a M.S. in engineering from the University of Colorado.

    Director Compensation and Arrangements

         It is not currently contemplated that the directors of Holdings or the Company will receive compensation for their services as directors. Members of the Board of Directors will be elected pursuant to certain voting agreements outlined in the Stockholders Agreement. See "The Transaction--Stockholders Agreement".

    Executive Compensation

         Benefit Plans

         Holdings and the Company intend to establish benefit plans, which will provide substantially similar benefits to those provided by Lockheed Martin, including a pension plan, a nonqualified supplemental retirement plan, a defined contribution plan, a severance plan and a death benefit plan.

         Management Incentive Compensation Plans

         Holdings and the Company will establish an incentive compensation plan that will provide a bonus to selected employees based on the participant's base salary, target level, individual performance rating and organizational performance rating and a plan that will allow key management employees with base salaries of at least $80,000 to defer receipt of awards under the incentive compensation plan that exceed $10,000.

         Stock Option Plan

         Holdings sponsors an option plan (the "Option Plan") for key employees of Holdings and its subsidiaries, pursuant to which options to purchase an aggregate of 14% of Holdings' fully-diluted Common Stock outstanding at Closing will be granted (inclusive of the grants to Messrs. Lanza and LaPenta, see below under "--Employment Agreements"). The compensation committee of the Board of Directors of Holdings, in its sole discretion, determines the terms of option agreements, including without limitation the treatment of option grants in the event of a change of control.

         Employment Agreements

         Holdings entered into an employment agreement (the "Employment Agreements") with each of Mr. Lanza, who will serve as Chairman and Chief Executive Officer of the Company and Holdings and will receive a base salary of $750,000 per annum and appropriate executive level benefits, and Mr. LaPenta, who will serve as President and Chief Financial Officer of Holdings and the Company and will receive a base salary of $500,000 per annum and appropriate executive level benefits. The Employment Agreements provide for an initial term of five years, which will automatically renew for one-year periods thereafter, unless a party thereto gives notice of its intent to terminate at least 90 days prior to the expiration of the term. Upon a termination without cause (as defined) or resignation for good reason (as defined), Holdings will be obligated, through the end of the term, to (i) continue to pay the base salary and (ii) continue to provide life insurance and medical and hospitalization benefits comparable to those provided to other senior executives; provided, however, that any such coverage shall terminate to the extent that Mr. Lanza or Mr. LaPenta, as the case may be, is offered or obtains comparable benefits coverage from any other employer. The Employment Agreements provide for confidentiality during employment and at all times thereafter. There is also a noncompetition and non-solicitation covenant which is effective during the employment term and for one year thereafter; provided, however, that if the employment terminates following the expiration of the initial term, the noncompetition covenant will only be effective during the period, if any, that Holdings pays the severance described above.

         Holdings has granted each of Messrs. Lanza and LaPenta
    (collectively, the "Equity Executives") nonqualified options to purchase, at $6.47 per share of Class A Common Stock, 5% of Holdings' initial fully-diluted common stock. In each case, half of the options will be "Time Options" and half will be "Performance Options" (collectively, the "Options"). The Time Options will become exercisable with respect to 20% of the shares subject to the Time Options on each of the first five anniversaries of the Closing if employment continues through and including such date. The Performance Options will become exercisable nine years after the Closing, but will become exercisable earlier with respect to up to 20% of the shares subject to the Performance Options on each of the first five anniversaries of the Closing, to the extent certain EBITDA targets are achieved. The Options will become fully exercisable under certain circumstances, including a change in control. The Option term is ten years from the Closing; except that (i) if the Equity Executive is fired for cause or resigns without good reason, the Options expire upon termination of employment; (ii) if the Equity Executive is fired without cause, resigns for good reason, dies, becomes disabled or retires, the Options expire one year after termination of employment. Unexercisable Options will terminate upon termination of employment, unless acceleration is expressly provided for. Upon a change of control, Holdings may terminate the Options, so long as the Equity Executives are cashed out or permitted to exercise their Options prior to such change of control.

         Puts/Calls. In the event that an Equity Executive (i) is terminated without cause, (ii) resigns with good reason or (iii) retires (collectively, a "Good Termination"), the Equity Executive will have the right to require Holdings to, and Holdings will have the right to, purchase at the fair market value per share a number of (A) shares purchased upon exercise of Options ("Option Shares") and (B) Class B

    Common Stock purchased at Closing ("Purchased Shares", and collectively with the Option Shares, the "Equity Shares") equal to the product of
    (1) the total number of Equity Shares held and (2) the Put/Call Percentage. The "Put/Call Percentage" will equal 75% at any time prior to the first anniversary of the Closing and will be reduced by 15% on each anniversary of the Closing thereafter. In addition, in the event of a Good Termination, the Equity Executive will have the right to require Holdings to, and Holdings will have the right to, purchase, at the fair market value per share less the exercise price per share, the number of shares subject to exercisable Options in an amount equal to the product of
    (i) the total number of shares subject to exercisable Options held and
    (ii) the Put/Call Percentage.

         Following the termination of an Equity Executive's employment due to death or disability, the Equity Executive will have the right to require Holdings to, and Holdings will have the right to, purchase all of (i) the Equity Shares held by the Equity Executive at a per share price equal to the fair market value per share and (ii) the shares subject to Options held by the Equity Executive at the fair market value per share less the exercise price per share. Notwithstanding the foregoing, in the event of the Equity Executive's death, the Equity Executive's estate will have the right to retain 20% of the Purchased Shares.

         In the event that an Equity Executive is terminated with cause or quits without good reason (a "Bad Termination"), Holdings will have the right to purchase any (i) Option Shares at the lesser of (A) the Equity Executive's cost and (B) fair market value and (ii) Purchased Shares at the lesser of (A) the Equity Executive's cost plus interest and (B) fair market value. In addition, in the event of a Bad Termination all Options will terminate without payment. The Equity Executive will not have the right to put the Equity Shares to Holdings in the event of a Bad Termination.

         Notwithstanding the above, Holdings will not be required to purchase for cash any Equity Shares or shares subject to Options if such purchase would be or would result in a violation of the terms of its debt agreements or applicable statutes. In addition, no such purchase for cash will occur if in the reasonable opinion of the Board of Directors of Holdings (excluding the Equity Executives) such purchase would be reasonably likely to materially impact Holdings's available cash, require unsuitable additional debt to be incurred or otherwise have a material adverse effect on the financial condition of Holdings. If Holdings is unable to purchase any Equity Shares or shares subject to Options for cash due to any of the above reasons, Holdings will issue a subordinated note in the appropriate principal amount to the Equity Executive or his estate, as the case may be.

                            OWNERSHIP OF CAPITAL STOCK

         All of the outstanding capital stock of the Company is held by Holdings. Class A Common Stock of Holdings ("Class A Common Stock") possesses full voting rights and Class B Common Stock of Holdings ("Class B Common Stock") and Class C Common Stock of Holdings ("Class C Common Stock and, together with Class A Common Stock and Class B Common Stock, "Common Stock") possess no voting rights except as otherwise required by law. Each share of Class B Common Stock will convert into a share of Class A Common Stock upon consummation of an initial public offering of equity securities of Holdings and certain other events and will convert into a share of Class C Common Stock upon certain other events. As of the Closing, there were 17,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the shares of the Common Stock of Holdings, upon consummation of the Transaction, by each person who beneficially owns more than five percent the outstanding shares of Common Stock of Holdings and by the directors and certain executive officers of the Company, individually and as a group.

                                                                                                                  Percentage
                                                                          Class A              Class B           Ownership of
                  Name of Beneficial Owner                             Common Stock          Common Stock        Common Stock
    -------------------------------------------------------------- -------------------   -------------------  -------------------

    Lehman Brothers Capital Partners III, L.P. and affiliates
     c/o Lehman Brothers Inc.
     Three World Financial Center
     New York, New York 10285   . . . . . . . . . . . . . . . . .       10,020,000                   --                50.1%
    Lockheed Martin Corporation . . . . . . . . . . . . . . . . .        6,980,000                   --                34.9
    Frank C. Lanza  . . . . . . . . . . . . . . . . . . . . . . .               --            1,500,000                 7.5
    Robert V. LaPenta . . . . . . . . . . . . . . . . . . . . . .               --            1,500,000                 7.5
    All directors and executive officers as group (15 persons)  .               --            3,000,000                15.0



                     DESCRIPTION OF SENIOR CREDIT FACILITIES

         The Senior Credit Facilities have been provided by a syndicate of banks and other financial institutions led by Lehman Commercial Paper Inc., as Arranger and Syndication Agent. The Senior Credit Facilities provide for $175.0 million in term loans (the "Term Loan Facilities") and for $100.0 million in revolving credit loans (the "Revolving Credit Facility"). The Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice (the "Swingline Loans"). The Term Loans are comprised of a Tranche A Term Loan ($100.0 million), which have a maturity of six years, a Tranche B Term Loan ($45.0 million), which have a maturity of eight years, and a Tranche C Term Loan ($30.0 million), which have a maturity of nine years. The Revolving Credit Facility commitment terminates six years after the date of initial funding of the Senior Credit Facilities.

         All borrowings under the Senior Credit Facilities bear interest, at the Company's option, at either: (A) a "base rate" equal to, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America NT&SA, as Administrative Agent, in San Francisco, California, as its "reference rate" plus (i) in the case of the Tranche A Term Loan, the Revolving Credit Facility and the Swingline Loans, a debt to EBITDA-dependent rate ranging from 0.50% to 1.25% per annum, (ii) in the case of the Tranche B Term Loan, a rate of 1.50% per annum or (iii) in the case of the Tranche C Term Loan, a rate of 1.75% per annum or (B) a "LIBOR rate" equal to, for any Interest Period (as defined in the Senior Credit Facilities), with respect to LIBOR Loans comprising part of the same borrowing, the London interbank offered rate of interest per annum for such Interest Period as determined by the Administrative Agent, plus (i) in the case of the Tranche A Term Loan and the Revolving Credit Facility, a debt to EBITDA-dependent rate ranging from 1.50% to 2.25% per annum, (ii) in the case of the Tranche B Term Loan, a rate of 2.50% per annum or (iii) in the case of the Tranche C Term Loan, a rate of 2.75% per annum.

         The Company will pay a commitment fee calculated at a debt to EBITDA-dependent rate ranging from 0.375% to 0.50% per annum of the available unused commitment under the Revolving Credit Facility, in each case in effect on each day. Such fee will be payable quarterly in arrears and upon termination of the Revolving Credit Facility.

         The Company will pay a letter of credit fee calculated at a debt to EBITDA-dependent rate ranging from 1.50% to 2.25% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.125% per annum of the face amount of each letter of credit. Such fees will be payable quarterly in arrears and upon the termination of the Revolving Credit Facility. In addition, the Company will pay customary transaction charges in connection with any letters of credit.

         The foregoing debt to EBITDA-dependent rates range from the low rate specified if the ratio of debt to EBITDA is less than 3.75 to 1.0 to the high rate specified if such ratio is at least equal to 4.75 to 1.0.

         The Term Loans are subject to the following amortization schedule:

                                                      Tranche A Term Loan        Tranche B Term Loan         Tranche C Term Loan
                                                  -------------------------   -------------------------  -------------------------

    Year 1  . . . . . . . . . . . . . . . . . .         $ 4,000,000                 $   500,000                 $   500,000
    Year 2  . . . . . . . . . . . . . . . . . .           5,000,000                     500,000                     500,000
    Year 3  . . . . . . . . . . . . . . . . . .          15,000,000                     500,000                     500,000
    Year 4  . . . . . . . . . . . . . . . . . .          21,000,000                     500,000                     500,000
    Year 5  . . . . . . . . . . . . . . . . . .          27,000,000                     500,000                     500,000
    Year 6  . . . . . . . . . . . . . . . . . .          28,000,000                     500,000                     500,000
    Year 7  . . . . . . . . . . . . . . . . . .                  --                  20,000,000                     500,000
    Year 8  . . . . . . . . . . . . . . . . . .                  --                  22,000,000                     500,000
    Year 9  . . . . . . . . . . . . . . . . . .                  --                          --                  26,000,000

         Borrowings under the Senior Credit Facilities is subject to mandatory prepayment (i) with the net proceeds of any incurrence of indebtedness with certain exceptions to be agreed, (ii) with the proceeds of certain asset sales and (iii) on an annual basis with (A) 75% of the Company's excess cash flow (as defined in the Senior Credit Facilities) if the ratio of the Company's debt to EBITDA is greater than 3.5 to 1.0 or
    (B) 50% of such excess cash flow if the ratio is less than 3.5 to 1.0.

         The Company's obligations under the Senior Credit Facilities is secured by a lien on substantially all of the tangible and intangible assets of Holdings, the Company, and their direct and indirect subsidiaries, including: (i) a pledge by Holdings of the stock of the Company and (ii) a pledge by the Company and its direct and indirect subsidiaries of all of the stock of their respective domestic subsidiaries and 65% of the stock of the Company's first-tier foreign subsidiaries. In addition, indebtedness under the Senior Credit Facilities is guaranteed by Holdings and by all of the Company's direct and indirect domestic subsidiaries. See "Description of the Exchange Notes--Subordination", "Risk Factors--Subordination".

         The Senior Credit Facilities contain customary covenants and restrictions on the Company's ability to engage in certain activities. In addition, the Senior Credit Facilities provide that the Company must meet or exceed certain interest coverage ratios and must not exceed a leverage ratio. The Senior Credit Facilities also include customary events of default.

                                THE EXCHANGE OFFER

    General

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $225 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.

         As of the date of this Prospectus, $225 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the
    Letter of Transmittal, is first being sent on or about       , 1997, to
    all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

    Purpose of the Exchange Offer

         The Old Notes were issued on April 30, 1997 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

         In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 90 days after the date of issuance of the Old Notes, and to use its best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than 150 days after the date of issuance of the Old Notes and the Exchange Offer to be consummated not later than 30 days after the date of the effectiveness of the Registration Statement (or use its best efforts to cause to become effective by the 180th calendar day after the Issuance Date (as defined) a shelf registration statement with respect to resales of the Old Notes). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

         The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

         The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. See "--Resale of Exchange Notes". Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

    Terms of the Exchange

         The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes".

         The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

         The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

         Interest on the Exchange Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from April 30, 1997.

         Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.


    Expiration Date; Extension; Termination; Amendment

         The Exchange Offer will expire at 5:00 p.m., New York City time, on __________, 1997, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

         The Company expressly reserves the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the

    Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable.

         For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Old Notes on the Exchange Date.

    Procedures for Tendering Old Notes

         The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

         A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

         The method of delivery of Old Notes, Letters of Transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to insure timely delivery. No Old Notes or Letters of Transmittal should be sent to the Company.

         If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

         The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

         If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

         A tender will be deemed to have been received as of the date when
    (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

         If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

         If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

         By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

         Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    Terms and Conditions of the Letter of Transmittal

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

         The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. In connection with the offering of the Old Notes, the Company agreed to file and maintain, subject to certain limitations, a registration statement that would allow Lehman Brothers Inc. to engage in market-making transactions with respect to the Notes. The Company has agreed to bear registration expenses incurred under such agreement.

    Withdrawal Rights

         Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

         For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must
    (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) specify the principal amount of Notes to be withdrawn,
    (iv) include a statement that such holder is withdrawing his election to have such Old Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Old Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

         Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

    Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly on the Exchange Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

         For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

         In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

    Certain Conditions to the Exchange Offer

         Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following conditions exist:

                   (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

                   (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes or that may materially impair the contemplated benefits of the Exchange Offer to the Company; or

                   (c) any law, rule or regulation or applicable interpretations of the staff of the Commission is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

                   (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

                   (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

                   (f) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

                   (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

         The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

         In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

         The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

    Exchange Agent

         The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

      By Hand/Overnight Courier:                       By Mail:
        The Bank of New York                    The Bank of New York
        101 Barclay Street                      101 Barclay Street
        Corporate Trust Services Window         Corporate Trust Services Window
        New York, New York  10286               New York, New York  10286
        Attn:  Reorganization Section           Attn:  Reorganization Section

                              By Facsimile:  (212) 815-6339
                                     Attn.:  Reorganization Section
                                 Telephone: (212) 815-4444

    Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

         DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

    Solicitation of Tenders; Fees and Expenses

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

         The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $500,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    Transfer Taxes

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

    Accounting Treatment

         The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

    Consequences of Failure to Exchange

         Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

         Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

         As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

         The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

    Resale of Exchange Notes

         The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) could not rely on the applicable interpretations of the staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

         In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                        DESCRIPTION OF THE EXCHANGE NOTES

    General

         The Old Notes were issued and the Exchange Notes offered hereby will be issued under an indenture dated as of April 30, 1997 (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture describes the material terms of the Indenture but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions". The Indenture is an exhibit to the Registration Statement of which this Prospectus is a part.

         On April 30, 1997, the Company issued $225.0 million aggregate principal amount of Old Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and Exchange Notes then outstanding.

         The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt. At December 31, 1996, on a pro forma basis giving effect to the Acquisition and the initial borrowings under the Senior Credit Facilities, the Company would have had Senior Debt of approximately $175.0 million outstanding (excluding letters of credit). The Indenture will permit the incurrence of additional Senior Debt in the future.

         The Company will not have any Subsidiaries as of the Issue Date. However, the Indenture will provide that the Company's payment obligations under the Exchange Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by all of the Company's future Restricted Subsidiaries, other than Foreign Subsidiaries (collectively, the "Guarantors"). The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include the guarantees of amounts borrowed under the Senior Credit Facilities.

    Principal, Maturity and Interest

         The Exchange Notes will be limited in aggregate principal amount to $225.0 million and will mature on May 1, 2007. Interest on the Exchange Notes will accrue at the rate of 10 3/8% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 1997, to Holders of record on the immediately preceding April 15 and October 15. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of Exchange Notes; provided that all payments of principal, premium and interest with respect to Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof if such Holders shall be registered Holders of at least $250,000 in principal amount of Exchange Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

    Optional Redemption

         The Exchange Notes will not be redeemable at the Company's option prior to May 1, 2002. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:


    Year                                   Percentage
    --------------------------------   -----------------

    2002  . . . . . . . . . . . . . .     105.188%
    2003  . . . . . . . . . . . . . .     103.458%
    2004  . . . . . . . . . . . . . .     101.729%
    2005 and thereafter . . . . . . .     100.000%



         Notwithstanding the foregoing, during the first 36 months after the Issue Date, the Company may on any one or more occasions redeem up to an aggregate of 35% of the Exchange Notes originally issued at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or the net cash proceeds of one or more Equity Offerings by Holdings that are contributed to the Company as common equity capital; provided that at least 65% of the Exchange Notes originally issued remain outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption must occur within 120 days of the date of the closing of such Equity Offering.

    Subordination

         The payment of principal of, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred.

         Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the Holders of Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Exchange Notes would be entitled shall be made to the holders of Senior Debt (except, in each case, that Holders of Exchange Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

         The Company also may not make any payment upon or in respect of the Exchange Notes (except from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed (A) in the case of a payment default, upon the date on which such default is cured or waived and (B) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Exchange Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent
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
    Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

         The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Acquisition and the initial borrowing under the Senior Credit Facilities, the principal amount of Senior Debt outstanding (excluding letters of credit) at December 31, 1996 would have been approximately $175.0 million.

    Selection and Notice

         If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

    Mandatory Redemption

         Except as set forth below under "--Repurchase at the Option of Holders", the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

    Repurchase at the Option of Holders

    Change of Control

         Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
    (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

         The Indenture will provide that, prior to mailing a Change of Control Offer, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or offer to repay all Senior Debt and terminate all commitments thereunder of each lender who has accepted such offer or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchange Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

         The Senior Credit Facilities will prohibit the Company from purchasing any Exchange Notes, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facilities.
    In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Exchange Notes. See "Risk Factors--Change of Control". Finally, the Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facilities will prohibit, subject to certain exceptions, the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay indebtedness outstanding under the Senior Credit Facilities and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their purchase rights following a Change of Control, thereby resulting in a default under the Indenture. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company.


         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

         "Change of Control" means the occurrence of any of the following:
    (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Principals" means any Lehman Investor, Lockheed Martin Corporation, Frank C. Lanza and Robert V. LaPenta.

         "Related Party" with respect to any Principal means (i) any controlling stockholder, 50% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a more than 50% controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.


          With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company.


    Asset Sales

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and
    (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, consists of cash, Cash Equivalents and/or Marketable Securities; provided, however, that (A) the amount of any Senior Debt of the Company or such Restricted Subsidiary that is assumed by the transferee in any such transaction and (B) any consideration received by the Company or such Restricted Subsidiary, as the case may be, that consists of (1) all or substantially all of the assets of one or more Similar Businesses, (2) other long-term assets that are used or useful in one or more Similar Businesses and (3) Permitted Securities shall be deemed to be cash for purposes of this provision.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (i) to repay Indebtedness under a Credit Facility, or (ii) to the acquisition of Permitted Securities, all or substantially all of the assets of one or more Similar Businesses, or the making of a capital expenditure or the acquisition of other long-term assets in a Similar Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

         The Senior Credit Facilities will substantially limit the Company's ability to purchase subordinated Indebtedness, including the Exchange Notes. Any future credit agreements relating to Senior Debt may contain similar restrictions. See "Description of Senior Credit Facilities".

    Certain Covenants

    Restricted Payments

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
    (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;
    (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Notes except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through
    (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                   (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

                   (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

                  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (vii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from a contribution to its common equity capital or the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of cash received in connection therewith (or from the sale of Marketable Securities received in connection therewith), plus (iv) to the extent not already included in such Consolidated Net Income of the Company for such period and without duplication, (A) 100% of the aggregate amount of cash received as a dividend from an Unrestricted Subsidiary, (B) 100% of the cash received upon the sale of Marketable Securities received as a dividend from an Unrestricted Subsidiary, and (C) 100% of the net assets of any Unrestricted Subsidiary on the date that it becomes a Restricted Subsidiary.

         The foregoing provisions will not prohibit:

                     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

                    (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

                   (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness (other than intercompany Indebtedness) in exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

                    (iv) the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company or Holdings held by any future, present or former employee, director or consultant of the Company or any Subsidiary or Holdings issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed $1.5 million in any calendar year and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

                     (v) repurchases of Equity Interests deemed to occur upon exercise of stock options upon surrender of Equity Interests to pay the exercise price of such options;

                    (vi) payments to Holdings (A) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence and provide for other operating costs of up to $500,000 per fiscal year and (B) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent such income taxes are actually due and owing; provided that the aggregate amount paid under this clause
         (B) does not exceed the amount that the Company would be required to pay in respect of the income of the Company and its Subsidiaries if the Company were a stand alone entity that was not owned by Holdings; and

                   (vii) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $20.0 million.

         The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.
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    Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The forgoing limitation will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                     (i) the incurrence by the Company of term Indebtedness under Credit Facilities (and the guarantee thereof by the Guarantors); provided that the aggregate principal amount of all term Indebtedness outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $175.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness under a Credit Facility (or any such Permitted Refinancing Indebtedness) that have been made since the Issue Date;

                    (ii) the incurrence by the Company of revolving credit Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under Credit Facilities (and the guarantee thereof by the Guarantors); provided that the aggregate principal amount of all revolving credit Indebtedness outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause
         (ii), does not exceed an amount equal to $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness (including any such Permitted Refinancing Indebtedness) pursuant to the covenant described above under the caption "--Asset Sales";

                   (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

                    (iv) the incurrence by the Company and the Guarantors of the Exchange Notes and the Subsidiary Guarantees;
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                     (v)     the incurrence by the Company or any of its
         Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (v), not to exceed $30.0 million at any time outstanding;

                    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $10.0 million;

                   (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by the Indenture to be incurred;

                  (viii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

                    (ix) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and
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         without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

                     (x) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or one of its Restricted Subsidiaries and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or one of its Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

                    (xi) the incurrence by the Company or any of the Guarantors of Hedging Obligations that are incurred for the purpose of (A) fixing, hedging or capping interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) protecting the Company and its Restricted Subsidiaries against changes in currency exchange rates;

                   (xii) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

                  (xiii) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xiii), and the issuance of preferred stock by Unrestricted Subsidiaries;

                   (xiv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiaries in the ordinary course of business; and

                    (xv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xv), not to exceed $50.0 million.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through
    (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of
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
    interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    Liens

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

    Antilayering Provision

         The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to any of the Subsidiary Guarantees.

    Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
    (i)(A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) the provisions of security agreements that restrict the transfer of assets that are subject to a Lien created by such security agreements, (B) the provisions of agreements governing Indebtedness incurred pursuant to clause (v) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock,
    (C) the Indenture and the Exchange Notes, (D) applicable law, (E) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (F) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (G) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (H) Permitted Refinancing Indebtedness, provided that the
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
    restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (I) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (J) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness,
    (K) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, or (L) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

    Merger, Consolidation or Sale of Assets

         The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
    (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchange Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;
    (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such transaction either (A) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period without giving pro forma effect to such transaction.

         Notwithstanding the foregoing clause (iv), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating the Company in
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    another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

    Transactions with Affiliates

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and
    (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The foregoing provisions will not prohibit: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (ii) any transaction with a Lehman Investor; (iii) any transaction between or among the Company and/or its Restricted Subsidiaries; (iv) transactions between the Company or any of its Restricted Subsidiaries, on the one hand, and Lockheed Martin or any of its Subsidiaries, on the other hand, on terms that are not materially less favorable to the Company or the applicable Restricted Subsidiary of the Company than those that could have been obtained from an unaffiliated third party; provided that (A) in the case of any such transaction or series of related transactions pursuant to this clause
    (iv) involving aggregate consideration in excess of $1.0 million but less than $25.0 million, such transaction or series of transactions (or the agreement pursuant to which the transactions were executed) was approved by the Company's Chief Executive Officer or Chief Financial Officer and
    (B) in the case of any such transaction or series of related transactions pursuant to this clause (iv) involving aggregate consideration equal to or in excess of $25.0 million, such transaction or series of related transactions (or the agreement pursuant to which the transactions were executed) was approved by a majority of the disinterested members of the Board of Directors; (v) any transaction pursuant to and in accordance with the provisions of the Transaction Documents as the same are in effect on the Issue Date; and (vi) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments".
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    Payments for Consent

         The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all Holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    Reports

         The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchange Notes are outstanding, the Company will furnish to the Holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separately from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Old Notes remain outstanding and are required to bear the transfer restriction legend, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    Future Subsidiary Guarantees

         The Company will not have any Subsidiaries as of the Issue Date. However, the Company's payment obligations under the Exchange Notes will be jointly and severally guaranteed by all of the Company's future Restricted Subsidiaries, other than Foreign Subsidiaries. The Indenture will provide that if the Company or any of its Subsidiaries shall acquire or create a Subsidiary (other than a Foreign Subsidiary or an Unrestricted Subsidiary) after the Issue Date, then such Subsidiary shall execute a
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
    Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture. The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include the guarantees of amounts borrowed under the Senior Credit Facilities. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

         The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (except the Company or another Guarantor) unless
    (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Exchange Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company
    (A) would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period without giving pro forma effect to such transaction.

         Notwithstanding the foregoing paragraph, (i) any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) any Guarantor may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating such Guarantor in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

         The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Redemption or Repurchase at Option of Holders--Asset Sales".

    Events of Default and Remedies

         The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the
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
    subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "--Change of Control", "--Asset Sales" or "--Merger, Consolidation or Sale of Assets";
    (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately; provided, however, that so long as any Designated Senior Debt is outstanding, such declaration shall not become effective until the earlier of (i) the day which is five Business Days after receipt by the Representatives of Designated Senior Debt of such notice of acceleration or (ii) the date of acceleration of any Designated Senior Debt. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to May 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to May 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable
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    to the extent permitted by law upon the acceleration of the Exchange
    Notes.

         The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

    No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Notes and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

    Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Exchange Notes when such payments are due from the trust referred to below,
    (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance,
    (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars,
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    non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;
    (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

    Transfer and Exchange

         A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not
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    required to transfer or exchange any Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

         The registered Holder of a Note will be treated as the owner of it for all purposes.

    Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture or the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes,
    (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relates to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Exchange Notes then outstanding if such amendment would adversely affect the rights of Holders of Exchange Notes.

         Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to
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    effect or maintain the qualification of the Indenture under the Trust
    Indenture Act.

    Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

    Book-Entry, Delivery and Form

         The certificates representing the Exchange Notes will be issued in fully registered form and will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York (The "Depository"), and registered in the name of a nominee of the Depository.

    Depository Procedures

         The Depository has advised the Company that the Depository is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

         The Depository has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Exchange Notes, the Depository will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of Global
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    Exchange Notes and (ii) ownership of such interests in the Global Exchange
    Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

         Investors in the Global Note may hold their interests therein directly through the Depository, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) that are Participants in such system. Investors in the Regulation S Global Note may hold their interests therein through Euroclear or CEDEL, if they are participants in such systems, or indirectly through organizations that are participants in such systems or in the Depository system. Euroclear and CEDEL will hold interests in the Regulation S Global Note on behalf of their Participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. as operator of CEDEL. The depositories, in turn, will hold such interests in the Regulation S Global Note in customers' securities accounts in the depositories' names on the books of the Depository. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of the Depository. Those interests held by Euroclear or CEDEL may be also be subject to the procedures and requirements of such system.

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because the Depository can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the Depository system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see, "--Exchange of Book-Entry Exchange Notes for Certificated Exchange Notes".

         Except as described below, owners of interests in the Global Exchange Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose.

         Payments in respect of the principal and premium and interest on a Global Note registered in the name of the Depository or its nominee will be payable by the Trustee to the Depository or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's or Indirect Participant's records relating to or payments made on account of
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    beneficial ownership interests in the Global Exchange Notes, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants.

         The Depository has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Exchange Notes as shown on the records of the Depository. Payments by Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depository or its nominee as the registered owner of the Exchange Notes for all purposes.

         Except for trades involving only Euroclear and CEDEL participants, interests in the Global Exchange Notes will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depository and its participants.

         Transfers between Participants in the Depository will be effected in accordance with the Depository's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the Exchange Notes described herein, crossmarket transfers between Participants in the Depository, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through the Depository in accordance with the Depository's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in the Depository, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable the Depository. Euroclear participants and CEDEL participants may not deliver instructions directly to the Depositaries for Euroclear or CEDEL.

         Because of time zone differences, the securities accounts of a Euroclear or CEDEL participant purchasing an interest in a Global Note
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    from a Participant in the Depository will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of the Depository. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a Participant in the Depository will be received with value on the settlement date of the Depository but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the Depository's settlement date.

         The Depository has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account the Depository interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Exchange Notes, the Depository reserves the right to exchange Global Exchange Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

         The information in this section concerning the Depository, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

         Although the Depository, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in the Depository, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by the Depository, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Exchange of Book-Entry Exchange Notes for Certificated Exchange Notes

         A Global Note is exchangeable for definitive Exchange Notes in registered certificated form if (i) the Depository (A) notifies the Company that it is unwilling or unable to continue as depository for the Global Note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Exchange Notes in certificated form. In addition, beneficial interests in a Global Note may be exchanged for certificated Exchange Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of the Depository in accordance with customary procedures. In all cases, certificated Exchange Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depository (in accordance with its customary procedures).
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    Certificated Exchange Notes

         Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of certificated Exchange Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Exchange Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Exchange Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

    Same Day Settlement and Payment

         The Indenture will require that payments in respect of the Exchange Notes represented by the Global Note (including principal, premium, if any, interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Exchange Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Exchange Notes will also be settled in immediately available funds.

    Registration Rights; Liquidated Damages

         The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or
    (B) that it may not resell the Exchange Notes acquired by it in the
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
    Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Exchange Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for an Exchange
    Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
    (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

         The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Issue Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Issue Date,
    (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Exchange Notes in exchange for all Exchange Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (A) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified above for such filing,
    (B) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (C) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (D) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (A) through (D) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each
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    subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of certificated Old Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person,
    (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by
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    the Company or any of its Subsidiaries of Equity Interests of any of the
    Company's Restricted Subsidiaries, in the case of either clause (i) or
    (ii), whether in a single transaction or a series of related transactions
    (A) that have a fair market value in excess of $1.0 million or (B) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary,
    (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" and (iv) a disposition of Cash Equivalents in the ordinary course of business will not be deemed to be an Asset Sale.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic financial institution to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's or S&P's and in each case maturing within six months after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, and (vii) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's or S&P.
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         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus
    (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill, debt issuance costs and other intangibles but excluding amortization of other prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, and (vi) the Net Income of any Restricted Subsidiary shall be calculated after deducting preferred stock dividends payable by such Restricted Subsidiary to Persons other than the Company and its other Restricted Subsidiaries.

         "Consolidated Net Tangible Assets" means, as of any date of determination, shareholders' equity of the Company and its Restricted
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    Subsidiaries, determined on a consolidated basis in accordance with GAAP, less goodwill and other intangibles (other than patents, trademarks, licenses, copyrights and other intellectual property and prepaid assets).

         "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Designated Senior Debt" means (i) any Indebtedness outstanding under the Senior Credit Facilities and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt".

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Notes mature; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means any public or private sale of equity securities (excluding Disqualified Stock) of the Company or Holdings, other than any private sales to an Affiliate of the Company or Holdings.

         "Existing Indebtedness" means any Indebtedness of the Company (other than Indebtedness under the Senior Credit Facilities and the Exchange Notes) in existence on the Issue Date, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net
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    payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (A) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "Foreign Subsidiary" means a Restricted Subsidiary of the Company that was not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such
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    other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantors" means each Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

         "Holdings" means L-3 Communications Holdings, Inc.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be
    (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, moving and similar loans or advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have
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    made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption "--Restricted Payments".

         "Issue Date" means the closing date for the sale and original issuance of the Exchange Notes under the Indenture.

         "Lehman Investor" means Lehman Brothers Holdings Inc. and any of its Affiliates.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Marketable Securities" means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities; as determined on the date of the contract relating to such Asset Sale.

         "Moody's" means Moody's Investors Services, Inc.

         "Net Income" means, with respect to any Person, the net income
    (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,
    (i) any gain or loss, together with any related provision for taxes thereon, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and
    (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss and (iii) the cumulative effect of a change in accounting principles.

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and
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    any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable (as a guarantor or otherwise), or (C) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness incurred under Credit Facilities) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

         "Obligations" means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

         "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor (ii) any Investment in cash or Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or any disposition of assets not constituting an Asset sale; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) advances to employees not to exceed $2.5 million at any one time outstanding; (vii) any Investment acquired in connection with or as a result of a workout or bankruptcy of a customer or supplier;
    (viii) Hedging Obligations permitted to be incurred under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (ix) any Investment in a Similar Business that is not a Restricted Subsidiary; provided that the aggregate fair market value of all Investments made pursuant to this clause (ix) (valued on the date each such Investment was made and without giving effect to subsequent changes in value) may not exceed 5% of the Consolidated Net Tangible Assets of the Company; and (x) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to
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    this clause (x) that are at the time outstanding, not to exceed $15.0 million.

         "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Exchange Notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

         "Permitted Liens" means (i) Liens securing Senior Debt of the
    Company or any Guarantor that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any Guarantor;
    (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets of the Company or any of its Restricted Subsidiaries; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
    (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (v) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness -- ; (vii) Liens existing on the Issue Date; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding;
    (x) Liens on assets of Guarantors to secure Senior Debt of such Guarantors that was permitted by the Indenture to be incurred; (xi) Liens securing Permitted Refinancing Indebtedness, provided that any such Lien does not extend to or cover any property, shares or debt other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended; (xii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature, in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
    (xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (xiv) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Hedging Obligations; and (xv) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory or
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    regulatory, contractual or warranty requirements of the Company or its
    Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and prepayment premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Permitted Securities" means, with respect to any Asset Sale, Voting Stock of a Person primarily engaged in one or more Similar Businesses; provided that after giving effect to the Asset Sale such Person shall become a Restricted Subsidiary and a Guarantor.

         "Representative" means the indenture trustee or other trustee, agent or representative for any Senior Debt.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" means, with respect to any Person, each Subsidiary of such Person that is not an Unrestricted Subsidiary.

         "Senior Credit Facilities" means the credit agreement, dated as of the Issue Date among the Company and a syndicate of banks and other financial institutions led by Lehman Commercial Paper Inc., as syndication agent, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

         "Senior Debt" means (i) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company or any of its Restricted Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes and
    (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include
    (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

         "Similar Business" means a business, a majority of whose revenues in the most recently ended calendar year were derived from (i) the sale of defense products, electronics, communications systems, aerospace products, avionics products and/or communications products, (ii) any services related thereto, (iii) any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and (iv) any combination of any of the foregoing.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "S&P" means Standard and Poor's Corporation.

         "Transaction Documents" means the Indenture, the Exchange Notes, the Purchase Agreement and the Registration Rights Agreement.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
    (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and
    (v) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock", the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if
    (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and
    (ii) no Default or Event of Default would be in existence following such designation.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned" means, when used with respect to any Subsidiary or Restricted Subsidiary of a Person, a Subsidiary (or Restricted Subsidiary, as appropriate) of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person and one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person.

                 CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

         The exchange of Old Notes for Exchange Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by Holders upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a Holder's basis in Exchange Notes will be the same as such Holder's basis in the Old Notes exchanged therefor. Holders will be considered to have held the Exchange Notes from the time of their original acquisition of the Old Notes.

         In any event, persons considering the exchange of Old Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdictions.


                               PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer and so notifies the Company, or causes the Company to be so notified in writing, the Company has agreed that a period of 180 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

         By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                     EXPERTS

         The combined financial statements of the Lockheed Martin Predecessor Businesses as of March 31, 1997 and for the three months then ended, as of December 31, 1996 and for the year then ended, the Loral Acquired Businesses for the three months ended March 31, 1996 and for the years ended December 31, 1995 and 1994 and the balance sheet of L-3 Communications Corporation as of April 29, 1997, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing. The report on the combined financial statements of the Lockheed Martin Predecessor Businesses for the year ended December 31, 1996 states that Coopers & Lybrand L.L.P.'s opinion, insofar as it relates to the financial statements of the Lockheed Martin Communications Systems Division included in such combined financial statements, is based solely on the report of other auditors.

         The combined financial statements of Lockheed Martin Communications Systems Division at December 31, 1996 (not presented separately herein) and 1995, and the combined results of its operations and its cash flows for the year ended December 31, 1996 (not presented separately herein), and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

    L-3 COMMUNICATIONS CORPORATION

    Condensed Consolidated (Combined) Financial Statements
    as of June 30, 1997 (unaudited) and December 31, 1996
    and for the six months ended June 30, 1997 (unaudited)
    and 1996 (unaudited) . . . . . . . . . . . . . . . . . . . . . .   F-3

         Condensed Consolidated (Combined) Balance Sheets as of
         June 30, 1997 (unaudited) and December 31, 1996  . . . . . .  F-4

         Condensed Consolidated (Combined) Statements of Operations
         for the Three and Six Months ended June 30, 1997 (unaudited)
         and June 30, 1996 (unaudited)  . . . . . . . . . . . . . . .  F-6

         Condensed Consolidated (Combined) Statements of Cash Flows
         for the Six Months ended June 30, 1997 (unaudited)
         and June 30, 1996 (unaudited)  . . . . . . . . . . . . . . .  F-8

         Notes to Condensed Consolidated (Combined)
         Financial Statements . . . . . . . . . . . . . . . . . . . .  F-10

    Balance Sheet as of April 29, 1997  . . . . . . . . . . . . . . .  F-15

         Report of Coopers & Lybrand L.L.P. . . . . . . . . . . . . .  F-16

         Balance Sheet of April 29, 1997  . . . . . . . . . . . . .  . F-17

         Notes to Balance Sheet . . . . . . . . . . . . . . . . . . .  F-18

    Lockheed Martin Predecessor Businesses

    Combined Financial Statements as of March 31, 1997 and the three months ended March 31, 1997 and 1996 (unaudited)  . . . . . . . .  F-21

         Report of Coopers & Lybrand L.L.P.   . . . . . . . . . . . .  F-22

         Balance sheet as of March 31, 1997 . . . . . . . . . . . . .  F-23

         Statements of Operations and Changes in Invested Equity for
         the three months ended March 31, 1997 and March 31, 1996
         (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . F-24

         Statements of Cash Flows for the three months ended
         March 31, 1997 and March 31, 1996 (Unaudited) . . . . . . . . F-25

         Notes to Combined Financial Statements . . . . . . . . . . .  F-26

     Combined Financial Statements as of December 31, 1996, 1995 and
     for the three years in the period ended December 31, 1996. . . .  F-37

         Report of Coopers & Lybrand L.L.P. on December 31, 1996
         Combined Financial Statements  . . . . . . . . . . . . . . .  F-38
         Report of Ernst & Young LLP on the financial statements of Lockheed Martin Communications Systems Division as of
         December 31, 1996 and 1995 and for the three
         years ended December 31, 1996. . . . . . . . . . . . . . . .  F-39

         Balance Sheets as of December 31, 1996 and 1995  . . . . . .  F-40

         Statements of Operations and Changes in Invested Equity for
         years ended December 31, 1996, 1995 and 1994 . . . . . . . .  F-41

         Statements of Cash Flows for years ended December 31,
         1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . .  F-42

         Notes to Combined Financial Statements   . . . . . . . . . .  F-43

    Loral Acquired Businesses

         Report of Coopers & Lybrand L.L.P.   . . . . . . . . . . . .  F-55

         Statements of Operations for three months ended
         March 31, 1996 and the years ended December 31, 1995
         and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . .  F-56

         Statements of Cash Flows for three months ended March 31, 1996
         and the years ended December 31, 1995 and 1994   . . . . . .  F-57

         Notes to Combined Financial Statements   . . . . . . . . . .  F-58

                            L-3 COMMUNICATIONS CORPORATION

                           CONDENSED CONSOLIDATED (COMBINED)
                                FINANCIAL STATEMENTS


                  As of June 30, 1997 (unaudited) and December 31,
            1996 and for the six months ended June 30, 1997 (unaudited)
                                and 1996 (unaudited)

                        L-3 COMMUNICATIONS CORPORATION
               CONDENSED CONSOLIDATED (COMBINED) BALANCE SHEETS
                                (In thousands)



                                                        The Company      Predecessor Company
                                                     -----------------  ----------------------
                                                       June 30, 1997      December 31, 1996
                                                    ------------------  ----------------------
                                                        (Unaudited)
                                                                     |
ASSETS                                                               |
Current assets:                                                      |
   Cash and cash equivalents  . . . . . . . .          $ 22,623      |               --
   Contracts in process . . . . . . . . . . .           214,740      |         $198,073
   Other current assets . . . . . . . . . . .             2,102      |            3,661
                                                       --------      |         --------
    Total current assets  . . . . . . . . . .           239,465      |          201,734
                                                       --------      |         --------
                                                                     |
Property, plant and equipment . . . . . . . .           111,074      |          116,566
   Less, accumulated depreciation and                                |
     amortization . . . . . . . . . . . . . .             4,427      |           24,983
                                                       --------      |         --------
                                                        106,647      |           91,583
                                                       --------      |         --------
Intangibles, primarily cost in excess                                |
  of net assets acquired, net of                                     |
  amortization . . . . . . . . . . . . . . .            301,254      |          282,674
Other assets . . . . . . . . . . . . . . . .            33,539       |          17,307
                                                       --------      |         --------
                                                       $680,905      |         $593,298
                                                       ========      |         ========
                                                                     |
LIABILITIES AND INVESTED EQUITY                                      |
Current liabilities:                                                 |
   Current portion of long-term debt  . . .            $  4,000      |               --
   Accounts payable, trade  . . . . . . . .              35,999      |         $ 34,163
   Accrued employment costs . . . . . . . .              31,917      |           27,313
   Billings and estimated earnings in                                |
     excess of cost . . . . . . . . . . . .              16,541      |           14,299
   Other current liabilities  . . . . . . .              33,418      |           27,113
                                                       --------      |         --------
    Total current liabilities   . . . . . .             121,875      |          102,888
                                                       --------      |         --------


                        L-3 COMMUNICATIONS CORPORATION
               CONDENSED CONSOLIDATED (COMBINED) BALANCE SHEETS
                                (In thousands)



                                                        The Company      Predecessor Company
                                                     -----------------  ----------------------
                                                       June 30, 1997      December 31, 1996
                                                    ------------------  ----------------------
                                                        (Unaudited)
                                                                     |
Pension and postretirement benefits . . . .              27,412      |             --
Other liabilities . . . . . . . . . . . . .              16,027      |         16,801
Long-term debt  . . . . . . . . . . . . . .             395,000      |             --
Commitment and contingencies                                         |
Shareholders' Equity at June 30, 1997                                |
   Common Stock, $.01 par value, authorized                          |
     100 shares, issued 100 shares. . . . .            125,000       |             --
   Retained Earnings  . . . . . . . . . . .              3,091       |             --
   Deemed Distribution  . . . . . . . . . .             (7,500)      |             --
Invested equity at December 31, 1996  . . .                 --       |        473,609
                                                      --------       |       --------
                                                      $680,905       |       $593,298
                                                      ========       |       ========


     See notes to condensed consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
          CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF OPERATIONS
                                (In thousands)
                                  (Unaudited)


                                               The Company           Predecessor Company
                                         ------------------------  ------------------------
                                               Three Months               Three Months
                                                  Ended                     Ended
                                             June 30, 1997             June 30, 1996
                                         ----------------------   ------------------------
                                                                 |
Sales . . . . . . . . . . . . . . .            $168,030          |        $165,294
Cost and expenses . . . . . . . . .             152,909          |         156,040
                                               --------          |        --------
Operating income  . . . . . . . . .              15,121          |           9,254
Net interest expense  . . . . . . .               9,970          |           7,386
                                               --------          |        --------
Income before income taxes  . . . .               5,151          |           1,868
Income taxes  . . . . . . . . . . .               2,060          |           1,131
                                               --------          |        --------
Net income  . . . . . . . . . . . .            $  3,091          |        $    737
                                               ========          |        ========



     See notes to condensed consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
          CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF OPERATIONS
                                (In thousands)


                                                                       The Company                  Predecessor Company
                                                                  --------------------   ------------------------------------------
                                                                       Three Months          Three Months           Six Months
                                                                          Ended                 Ended                 Ended
                                                                      June 30, 1997         March 31, 1997        June 30, 1996
                                                                  --------------------   --------------------  --------------------
                                                                       (Unaudited)                                 (Unaudited)
                                                                                      |
Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $168,030     |        $158,873              $206,447
Cost and expenses . . . . . . . . . . . . . . . . . . . . . . .           152,909     |         150,937               195,517
                                                                         --------     |        --------              --------
Operating income  . . . . . . . . . . . . . . . . . . . . . . .            15,121     |           7,936                10,930
Net Interest expense  . . . . . . . . . . . . . . . . . . . . .             9,970     |           8,441                 9,414
                                                                         --------     |        --------              --------
Income (loss) before income taxes . . . . . . . . . . . . . . .             5,151     |            (505)                1,516
Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .             2,060     |            (247)                1,276
                                                                         --------     |        --------              --------
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .          $  3,091     |        $   (258)             $    240
                                                                         ========     |        ========              ========


     See notes to condensed consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
          CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                                       The Company                  Predecessor Company
                                                                  --------------------   ------------------------------------------
                                                                       Three Months          Three Months           Six Months
                                                                          Ended                 Ended                 Ended
                                                                      June 30, 1997         March 31, 1997        June 30, 1996
                                                                  --------------------   --------------------  --------------------
                                                                       (Unaudited)                                 (Unaudited)

Operating activities:                                                                    |
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .          $  3,091        |     $   (258)             $    240
Depreciation and amortization . . . . . . . . . . . . . . . . .             7,181        |        7,184                10,326
Changes in operating assets and liabilities                                              |
   Contracts in process . . . . . . . . . . . . . . . . . . . .             9,318        |      (17,475)               10,780
   Other current assets . . . . . . . . . . . . . . . . . . . .               480        |         (481)                3,718
   Other assets . . . . . . . . . . . . . . . . . . . . . . . .             3,683        |         (159)              (10,220)
   Accounts payable . . . . . . . . . . . . . . . . . . . . . .            (4,028)       |         (207)               (5,631)
   Accrued employment costs . . . . . . . . . . . . . . . . . .             6,783        |         (625)                2,914
   Billings and estimated earnings in excess of cost  . . . . .             1,133        |       (1,891)              (17,238)
   Other current liabilities  . . . . . . . . . . . . . . . . .             3,742        |       (1,867)               (2,970)
   Pension and postretirement benefits  . . . . . . . . . . . .            (1,088)       |           --                    --
   Other liabilities  . . . . . . . . . . . . . . . . . . . . .             2,626        |         (500)              (21,330)
                                                                         --------        |      --------              --------
Net cash from (used in) operating activities  . . . . . . . . .            32,921        |      (16,279)              (29,411)
                                                                         --------        |      --------              --------
                                                                                         |
Investing activities:                                                                    |
Acquisition of business . . . . . . . . . . . . . . . . . . . .          (470,700)       |           --              (287,803)
Capital expenditures  . . . . . . . . . . . . . . . . . . . . .            (3,120)       |       (4,300)               (4,692)
Disposition of property, plant and equipment  . . . . . . . . .               211        |           --                   497
                                                                         --------        |      --------              --------
Net cash used in investing activities . . . . . . . . . . . . .          (473,609)       |       (4,300)             (291,998)
                                                                         --------        |      --------              --------
                                                                                         |


     See notes to condensed consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
          CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                                       The Company                  Predecessor Company
                                                                  --------------------   ------------------------------------------
                                                                       Three Months          Three Months           Six Months
                                                                          Ended                 Ended                 Ended
                                                                      June 30, 1997         March 31, 1997        June 30, 1996
                                                                  --------------------   --------------------  --------------------
                                                                       (Unaudited)                                 (Unaudited)

Financing activities:                                                                    |
Advances from Lockheed Martin . . . . . . . . . . . . . . . . .                --        |       20,579               321,409
Borrowings under senior credit facility . . . . . . . . . . . .           175,000        |           --                    --
Proceeds from sale of 10 3/8% subordinated notes  . . . . . . .           225,000        |           --                    --
Proceeds from issuance of common stock  . . . . . . . . . . . .            80,000        |           --                    --
Debt issuance costs . . . . . . . . . . . . . . . . . . . . . .           (15,689)       |           --                    --
Payment of debt . . . . . . . . . . . . . . . . . . . . . . . .            (1,000)       |           --                    --
                                                                         --------        |      --------              --------
Net cash from financing activities  . . . . . . . . . . . . . .           463,311        |       20,579               321,409
                                                                         --------        |      --------              --------
Net change in cash  . . . . . . . . . . . . . . . . . . . . . .            22,623        |           --                    --
Cash and cash equivalents, beginning of the period  . . . . . .                --        |           --                    --
                                                                         --------        |      --------              --------
Cash and cash equivalents, end of the period  . . . . . . . . .          $ 22,623        |           --                    --
                                                                         ========        |      ========              ========
Supplemental information:                                                                |
Cash paid for interest during the period  . . . . . . . . . . .                --        |           --                    --
Cash paid for income taxes during the period  . . . . . . . . .                --        |           --                    --
Issuance of common stock to Lockheed Martin in connection                                |
   with the acquisition of business . . . . . . . . . . . . . .          $ 45,000        |           --                    --


     See notes to condensed consolidated (combined) financial statements.

                        L-3 Communications Corporation
        Notes to Condensed Consolidated (Combined) Financial Statements


1.   Basis of Presentation

     The accompanying condensed consolidated (combined) financial statements include the assets, liabilities and results of operations of L-3 Communications Corporation, the successor company ("L-3" or the "Company") following the change in ownership (see Note 2) effective as of April 1, 1997 and for the period from April 1, 1997 to June 30, 1997. The statements also include on a combined basis, substantially all of the assets and certain liabilities of (i) nine business units previously purchased by Lockheed Martin Corporation ("Lockheed Martin") as part of its acquisition of Loral Corporation ("Loral") in April 1996, and (ii) one business unit, Communications Systems--Camden purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE in April 1993, (collectively, the "Businesses" or the "Predecessor Company"), prior to the change in ownership and for the periods of January 1, 1996 to June 30, 1996 and January 1, 1997 to March 31, 1997, and as of December 31, 1996.

     The accompanying unaudited condensed consolidated (combined) financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X of the Securities and Exchange Commission (SEC); accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany balances and transactions have been eliminated. The balance sheet data as of December 31, 1996 and the financial statement data as of March 31, 1997 and for the three months ended March 31,1997 have been derived from the audited financial statements of the Predecessor Company for such periods. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for interim periods are not necessarily indicative of results for the entire year.

2.   Change in Ownership Transaction

     L-3 was formed on April 8, 1997, and is a wholly-owned subsidiary of L-3 Communications Holdings, Inc. ("Holdings"). Holdings and L-3 were formed by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral, Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral, Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire the Businesses.

     On March 28, 1997, Lanza, LaPenta, the Lehman Partnership, Holdings, and Lockheed Martin entered into a Transaction Agreement whereby Holdings would acquire the Businesses from Lockheed Martin. Also included in the acquisition is a semiconductor product line of another business and certain leasehold improvements in New York City which were not material. Pursuant to the Transaction Agreement on April 30, 1997 (closing date), Holdings acquired the Businesses from Lockheed Martin for $525 million, comprised of $480 million of cash before an estimated $20 million reduction related to a purchase price adjustment, and $45 million of common equity, representing a 34.9% interest in Holdings retained by Lockheed Martin. Also pursuant to the Transaction Agreement, Lockheed Martin, on behalf and at the direction of Holdings, transferred the Businesses to the Company. The acquisition was financed with the debt proceeds of $400 million (see Note 5) and capital contributions of $125 million from Holdings, including the $45 million retained by Lockheed Martin.

     In connection with the Transaction Agreement, Holdings, the Company and Lockheed Martin have entered into a transition services agreement pursuant to which Lockheed Martin will provide to L-3 and its subsidiaries (and L-3 will provide to Lockheed Martin) certain corporate services of a type previously provided at costs consistent with past practices until December 31, 1997 (or, in the case of Communications Systems--Camden, for a period of up to 18 months after the Closing) and the parties also entered into supply agreements which reflect existing intercompany work transfer agreements or similar support arrangements upon prices and other terms consistent with previously existing arrangements. Holdings, the Company and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.

     Pursuant to the Transaction Agreement the Company also assumed certain obligations relating to environmental liabilities and benefit plans.

     In accordance with Accounting Principles Board Opinion No. 16, the acquisition of the Businesses by Holdings and L-3 has been accounted for as a purchase business combination effective as of April 1, 1997. The purchase cost (including the fees and expenses related thereto) was allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. The assets and liabilities recorded in connection with the purchase price allocation were $660.3 million and $152.1 million, respectively. The excess of the purchase price over the fair value of net assets acquired of $306.2 million was recorded as good will, and is being amortized on a straight-line basis over a period of 40 years. Also in connection with the purchase price allocation estimated deferred tax assets of $35 million, fully offset by a valuation allowance, were recorded related principally to differences between book and tax bases of assumed liabilities. As a result of the 34.9% ownership interest retained by Lockheed Martin, the provisions of EITF 88-16 were applied in connection with the purchase price allocation, which resulted in recording net assets at approximately 34.9% of Lockheed Martin's carrying values in the Businesses plus 65.1% at fair value, and the recognition of a deemed distribution of $7.5 million. The assets and liabilities recorded in connection with the purchase price allocation, are based on preliminary estimates of fair values; actual adjustments will be based on final appraisals and other analyses of fair values which are currently in progress. Changes between preliminary and financial allocations for the valuation of contracts in process, inventories, pension liabilities, fixed assets and deferred taxes could be material.

     Had the acquisitions of the Businesses occurred on January 1, 1996, the unaudited pro forma sales and net income for the six months ended June 30, 1997 and 1996 would have been $326.9 million and $2.6 million and $338.6 million and $0.4 million, respectively. The pro forma results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated on January 1, 1996. The 1996 pro forma sales and net income have been adjusted to include the operations of the Loral Acquired Businesses from January 1, 1996 (See
Note 3).

3.   Predecessor Company Acquisitions

     Effective April 1, 1996, Lockheed Martin acquired substantially all the assets and liabilities of the defense businesses of Loral, including the Wideband Systems Division and the Products Group which are included in the Businesses. The acquisition of the Wideband Systems Division and Products Group businesses (the "Loral Acquired Businesses") has been accounted for as a purchase by Lockheed Martin Communications Systems-Camden Division ("Divisions"). The acquisition has been reflected in the financial statements based on the purchase price allocated to those acquired businesses by Lockheed Martin. As such, the accompanying condensed combined financial statements for periods prior to April 1, 1997 reflected the results of operations of the Division and the Loral Acquired Businesses from the effective date of acquisition including the effects of an allocated portion of cost in excess of net assets acquired resulting from the acquisition. The assets and liabilities recorded in connection with the purchase price allocation were $401.0 million and $113.2 million, respectively.

4.   Contracts and Progress

     Billings and accumulated costs and profits on long-term contracts, principally with the U.S. Government, comprise the following:

                                                                                       The Company           Predecessor Company
                                                                                      June 30, 1997           December 31, 1996
                                                                                ------------------------  -----------------------
                                                                                      (Unaudited)
                                                                                              (Dollars in thousands)

Billed contract receivables . . . . . . . . . . . . . . . . . . . . . . . . .           $ 32,715                   $ 40,299
Unbilled contract receivables . . . . . . . . . . . . . . . . . . . . . . . .             84,339                     91,053
Other billed receivables, principally commercial and affiliates . . . . . . .             37,555                     41,154
Inventories costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             83,830                     61,380
                                                                                        --------                   --------
                                                                                         238,439                    233,886
Less, unliquidated progress payments  . . . . . . . . . . . . . . . . . . . .            (23,699)                   (35,813)
                                                                                        --------                   --------
Net contracts in progress . . . . . . . . . . . . . . . . . . . . . . . . . .           $214,740                   $198,073
                                                                                        ========                   ========

5.   Debt

     The Company obtained $275 million of senior secured credit facilities which consisted of $175 million of term loan facilities and a $100 million revolving credit facility.

     The revolving credit facilities expires in 2003 and is available for ongoing working capital and letter of credit needs. Substantially all of the revolving credit facility is available at June 30, 1997. The Company pays a commitment fee on the unused portion. The term loan facilities and revolving credit facility have bene provided by a syndicate of banks and financial institutions and bear interest at the option of the Company at a rate related to (i) the higher of federal funds rate plus 0.50% per annum or the reference rate published by Bank of America NT&SA or (ii) LIBOR. Interest payments vary in accordance with the type of borrowing and are made at a minimum every three months.

     The aggregate principal payments for debt, excluding the revolving credit borrowings for the years ending December 31, 1998 through 2002 are:
$5.0 million, $11.0 million, $19.0 million, $25.0 million and $33.2 million.

     In April 1997, the Company also issued $225 million 10 3/8% senior subordinated notes due May 1, 2007 with interest payable semi-annually beginning November 1, 1997. The notes are redeemable under certain circumstances.

     The costs relating to the issuance of debt have been capitalized and are being amortized as interest expense using a method that approximates the effective interest method over the term of the related debt.

6.   Contingencies

     Management is continually assessing the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management of the Company is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     The Company is engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts.

A conviction could result in debarment from contracting with the federal government for a specified term.

     The Company is periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to its business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the financial position or results of operations of the Company.

7.   Recent Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes accounting standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. In February 1997,the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure." SFAS No. 129 requires disclosure of for all type of securities issued and applies to all entities that have issued securities. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set general-purpose financial statements. SFAS No. 131 establishes accounting standards for the way that public business enterprises report information about operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 128 and SFAS No. 129 are required to be adopted for periods ending after December 15, 1997, and SFAS No. 130 and SFAS No. 131 are required to be adopted by 1998. The Company is currently evaluating the impact, if any of these new FASB statements.

                              L-3 COMMUNICATIONS CORPORATION

                              Balance Sheet as of April 29, 1997

                           REPORT OF INDEPENDENT AUDITORS

    To the Board of Directors of L-3 Communications Corporation

         We have audited the accompanying balance sheet of L-3 Communications Corporation (a Delaware company) as of April 29, 1997. This financial statement is the responsibility of L-3 Communications Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of L-3 Communications Corporation as of April 29, 1997, in conformity with generally accepted accounting principles.



                                                     Coopers & Lybrand L.L.P.



    1301 Avenue of the Americas
    New York, New York 10019
    July 16, 1997

                          L-3 COMMUNICATIONS CORPORATION

                                BALANCE SHEET

                                April 29, 1997


    ASSETS:

      Cash                                                        $1.00
                                                                  -----

              Total Assets                                        $1.00
                                                                  =====


    LIABILITIES AND SHAREHOLDER'S EQUITY

    Shareholder's Equity

      Common Stock, $.01 par value 100 shares authorized
      and outstanding                                             $1.00
                                                                  -----

              Total Shareholder's Equity                          $1.00
                                                                  =====



                        See notes to balance sheet.

                          L-3 COMMUNICATIONS CORPORATION
                              NOTES TO BALANCE SHEET


    1.   Formation of L-3 Communications Corporation

         On April 8, 1997, L-3 Communications Corporation (the "Company") was incorporated under the Delaware General Corporation Law as a wholly owned subsidiary of L-3 Communications Holdings Inc. for the purpose of effectuating the transactions described below.

    2.   Acquisition

         On January 31, 1997, Lockheed Martin Corporation ("Lockheed
    Martin"), Lehman Brothers Holdings Inc. ("Lehman"), Frank C. Lanza ("Lanza") and Robert V. LaPenta ("LaPenta") entered into a Memorandum of Understanding regarding the transfer of certain businesses of Lockheed Martin to a newly formed corporation ("Newco") to be owned by Lockheed Martin, Lehman, Lanza and LaPenta. The businesses included a Lockheed Martin's Wideband Systems Division, Communications Systems Division and Products Group, comprising eleven autonomous operations (collectively the "Lockheed Martin Predecessor Business" or the "Businesses"). Also included in the transaction is the acquisition of a semiconductor product line of another business and certain leasehold improvements in New York City.

         Closing of the transaction occurred on April 30, 1997. The total consideration paid to Lockheed Martin was $525 million, comprised of $480 million of cash before an estimated $20 million reduction related to a purchase price adjustment, and $45 million of common equity being retained by Lockheed Martin. The Company is a wholly owned subsidiary of L-3 Communications Holdings, Inc. ("Holdings"), and Holdings is capitalized with $125 million of common equity, with Lanza and LaPenta collectively owning 15.0%, the Lehman Partnership owning 50.1% and Lockheed Martin owning 34.9%. In connection with the Closing the Company has received a $125 million capital contribution from Holdings and incurred debt of $400 million.

    3.   Agreements

         In connection with the acquisition, the Company entered into a Transaction Agreement, senior credit facilities, and issued 10 3/8% Senior Subordinated Notes Due 2007.

         Pursuant to the Transaction Agreement, Holdings, the Company and Lockheed Martin have entered into a transition services agreement pursuant to which Lockheed Martin will provide to Holdings and its subsidiaries (and Holdings will provide to Lockheed Martin) certain corporate services of the types currently provided at costs consistent with past practices until December 31, 1997 (or, in the case of Communication Systems--Camden, for a period of up to 18 months after the Closing) and the parties also entered into supply agreements which reflect existing intercompany work transfer agreements or similar support arrangements upon prices and other terms consistent with the present arrangements. Holdings, the Company and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.

         Pursuant to the Transaction Agreement the Company assumed certain obligations relating to environmental liabilities and benefit plans.

         The 10-3/8% Senior Subordinated Notes are due in May 1, 2007 with interest payable semi-annually beginning November 1, 1997. The Notes are redeemable under certain circumstances.

         The Term Loans and Revolving Credit Facility have been provided by a syndicate of banks and financial institution and bear interest at the option of the Company at a rate related to the (i) Loan of Federal Funds Rate, or the reference rate published by Bank of America NT&SA or
    (ii) LIBOR.

       The Revolving Credit Facility terminates on March 31, 2003. The Term Loans will be subject to the following Amortization schedule.


[CAPTION]

                                             Tranche A Term Loan    Tranche B Term Loan    Tranche C Term Loan
                                             -------------------    -------------------    -------------------

Year 1 . . . . . . . . . . . . . . . . .      $ 4,000,000              $   500,000            $   500,000
Year 2 . . . . . . . . . . . . . . . . .        5,000,000                  500,000                500,000
Year 3 . . . . . . . . . . . . . . . . .       15,000,000                  500,000                500,000
Year 4 . . . . . . . . . . . . . . . . .       21,000,000                  500,000                500,000
Year 5 . . . . . . . . . . . . . . . . .       27,000,000                  500,000                500,000
Year 6 . . . . . . . . . . . . . . . . .       28,000,000                  500,000                500,000
Year 7 . . . . . . . . . . . . . . . . .               --               20,000,000                500,000
Year 8 . . . . . . . . . . . . . . . . .               --               22,000,000                500,000
Year 9 . . . . . . . . . . . . . . . . .               --                       --             26,000,000

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES

                          COMBINED FINANCIAL STATEMENTS

                               as of March 31, 1997
        and for the three months ended March 31, 1997 and 1996 (Unaudited)

                          Report of Independent Auditors



    To the Board of Directors of
    L-3 Communications Corporation

         We have audited the accompanying combined balance sheet of the Lockheed Martin Predecessor Businesses, as defined in Note 1 to the financial statements, (the "Businesses") as of March 31, 1997 and the related combined statements of operations and changes in invested equity and cash flows for the three months then ended. These financial statements are the responsibility of the Businesses' management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards required that we plan and perform our audit in order to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Lockheed Martin Predecessor Businesses as of March 31, 1997 and their combined results of operations and cash flows for the three months then ended, in conformity with generally accepted accounting principles.



                                                  Coopers & Lybrand L.L.P.


    1301 Avenue of the Americas
    New York, New York  10019
    July 11, 1997

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES

                              COMBINED BALANCE SHEET
                                  (in thousands)

                                                            March 31,
                                                    ---------------------
                                                            1997
                                                    ---------------------

                                      ASSETS

    Current assets:
     Contracts in process   . . . . . . . . . . .        $215,548
     Other current assets   . . . . . . . . . . .           4,142
                                                          --------
       Total current assets   . . . . . . . . . .          219,690
                                                          --------

    Property, plant and equipment . . . . . . . .          120,423
     Less, accumulated depreciation and
     amortization   . . . . . . . . . . . . . . .           29,069
                                                          --------
                                                            91,354
                                                          --------

    Intangibles, primarily cost in excess
      of net assets acquired, net of
      amortization   . . . . . . . . . . . . . .           280,145
    Other assets . . . . . . . . . . . . . . . .            17,340
                                                          --------
                                                          $608,529
                                                          ========

                     LIABILITIES AND INVESTED EQUITY
    Current liabilities:
     Accounts payable, trade  . . . . . . . . .           $ 33,956
     Accrued employment costs   . . . . . . . .             26,688
     Billings and estimated earnings in excess
      of cost . . . . . . . . . . . . . . . . .             12,408
     Other current liabilities  . . . . . . . .             25,246
                                                          --------
       Total current liabilities  . . . . . . .             98,298
                                                          --------

    Other liabilities . . . . . . . . . . . . .             16,301
    Commitments and contingencies (Note 8)
    Invested equity . . . . . . . . . . . . . . .          493,930
                                                          --------
                                                          $608,529
                                                          ========


                   See notes to combined financial statements.

                          LOCKHEED MARTIN PREDECESSOR BUSINESSES
              COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN INVESTED EQUITY
               For the Three Months Ended March 31, 1997 and 1996 (unaudited)
                                      (In thousands)


                                                                                           1997                      1996
                                                                                 -----------------------   -----------------------
                                                                                                                 (Unaudited)

    Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $158,873                   $ 41,153
    Cost of sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          150,937                     39,477
                                                                                        --------                   --------
    Operating income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            7,936                      1,676
    Allocated interested expense  . . . . . . . . . . . . . . . . . . . . . . .            8,441                      2,028
                                                                                        --------                   --------
    Loss before income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .             (505)                      (352)
    Income tax (benefit) expense  . . . . . . . . . . . . . . . . . . . . . . .             (247)                       145
                                                                                        --------                   --------
    Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (258)                      (497)
    Invested equity-beginning of period . . . . . . . . . . . . . . . . . . . .          473,609                    194,663
    Advances from (repayments to) Lockheed Martin . . . . . . . . . . . . . . .           20,579                     (9,751)
                                                                                        --------                   --------
    Invested equity-end of period . . . . . . . . . . . . . . . . . . . . . . .         $493,930                   $184,415
                                                                                        ========                   ========



                   See notes to combined financial statements.

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES
                        COMBINED STATEMENTS OF CASH FLOWS
          For the Three Months Ended March 31, 1997 and 1996 (unaudited)
                                  (In thousands)


                                                                                           1997                      1996
                                                                                 -----------------------   -----------------------
                                                                                                                 (Unaudited)

    Operating activities:
    Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            ($258)                     ($497)
    Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . .            7,184                      3,062
    Changes in operating assets and liabilities:
      Contracts in process  . . . . . . . . . . . . . . . . . . . . . . . . . . .        (17,475)                     9,071
      Other current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .           (481)                      (326)
      Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (159)                     1,086
      Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (207)                    (4,498)
      Accrued employment costs  . . . . . . . . . . . . . . . . . . . . . . . . .           (625)                     2,180
      Customer advances and amounts in excess of costs incurred . . . . . . . . .         (1,891)                        60
        Other current liabilities . . . . . . . . . . . . . . . . . . . . . . . .         (1,867)                      (684)
    Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (500)                       710
                                                                                         -------                     ------
    Net cash from (used in) operating activities  . . . . . . . . . . . . . . .          (16,279)                    10,164
                                                                                         -------                     ------
    Investing activities:
    Capital expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . .           (4,300)                      (413)
                                                                                         -------                     ------
    Financing activities:
    Advances from (repayments to) Lockheed Martin . . . . . . . . . . . . . . .           20,579                     (9,751)
                                                                                          ------                     ------
    Net change in cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               --                         --
                                                                                         =======                    =======


                   See notes to combined financial statements.

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES
                      NOTES TO COMBINED FINANCIAL STATEMENTS

                                  March 31, 1997
                              (Dollars in thousands)

    1.  Background and Description of Businesses

         On January 31, 1997, Lockheed Martin Corporation ("Lockheed Martin"), Lehman Brothers Holdings Inc. ("Lehman"), Frank C. Lanza ("Lanza") and Robert V. LaPenta ("LaPenta") entered into a Memorandum of Understanding regarding the transfer of certain businesses of Lockheed Martin to a newly formed corporation ("Newco") owned by Lockheed Martin, Lehman, Lanza and LaPenta. The businesses transferred include Lockheed Martin's Wideband Systems Division, Communications Systems Division and Products Group, comprising eleven autonomous operations (collectively the "Lockheed Martin Predecessor Businesses" or the "Businesses"). Also included in the transaction is the acquisition of a semiconductor product line of another business and certain leasehold improvements in New York City.

         Effective April 1, 1996, Lockheed Martin acquired substantially all the assets and liabilities of the defense businesses of Loral Corporation ("Loral"), including the Wideband Systems Division and the Products Group. The acquisition of the Wideband Systems Division and Products Group businesses (the "Acquired Businesses") has been accounted for as a purchase by Lockheed Martin Communications Systems Division ("Division"). The acquisition has been reflected in these financial statements based on the purchase price allocated to those acquired businesses by Lockheed Martin. As such, the accompanying combined financial statements reflect the results of operations of the Division and the Acquired Businesses from the effective date of acquisition including the effects of an allocated portion of cost in excess of net assets acquired resulting from the acquisition. The assets and liabilities recorded in connection with the purchase price allocation were $400,993 and $113,190, respectively.

         Had the acquisition of Wideband Systems Division and the Products Group occurred on January 1, 1996, the unaudited pro forma sales and net income for the three months ended March 31, 1996 would have been $173,353 and $1,529, respectively. The pro forma results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated on January 1, 1996.

         The Businesses are suppliers of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, commercial fixed wireless communication products, microwave components, avionic displays and recorders and instrument products. The Company's customers included the Department of Defense, selected U.S. government intelligence agencies, major aerospace/defense prime contractors and commercial customers. The Businesses operate primarily in one industry segment, electronic components and systems.

         Substantially all the Businesses' products are sold to agencies of the U.S. Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

         The decline in the U.S. defense budget since the mid 1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Businesses' programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Businesses are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Businesses.

    2.  Summary of Significant Accounting Policies

    Basis of Presentation and Use of Estimates

         The accompanying combined financial statements reflect the Businesses' assets, liabilities and operations included in Lockheed Martin's historical financial statements that were transferred to Newco. Intercompany accounts between Lockheed Martin and the Businesses have been included in invested equity. Significant inter-business transactions and balances have been eliminated. The assets and operations of the semiconductor product line and certain other facilities, which are not material to the combined financial statements, have been excluded from the combined financial statements.

         The preparation of financial statements in conformity with generally accepted accounting principles requires the Businesses' management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, allocations from Lockheed Martin, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.

    Sales and Earnings

         Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and realization is probable. Sales under short-term production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and realization is probable. Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the facts which require the revision become known.

    Contracts In Process

         Costs accumulated under long-term contracts include direct costs, as well as manufacturing overhead, and for government contracts, general and administrative costs, independent research and development costs and bid and proposal costs. Contracts in process contain amounts relating to contracts and programs for which the related operating cycles are longer than one year. In accordance with industry practice, these amounts are included in current assets.

    Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Depreciation is provided primarily using an accelerated method over the estimated useful lives (5 to 20 years) of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

    Intangibles

         Intangibles, primarily the excess of the cost of purchased businesses over the fair value of the net assets acquired, is being amortized using a straight-line method primarily over a 40-year period. Other intangibles are amortized over their estimated useful lives which range from 11-15 years. Amortization expense was $2,655 and $1,896 (unaudited) for the three months ended March 31, 1997 and 1996, respectively. Accumulated amortization was $29,053 at March 31, 1997.

         Intangibles include costs allocated to the Businesses relating to the Request for Funding Authorization ("RFA"), consisting of over 20 restructuring projects to reduce operating costs, initiated by General Electric ("GE") Aerospace in 1990 and to the REC Advance Agreement ("RAA"), a restructuring plan initiated after Lockheed Martin's acquisition of GE Aerospace. The RAA was initiated to close two regional electronic manufacturing centers. Restructure costs are reimbursable from the U.S. Government if savings can be demonstrated to exceed costs. The total cost of restructuring under the RFA and the RAA represented approximately 15% of the estimated savings to the U. S. Government and, therefore, a deferred asset has been recorded by Lockheed Martin. The deferred asset is being allocated to all the former GE Aerospace sites, including the Communications Systems Division, on a basis that includes manufacturing labor, overhead, and direct material less non-hardware subcontracts. As of March 31, 1997 and 1996, approximately $3,798 and $6,755, (unaudited) respectively of unamortized RFA and RAA costs are included on the Businesses' combined balance sheet in other current assets and other assets.

         The carrying values of intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. If this review indicates that intangible assets are not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Division's carrying values related to the intangible assets are reduced by the estimated shortfall of cash flows.

    Research and Development and Similar Costs

         Research and development costs sponsored by the Businesses include research and development and bid and proposal effort related to government products and services. These costs are generally allocated among all contracts and programs in progress under U. S. Government contractual arrangements. Customer-sponsored research and development costs incurred pursuant to contracts are accounted for as direct contract costs.

    Financial Instruments

         At March 31, 1997, the carrying value of the Businesses' financial instruments, such as receivables, accounts payable and accrued liabilities, approximate fair value, based on the short-term maturities of these instruments.

    New Accounting Pronouncements

         Effective January 1, 1996, the Businesses adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used for long-lived assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.

         Effective January 1, 1994, the Businesses adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postretirement Benefits" ("SFAS 112"). SFAS 112 requires that the costs of benefits provided to employees after employment but before retirement be recognized on an accrual basis. The adoption of SFAS 112 did not have a material impact on the combined results of operations of the Businesses.

    Unaudited Financial Statements

         The financial statements for the three months ended March 31, 1996 are unaudited but in the opinion of management include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation.

    3.  Transactions with Lockheed Martin

         The Businesses rely on Lockheed Martin for certain services, including treasury, cash management, employee benefits, taxes, risk management, internal audit, financial reporting, contract administration and general corporate services. Although certain assets, liabilities and expenses related to these services have been allocated to the Businesses, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements would not be the same as would have occurred had the Businesses been independent entities. The following describes the related party transactions.

    Sales of Products

         The Businesses sell products to Lockheed Martin and its affiliates, net sales of which were $21,171 and $6,425 (unaudited) for the three months ended March 31, 1997 and 1996, respectively. Included in Contracts in Process are receivables from Lockheed Martin and its affiliates of $12,392 at March 31, 1997.

    Allocation of Corporate Expenses

         The amount of allocated corporate expenses reflected in these combined financial statements has been estimated based primarily on an allocation methodology prescribed by government regulations pertaining to government contractors. Allocated costs to the Businesses were $5,208 and $759 (unaudited) for the three months ended March 31, 1997 and 1996, respectively.

    Pensions

         Certain of the Businesses participate in various Lockheed Martin-sponsored pension plans covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on members' compensation and years of service. Lockheed Martin's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue code and regulations. Since the aforementioned pension arrangements are part of certain Lockheed Martin defined benefit plans, no separate actuarial data is available for the portion allocable to the Businesses. Therefore, no liability or asset is reflected in the accompanying combined financial statements. The Businesses have been allocated pension costs based upon participant employee headcount. Pension expense included in the accompanying financial statements was $1,848 and $1,083 (unaudited) for the three months ended March 31, 1997 and 1996, respectively.

    Postretirement Health Care and Life Insurance Benefits

         In addition to participating in Lockheed Martin-sponsored pension plans, certain of the Businesses provide varying levels of health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

         Since the aforementioned postretirement benefits are part of certain Lockheed Martin postretirement arrangements, no separate actuarial data is available for the portion allocable to the Businesses. Accordingly, no liability is reflected in the accompanying financial statements. The Businesses have been allocated postretirement benefits cost based on participant employee headcount. Postretirement benefit costs included in the accompanying financial statements was $616 and $529 (unaudited) for the three months ended March 31, 1997 and 1996, respectively.

    Employee Savings Plans

         Under various employee savings plans sponsored by Lockheed Martin, the Businesses match the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under these plans, the matching contributions, in cash, common stock or both, were $1,241 and $386 (unaudited) for the three months ended March 31, 1997 and 1996, respectively.

    Stock Options

         Certain employees of the Businesses participate in Lockheed Martin's stock option plans. All stock options granted have 10 year terms and vest over a two year service period. Exercise prices of options awarded in both years were equal to the market price of the stock on the date of grant. Pro Forma information regarding net earnings (loss) as required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-
    Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.58% and 6.64%; divided yield of 1.70%; volatility factors related to the expected market price of Lockheed Martin's common stock of .186 and .216; and weighted-average expected option life of five years. The weighted average fair values of options granted during 1997 was $17.24.

         For the purpose of pro forma disclosures, the options, estimated fair values are amortized to expense over the options' vesting periods. The Businesses' pro forma net loss for the three months ended March 31, 1997 was $386.

    Interest Expense

         Interest expense has been allocated to the Businesses by applying Lockheed Martin's weighted average consolidated interest rate to the portion of the beginning of the period invested equity account deemed to be financed by consolidated debt, which has been determined based on Lockheed Martin's debt to equity ratio on such date. Management of the Businesses believes that this allocation methodology is reasonable.

    Interest expense was calculated using the following balances and interest rates:

                                               For the Three Months
                                                  Ended March 31,
                                          ----------------------------
                                              1997           1996
                                          ------------  --------------
                                                          (unaudited)

    Invested Equity . . . . . . . . . .    $ 473,609     $ 194,663

    Interest Rate . . . . . . . . . . .          7.1%          7.4%



    Income Taxes

         The Businesses are included in the consolidated Federal income tax return and certain combined and separate state and local income tax returns of Lockheed Martin. However, for purposes of these financial statements, the provision for income taxes has been allocated to the Businesses based upon combined income before income taxes. Income taxes, current and deferred, are considered to have been paid or charged to Lockheed Martin and are recorded through the invested equity account with Lockheed Martin. The principal components of the deferred taxes are contract accounting methods, property, plant and equipment, goodwill amortization and timing of accruals and reserves.

    Statements of Cash Flows

         The Businesses participate in Lockheed Martin's cash management system, under which all cash is received and payments are made by Lockheed Martin. All transactions between the Businesses and Lockheed Martin have been accounted for as settled in cash at the time such transactions were recorded by the Businesses.

    4.  Contracts in Process

         Billings and accumulated costs and profits on contracts, principally with the U.S. Government, comprise the following:

                                                       March 31, 1997
                                                      ---------------

    Billed contract receivables . . . . . . . . . .       35,664
    Other billed receivables, principally
      commercial and affiliates . . . . . . . . . .       42,693
    Unbilled contract receivables . . . . . . . . .       93,494
    Inventoried costs . . . . . . . . . . . . . . .       70,904
                                                        --------
                                                         242,755
    Less, unliquidated progress payments  . . . . .       27,207
                                                        --------
                                                         215,548
                                                        ========


        The U.S. Government has title to, or a security interest in, inventories to which progress payments are applied. Unbilled contract receivables represent accumulated costs and profits earned but not yet billed to customers at year-end. The Businesses believe that substantially all such amounts will be billed and collected within one year.

         The following data has been used in the determination of cost of sales:

                                                  For the Three Months Ended
                                                 ---------------------------
                                                     1997          1996
                                                 -----------   -------------
                                                                 (unaudited)

    General and administrative costs
      included in inventoried costs  . . . . .    $ 14,536         $   857
    General and administrative costs
      charged to inventory . . . . . . . . . .       8,680           1,529
    Independent research and development
      and bid and proposal costs charged
      to inventory  . . . . . . . . . . . . .       12,024            932

    5.   Property, Plant and Equipment

                                                             March 31, 1997
                                                            ----------------

    Land  . . . . . . . . . . . . . . . . . . . . . .         $   9,200
    Building and Improvements . . . . . . . . . . . .            27,000
    Machinery, equipment, furniture and fixtures  . .            75,711
    Leasehold improvements  . . . . . . . . . . . . .             8,512
                                                              ---------
                                                              $ 120,423
                                                              =========


         Depreciation and amortization expense was $4,529 and $1,166 (unaudited) for the three months ended March 31, 1997 and 1996, respectively. Included within property, plant and equipment is approximately $15,000 of assets held for sale which approximates fair value.

    6.  Income Taxes

         The (benefit) provision for income taxes was calculated by applying statutory tax rates to the reported loss before income taxes after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of Lockheed Martin, which are related to the Businesses. For the three months ended March 31, 1997 and 1996, it is estimated that the (benefit) provision for deferred taxes represent $1,315 and $7 (unaudited), respectively. Substantially all the income of the Businesses are from domestic operations.

         The effective income tax rate differs from the statutory Federal income tax rate for the following reasons:

                                                                                      March 31, 1997            March 31, 1996
                                                                                     -----------------         ----------------
                                                                                                                 (unaudited)

    Statutory Federal income tax rate . . . . . . . . . . . . . . . . . . . . .            (35.0)%                 (34.0)%
    Amortization of cost in excess of net assets acquired . . . . . . . . . . .             (8.1)                   65.3
    Research and development and other tax credits  . . . . . . . . . . . . . .            (11.3)
    State and local income taxes, net of Federal income tax benefit
      and state and local income tax credits . . . . . . . . . . . . . .                     4.8                     6.3
    Foreign sales corporation tax benefits  . . . . . . . . . . . . . . . . . .             (8.4)
    Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              9.1                     3.6
                                                                                           -----                   -----
    Effective income tax rate . . . . . . . . . . . . . . . . . . . . . . . . .            (48.9%)                  41.2%
                                                                                           =====                   =====

    7.  Sales to Principal Customers

         The Businesses operate primarily in one industry segment, electronic components and systems. Sales to principal customers are as follows:

                                               March 31, 1997   March 31, 1996
                                               --------------   --------------
                                                                 (unaudited)

    U.S. Government Agencies  . . . . . .       $ 128,505          $41,153
    Foreign (principally foreign
      governments) . . . . . . . . . . . .         13,612
    Other (principally U.S. Commercial)  .         16,756
                                                ---------          -------
                                                $ 158,873          $41,153
                                                =========          =======


    8.  Commitments and Contingencies

         The Businesses lease certain facilities and equipment under agreements expiring at various dates through 2011. At March 31, 1997, future minimum payments for noncancellable operating leases with initial or remaining terms in excess of one year are $10,600 (nine months) for 1997 and 1998, $10,400 for each of the years 1999 and 2000, $10,200 and
    2001, and $6,800 in total thereafter.

         Leases covering major items of real estate and equipment contain renewal and or purchase options which may be exercised by the Businesses. Rent expense, net of sublease income from other Lockheed Martin entities, was $2,553 and $1,150 (unaudited) for the three months ended March 31, 1997 and 1996, respectively.

         Management is continually assessing the Businesses' obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Businesses in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management of the Businesses is aware, the Businesses believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Businesses' results of operations. The Businesses accrue for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

         The Businesses are engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Businesses by a federal grand jury could result in the Businesses being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term.

         The Businesses are periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to their business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Businesses is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the combined financial position or results of operations of the Businesses.

                        LOCKHEED MARTIN PREDECESSOR BUSINESS

                           COMBINED FINANCIAL STATEMENTS


                  As of December 31, 1996 and 1995 and for the three
                      years in the period ended December 31, 1996

                          REPORT OF INDEPENDENT AUDITORS


    To the Board of Directors of
      Lockheed Martin Corporation:

         We have audited the accompanying combined balance sheet of the Lockheed Martin Predecessor Businesses, as defined in Note 1 to the financial statements, (the "Businesses") as of December 31, 1996 and the related combined statements of operations and changes in invested equity and cash flows for the year then ended. These financial statements are the responsibility of the Businesses' management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of the Lockheed Martin Communications Systems Division, which statements reflect total assets and sales constituting 35 percent and 30 percent of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Communications Systems Division, is based solely on the report of the other auditors.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Lockheed Martin Predecessor Businesses as of December 31, 1996 and their combined results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                  /s/ Coopers & Lybrand L.L.P.
     1301 Avenue of the Americas
     New York, New York 10019
     March 20, 1997

                          REPORT OF INDEPENDENT AUDITORS


    Board of Directors
     Lockheed Martin Corporation:

         We have audited the combined balance sheets of Lockheed Martin Communications Systems Division, as defined in Note 1 to the financial statements, as of December 31, 1996 and 1995, and the related combined statements of operations and changes in invested equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Division's and Lockheed Martin Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Lockheed Martin Communications Systems Division at December 31, 1996 (not presented separately herein) and 1995, and the combined results of its operations and its cash flows for the year ended December 31, 1996 (not presented separately herein), and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                         /s/ Ernst & Young LLP
     Washington, D.C.
     March 7, 1997

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES

                             COMBINED BALANCE SHEETS
                                  (In thousands)



                                                                                               Years Ended
                                                                                               December 31,
                                                                                    ----------------------------------
                                                                                         1996               1995
                                                                                    ---------------    ---------------

                                       ASSETS
    Current assets:
      Contracts in process  . . . . . . . . . . . . . . . . . . . . . .               $ 198,073           $  42,457
      Other current assets  . . . . . . . . . . . . . . . . . . . . . .                   3,661               3,100
                                                                                      ---------           ---------
          Total current assets  . . . . . . . . . . . . . . . . . . . . . .             201,734              45,557
                                                                                      ---------           ---------
    Property, plant and equipment . . . . . . . . . . . . . . . . . . .                 116,566              31,657
      Less, accumulated depreciation and amortization . . . . . . . . .                  24,983              15,018
                                                                                      ---------           ---------
                                                                                         91,583              16,639
                                                                                      ---------           ---------
    Intangibles, primarily cost in excess of net assets acquired, net
      of amortization  . . . . . . . . . . . . . . . . . . . . . . . . .                282,674             157,560
    Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  17,307               8,753
                                                                                      ---------           ---------
                                                                                      $ 593,298           $ 228,509
                                                                                      =========           =========

                          LIABILITIES AND INVESTED EQUITY

    Current liabilities:
      Accounts payable, trade  . . . . . . . . . . . . . . . . . . . . .              $  34,163           $   9,583
      Accrued employment costs . . . . . . . . . . . . . . . . . . . . .                 27,313               6,534
      Customer advances and amounts in excess of costs incurred  . . . .                 14,299               1,363
      Other current liabilities  . . . . . . . . . . . . . . . . . . . .                 27,113               6,983
                                                                                      ---------            --------
        Total current liabilities   . . . . . . . . . . . . . . . . . . .               102,888              24,463
                                                                                      ---------            --------

    Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16,801               9,383
    Commitments and contingencies (Note 8)
    Invested equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         473,609             194,663
                                                                                      ---------            --------
                                                                                      $ 593,298           $ 228,509
                                                                                      =========           =========



                   See notes to combined financial statements.

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES

         COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN INVESTED EQUITY
                                  (In thousands)


                                                                                        Years Ended December 31,
                                                                            -------------------------------------------------
                                                                                1996               1995               1994
                                                                            -------------      -----------          ---------

   Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $ 543,081          $ 166,781           $ 218,845
   Cost of sales . . . . . . . . . . . . . . . . . . . . . . . .               499,390            162,132             210,466
                                                                             ---------          ---------           ---------
   Operating income  . . . . . . . . . . . . . . . . . . . . . .                43,691              4,649               8,379
   Allocated interest expense  . . . . . . . . . . . . . . . . .                24,197              4,475               5,450
                                                                             ---------          ---------           ---------
   Earnings before income taxes  . . . . . . . . . . . . . . . .                19,494                174               2,929
   Income tax expense  . . . . . . . . . . . . . . . . . . . . .                 7,798              1,186               2,293
                                                                             ---------          ---------           ---------
   Net earnings (loss) . . . . . . . . . . . . . . . . . . . . .                11,696             (1,012)                636
   Invested equity--beginning of year  . . . . . . . . . . . . .               194,663            199,506             216,943
   Advances from (repayments to) Lockheed Martin . . . . . . . .               267,250             (3,831)            (18,073)
                                                                             ---------          ---------           ---------

   Invested equity -- end of year  . . . . . . . . . . . . . . .             $ 473,609          $ 194,663           $ 199,506
                                                                             =========          =========          ==========




                   See notes to combined financial statements.

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES

                        COMBINED STATEMENTS OF CASH FLOWS
                                  (In thousands)


                                                                                        Years Ended December 31,
                                                                            -------------------------------------------------
                                                                                 1996             1995              1994
                                                                            --------------     -----------      -------------

    Operating activities:
    Net earnings (loss) . . . . . . . . . . . . . . . . . . . . .            $  11,696          $(1,012)          $   636
    Depreciation and amortization . . . . . . . . . . . . . . . .               25,039           11,578            11,467
    Loss (gain) on disposition of property, plant and equipment .                  265               26            (1,078)
    Changes in operating assets and liabilities
      Contracts in process   . . . . . . . . . . . . . . .                      26,103           (3,267)           14,002
      Other current assets   . . . . . . . . . . . . . . .                         489              788             1,502
      Other assets   . . . . . . . . . . . . . . . . . . .                      (5,246)           1,245             2,044
      Accounts payable   . . . . . . . . . . . . . . . . .                       3,198             (648)           (3,099)
      Accrued employment costs . . . . . . . . . . . . . .                       2,282             (611)             (528)
      Customer advances and amounts in excess of costs
        incurred  . . . . . . . . . . . . . . . . . . . . .                    (11,586)           (2,041)             917
      Other current liabilities  . . . . . . . . . . . . .                       4,086             4,004           (3,304)
      Other liabilities  . . . . . . . . . . . . . . . . .                     (25,327)             (699)            (751)
                                                                             ---------          --------           ------
    Net cash from operating activities  . . . . . . . . . . . . .               30,999             9,363           21,808
                                                                             ---------          --------           ------

    Investing activities:
    Acquisition of business . . . . . . . . . . . . . . . . . . .             (287,803)               --               --
    Capital expenditures  . . . . . . . . . . . . . . . . . . . .              (13,528)           (5,532)          (3,735)
    Disposition of property, plant and equipment  . . . . . . . .                3,082                --               --
                                                                             ---------          --------           ------
    Net cash used in investing activities . . . . . . . . . . . .             (298,249)           (5,532)          (3,735)
                                                                             ---------          --------           ------

    Financing activities:
    Advances from (repayments to) Lockheed Martin . . . . . . . .              267,250            (3,831)         (18,073)
                                                                             ---------          --------           ------

    Net change in cash  . . . . . . . . . . . . . . . . . . . . .                   --                --               --
                                                                             =========          ========           ======




                   See notes to combined financial statements.

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES
                      NOTES TO COMBINED FINANCIAL STATEMENTS
                                December 31, 1996
                              (Dollars in thousands)


    1.  Background and Description of Businesses

         On January 31, 1997, Lockheed Martin Corporation ("Lockheed Martin"), Lehman Brothers Holdings Inc. ("Lehman"), Frank C. Lanza ("Lanza") and Robert V. LaPenta ("LaPenta") entered into a Memorandum of Understanding regarding the transfer of certain businesses of Lockheed Martin to a newly formed corporation ("Newco") to be owned by Lockheed Martin, Lehman, Lanza and LaPenta. The businesses proposed to be transferred include Lockheed Martin's Wideband Systems Division, Communications Systems Division and Products Group, comprising eleven autonomous operations (collectively the "Lockheed Martin Predecessor Businesses" or the "Businesses"). Also included in the transaction is the acquisition of a semiconductor product line of another business and certain leasehold improvements in New York City.

         Effective April 1, 1996, Lockheed Martin acquired substantially all the assets and liabilities of the defense businesses of Loral Corporation (Loral), including the Wideband Systems Division and the Products Group. The acquisition of the Wideband Systems Division and Products Group businesses (the "Acquired Businesses") has been accounted for as a purchase by Lockheed Martin Communications Systems Division ("Division"). The acquisition has been reflected in these financial statements based on the purchase price allocated to those acquired businesses by Lockheed Martin. As such, the accompanying combined financial statements reflect the results of operations of the Division and the Acquired Businesses from the effective date of acquisition including the effects of an allocated portion of cost in excess of net assets acquired resulting from the acquisition. The assets and liabilities recorded in connection with the purchase price allocation were $400,993 and $113,190, respectively.

         Had the acquisition of Wideband Systems Division and the Products Group occurred on January 1, 1995, the unaudited pro forma sales and net income for the years ending December 31, 1996 and 1995 would have been $675,281 and $12,638, and $691,136 and $4,790, respectively. The pro forma results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated on January 1, 1995.

         The Businesses are suppliers of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, commercial fixed wireless communication products, microwave components, avionic displays and recorders and instrument products. The Company's customers included the Department of Defense, selected U.S. government intelligence agencies, major aerospace/defense prime contractors and commercial customers. The Businesses operate primarily in one industry segment, electronic components and systems.

         Substantially all the Businesses' products are sold to agencies of the U.S. Government, primarily the Department of Defense, to foreign

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                           (Dollars in thousands)

    government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

         The decline in the U.S. defense budget since the mid 1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Businesses' programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Businesses are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Businesses.

    2.  Summary of Significant Accounting Policies

    Basis of Presentation and Use of Estimates

         The accompanying combined financial statements reflect the Businesses' assets, liabilities and operations included in Lockheed Martin's historical financial statements that will be transferred to Newco. Intercompany accounts between Lockheed Martin and the Businesses have been included in invested equity. Significant inter-business transactions and balances have been eliminated. The assets and operations of the semiconductor product line and certain other facilities, which are not material to the combined financial statements, have been excluded from the combined financial statements.

         The preparation of financial statements in conformity with generally accepted accounting principles requires the Businesses' management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, allocations from Lockheed Martin, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.

    Sales and Earnings

         Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and realization is probable. Sales under short-term production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Amounts representing contract change orders or

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                             (Dollars in thousands)

    claims are included in sales only when they can be reliably estimated and realization is probable. Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the facts which require the revision become known.

    Contracts In Process

         Costs accumulated under long-term contracts include direct costs, as well as manufacturing overhead, and for government contracts, general and administrative costs, independent research and development costs and bid and proposal costs. Contracts in process contain amounts relating to contracts and programs for which the related operating cycles are longer that one year. In accordance with industry practice, these amounts are included in current assets.

    Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Depreciation is provided primarily using an accelerated method over the estimated useful lives (5 to 20 years) of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

    Intangibles

         Intangibles, primarily the excess of the cost of purchased businesses over the fair value of the net assets acquired, is being amortized using a straight-line method primarily over a 40-year period. Other intangibles are amortized over their estimated useful lives which range from 11-15 years. Amortization expense was $10,115, $6,086 and $6,086 for 1996, 1995 and 1994, respectively. Accumulated amortization was $26,524 and $16,738 at December 31, 1996 and 1995, respectively.

         Intangibles include costs allocated to the Businesses relating to the Request for Funding Authorization ("RFA"), consisting of over 20 restructuring projects to reduce operating costs, initiated by General Electric ("GE") Aerospace in 1990 and to the REC Advance Agreement ("RAA"), a restructuring plan initiated after Lockheed Martin's acquisition of GE Aerospace. The RAA was initiated to close two regional electronic manufacturing centers. Restructure costs are reimbursable from the U.S. Government if savings can be demonstrated to exceed costs. The total cost of restructuring under the RFA and the RAA represented approximately 15% of the estimated savings to the U.S. Government and, therefore, a deferred asset has been recorded by Lockheed Martin. The deferred asset is being allocated to all the former GE Aerospace sites, including the Communications Systems Division, on a basis that includes manufacturing labor, overhead, and direct material less non-hardware subcontracts. As of December 31, 1996 and 1995, approximately $4,400 and $7,500, respectively of unamortized RFA and RAA costs are incurred on the Businesses' combined balance sheet in other current assets and other assets.

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                            (Dollars in thousands)

         The carrying values of intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. If this review indicates that intangible assets are not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Division's carrying values related to the intangible assets are reduced by the estimated shortfall of cash flows.

    Research and Development and Similar Costs

         Research and development costs sponsored by the Businesses include research and development and bid and proposal effort related to government products and services. These costs generally are allocated among all contracts and programs in progress under U.S. Government contractual arrangements. Customer-sponsored research and development costs incurred pursuant to contracts are accounted for as direct contract costs.

    Financial Instruments

         At December 31, 1996, the carrying value of the Businesses' financial instruments, such as receivables, accounts payable and accrued liabilities, approximate fair value, based on the short-term maturities of these instruments.

    New Accounting Pronouncements

         Effective January 1, 1996, the Businesses adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used for long-lived assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.

         Effective January 1, 1994, the Businesses adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postretirement Benefits" ("SFAS 112"). SFAS 112 requires that the costs of benefits provided to employees after employment but before retirement be recognized on an accrual basis. The adoption of SFAS 112 did not have a material impact on the combined results of operations of the Businesses.

    3.  Transactions with Lockheed Martin

         The Businesses rely on Lockheed Martin for certain services, including treasury, cash management, employee benefits, taxes, risk management, internal audit, financial reporting, contract administration and general corporate services. Although certain assets, liabilities and expenses related to these services have been allocated to the Businesses, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements would not be the same as would have occurred had the Businesses been independent entities. The following describes the related party transactions.

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                           (Dollars in thousands)

    Sales of Products

         The Businesses sell products to Lockheed Martin and its affiliates, net sales for which were $70,658, $25,874, and $9,983 in 1996, 1995 and
    1994, respectively. Included in Contracts in Process are receivables from Lockheed Martin and its affiliates of $10,924 and $30 at December 31, 1996 and 1995, respectively.

    Allocation of Corporate Expenses

         The amount of allocated corporate expenses reflected in these combined financial statements has been estimated based primarily on an allocation methodology prescribed by government regulations pertaining to government contractors. Allocated costs to the Businesses were $10,057, $2,964 and $4,141 in 1996, 1995 and 1994, respectively.

    Pensions

         Certain of the Businesses participate in various Lockheed Martin-sponsored pension plans covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on members' compensation and years of service. Lockheed Martin's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue code and regulations. Since the aforementioned pension arrangements are part of certain Lockheed Martin defined benefit plans, no separate actuarial data is available for the portion allocable to the Businesses. Therefore, no liability or asset is reflected in the accompanying combined financial statements. The Businesses have been allocated pension costs based upon participant employee headcount. Net pension expense included in the accompanying financial statements was $7,027, $4,134 and $3,675 in 1996, 1995 and 1994, respectively.

    Postretirement Health Care and Life Insurance Benefits

         In addition to participating in Lockheed Martin-sponsored pension plans, certain of the Businesses provide varying levels of health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions. Since the aforementioned postretirement benefits are part of certain Lockheed Martin postretirement arrangements, no separate actuarial data is available for the portion allocable to the Businesses. Accordingly, no liability is reflected in the accompanying financial statements. The Businesses have been allocated postretirement benefits cost based on participant employee headcount. Postretirement benefit costs included in the accompanying financial statements were $2,787, $2,124 and $1,694 in 1996, 1995 and 1994, respectively.

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                            (Dollars in thousands)


    Employee Savings Plan

         Under various employee savings plans sponsored by Lockheed Martin, the Businesses match the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under these plans, the matching contributions, in cash, common stock or both, for 1996, 1995 and 1994 were $3,940, $1,478 and $1,842, respectively.

    Stock Options

         During 1996 and 1995, certain employees of the Businesses participated in Lockheed Martin's stock option plans. All stock options granted in 1996 and 1995 have 10 year terms and vest over a two year service period. Exercise prices of options awarded in both years were equal to the market price of the stock on the date of grant. Pro forma information regarding net earnings (loss) as required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.58% and 6.64%; dividend yield of 1.70%; volatility factors related to the expected market price of the Lockheed Martin's common stock of .186 and .216; and weighted-average expected option life of five years. The weighted average fair values of options granted during 1996 and 1995 were $17.24 and $16.09, respectively.

         For the purposes of pro forma disclosures, the options' estimated fair values are amortized to expense over the options' vesting periods. The Businesses' pro forma net earnings (loss) for 1996 and 1995 were $11,531 and $(1,040), respectively.

    Interest Expense

         Interest expense has been allocated to the Businesses by applying Lockheed Martin's weighted average consolidated interest rate to the portion of the beginning of the period invested equity account deemed to be financed by consolidated debt, which has been determined based on Lockheed Martin's debt to equity ratio on such date, except that the acquisition of the defense business of Loral Corporation ("Loral") has been assumed to be fully financed by debt.

         Interest expense was calculated using the following balances and interest rates:

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                         (Dollars in thousands)


                                                                                        Years Ended December 31,
                                                                            -----------------------------------------------
                                                                               1996             1995               1994
                                                                            ---------        -----------        -----------

    Invested Equity:
       Communications Systems Division  . . . . . . . . . .               $ 194,663           $ 199,506          $ 216,943
       Wideband Systems Division and Products Group . . . .               $ 287,803                  --                 --
    Interest Rate . . . . . . . . . . . . . . . . . . . . . . . .              7.20%               7.40%              7.23%



    Income Taxes

         The Businesses are included in the consolidated Federal income tax return and certain combined and separate state and local income tax returns of Lockheed Martin. However, for purposes of these financial statements, the provision for income taxes has been allocated to the Businesses based upon reported combined income before income taxes. Income taxes, current and deferred, are considered to have been paid or charged to Lockheed Martin and are recorded through the invested equity account with Lockheed Martin. The principal components of the deferred taxes are contract accounting methods, property, plant and equipment, goodwill amortization and timing of actuals.

    Statements of Cash Flows

         The Businesses participate in Lockheed Martin's cash management system, under which all cash is received and payments are made by Lockheed Martin. All transactions between the Businesses and Lockheed Martin have been accounted for as settled in cash at the time such transactions were recorded by the Businesses.

    4.  Contracts in Process

         Billings and accumulated costs and profits on contracts, principally with the U.S. Government, comprise the following:

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                           (Dollars in thousands)


                                                                                                    Years Ended
                                                                                                    December 31,
                                                                                           -------------------------------
                                                                                               1996               1995
                                                                                           ----------           ----------

    Billed contract receivables . . . . . . . . . . . . . . . . . . . . . . . .            $  40,299              $10,237
    Other billed receivables, principally commercial  . . . . . . . . . . . . .               41,154                  --
    Unbilled contract receivables . . . . . . . . . . . . . . . . . . . . . . .               91,053               23,643
    Inventoried costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               61,380               10,830
                                                                                            --------               ------
                                                                                             233,886               44,710
    Less, unliquidated progress payments  . . . . . . . . . . . . . . . . . . .              (35,813)              (2,253)
                                                                                            --------               ------
                                                                                           $ 198,073              $42,457
                                                                                           =========              =======


         The U.S. Government has title to, or a security interest in, inventories to which progress payments are applied. Unbilled contract receivables represent accumulated costs and profits earned but not yet billed to customers at year-end. The Businesses believe that substantially all such amounts will be billed and collected within one year.

         The following data has been used in the determination of cost of sales:


                                                                                        Years Ended December 31,
                                                                            -----------------------------------------------
                                                                                1996             1995              1994
                                                                            -----------       -----------       -----------

    General and administrative costs included in
      inventoried costs  . . . . . . . . . . . . . . . . . . . .            $ 14,700           $ 1,156           $   493
    General and administrative costs charged to inventory  . . .            $ 25,400           $ 3,967           $ 3,640
    Independent research and development and bid and
      proposal costs incurred  . . . . . . . . . . . . . . . . .            $ 36,500           $ 9,800           $10,640

                      LOCKHEED MARTIN PREDECESSOR BUSINESSES
                      NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                                  (Dollars in thousands)


    5.  Property, Plant and Equipment

                                                 December 31,
                                           ----------------------
                                              1996         1995
                                          ---------    ----------

    Land  . . . . . . . . . . . . . .    $   9,200           --
    Buildings and Improvements  . . .       27,000           --
    Machinery, equipment, furniture
      and fixtures  . . . . . . . . .       73,137      $29,216
    Leasehold improvements  . . . . .        7,229        2,441
                                          --------      -------
                                         $ 116,566      $31,657
                                         =========      =======


         Depreciation and amortization expense in 1996, 1995 and 1994 was $14,924, $5,492 and $5,381, respectively.

    6.  Income Taxes

         The provision for income taxes was calculated by applying statutory tax rates to the reported pretax income after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of Lockheed Martin, which are related to the Businesses. For the years ended December 31, 1996, 1995 and 1994, it is estimated that the provision for deferred taxes represent ($2,143), $3,994 and $1,252, respectively. Substantially all the income of the Businesses are from domestic operations.

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                            (Dollars in thousands)


         The effective income tax rate differs from the statutory Federal income tax rate for the following reasons:


                                                                                        Years Ended December 31,
                                                                            -----------------------------------------------
                                                                               1996              1995              1994
                                                                            ----------        ----------        -----------

    Statutory Federal income tax rate . . . . . . . . . . . . . .               35%               34%               34%
    Amortization of cost in excess of net assets acquired . . . .                2               529                31
    Research and development and other tax credits  . . . . . . .               (2)               --                --
    State and local income taxes, net of Federal income
      tax benefit and state and local income tax
      credits  . . . . . . . . . . . . . . . . . . . . . .                       6               101                12
    Foreign sales corporation tax benefit . . . . . . . . . . . .               (1)               --                --
    Other, net                                                                  --                17                 1
                                                                                --               ---                --
    Effective income tax rate . . . . . . . . . . . . . . . . . .               40%              681%               78%
                                                                                ==               ===                ==

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS - (continued)
                            (Dollars in thousands)


    7.  Sales to Principal Customers

         The Business operate primarily in one industry segment, communication systems and products. Sales to principal customers are as follows:



                                                                                        Years Ended December 31,
                                                                            -----------------------------------------------
                                                                               1996              1995              1994
                                                                            ----------        ----------        -----------


    U.S. Government Agencies  . . . . . . . . . . . . . . . . . .           $425,033          $161,617          $216,084
    Foreign (principally foreign governments) . . . . . . . . . .             33,475             4,945             1,623
    Other (principally commercial)  . . . . . . . . . . . . . . .             84,573               219             1,138
                                                                             -------           -------           -------
                                                                            $543,081          $166,781          $218,845
                                                                            ========          ========          ========


    8.  Commitments and Contingencies

         The Businesses lease certain facilities and equipment under agreements expiring at various dates through 2011. At December 31, 1996, future minimum payments for noncancellable operating leases with initial or remaining terms in excess of one year are $11,400 for each of the years 1997 through 2001, and $12,300 in total thereafter.

         Leases covering major items of real estate and equipment contain renewal and/or purchase options which may be exercised by the Businesses. Rent expense, net of sublease income from other Lockheed Martin entities, was $8,495, $4,772 and $5,597 in 1996, 1995 and 1994, respectively.

         Management is continually assessing the Businesses' obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Businesses in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management of the Businesses is aware, the Businesses believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Businesses' results of operations. The Businesses accrue for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

                     LOCKHEED MARTIN PREDECESSOR BUSINESSES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)


         The Businesses are engaged in providing products and services under contracts with the U.S. Government and to a lesser degree under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Businesses by a federal grand jury could result in the Businesses being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term.

         The Businesses are periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to its business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Businesses is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the financial position or results of operations of the Businesses.

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors of
 Lockheed Martin Corporation:

   We have audited the accompanying combined statements of operations and cash flows for the Loral Acquired Businesses as defined in Note 1, (the "Businesses") for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Businesses' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of the operations and cash flows of the Businesses for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.


                                          /s/ Coopers & Lybrand L.L.P.
 1301 Avenue of the Americas
 New York, New York 10019
 March 20, 1997

                           LORAL ACQUIRED BUSINESSES

                       COMBINED STATEMENTS OF OPERATIONS
                                (In thousands)


                                                                          Three                   Years Ended December 31,
                                                                       Months Ended      -----------------------------------------
                                                                      March 31, 1996             1995                  1994
                                                                  -------------------    -------------------   -------------------

Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $132,200              $448,165              $283,129
Cost and expenses . . . . . . . . . . . . . . . . . . . . . . .           124,426               424,899               273,181
                                                                        ---------              --------              --------
Operating income  . . . . . . . . . . . . . . . . . . . . . . .             7,774                23,266                 9,948
Allocated interest expense  . . . . . . . . . . . . . . . . . .             4,365                20,799                 8,375
                                                                        ---------              --------              --------
Income before income taxes  . . . . . . . . . . . . . . . . . .             3,409                 2,467                 1,573
Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .             1,292                   854                   560
                                                                        ---------              --------              --------
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . .          $  2,117              $  1,613              $  1,013
                                                                        =========              ========              ========


                  See notes to combined financial statements.

                           LORAL ACQUIRED BUSINESSES

                       COMBINED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                                          Three                   Years Ended December 31,
                                                                       Months Ended      -----------------------------------------
                                                                      March 31, 1996             1995                  1994
                                                                  -------------------    -------------------   --------------------

Operating Activities:
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . .          $  2,117             $   1,613              $ 1,013
Depreciation and amortization . . . . . . . . . . . . . . . . .             5,011                20,625               15,952
Changes in operating assets and liabilities
    Contracts in process  . . . . . . . . . . . . . . . . . . .           (11,382)                7,327                4,499
    Other current assets  . . . . . . . . . . . . . . . . . . .            (3,436)                  890                 (156)
    Other assets  . . . . . . . . . . . . . . . . . . . . . . .             2,437                 6,736               (3,633)
    Accounts payable and accrued liabilities  . . . . . . . . .             4,525                (4,533)              (3,944)
    Other current liabilities . . . . . . . . . . . . . . . . .             3,348                 4,428               (3,150)
    Other liabilities . . . . . . . . . . . . . . . . . . . . .              (452)                  117                 (415)
                                                                        ---------             ---------              -------
Net cash from operating activities  . . . . . . . . . . . . . .             2,168                37,203               10,166
                                                                        ---------             ---------              -------

Investing activities:
Acquisition of business . . . . . . . . . . . . . . . . . . . .                --              (214,927)                  --
Capital expenditures  . . . . . . . . . . . . . . . . . . . . .            (3,962)              (12,683)              (7,390)
Disposition of property, plant and equipment  . . . . . . . . .               187                 4,342                  144
                                                                        ---------             ---------              -------
                                                                           (3,775)             (223,268)              (7,246)
                                                                        ---------             ---------              -------

Financing activities:
Advances from (repayments to) Loral . . . . . . . . . . . . . .             1,607               186,065               (2,920)
                                                                        ---------             ----------             -------
Net change in cash  . . . . . . . . . . . . . . . . . . . . . .                --                    --                   --
                                                                        =========             =========              =======


                  See notes to combined financial statements.

                           LORAL ACQUIRED BUSINESSES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)


1.  Background and Description of Business

     On January 31, 1997, Lockheed Martin Corporation ("Lockheed Martin"), Lehman Brothers Holdings Inc. ("Lehman"), Frank C. Lanza ("Lanza") and Robert
V. LaPenta ("LaPenta") entered into a Memorandum of Understanding ("MOU") regarding the transfer of certain businesses of Lockheed Martin to a newly formed corporation ("Newco") to be owned by Lockheed Martin, Lehman, Lanza and LaPenta. The businesses proposed to be transferred (the "Loral Acquired Businesses" or "Businesses") include Lockheed Martin's Wideband Systems Division and the Products Group, comprised of ten autonomous operations, all of which were acquired by Lockheed Martin effective April 1, 1996 as part of the acquisition by Lockheed Martin of the defense electronics business of Loral Corporation ("Loral"). Also included in the transaction is the acquisition of a semiconductor product line of another business and certain leasehold improvements in New York City.

     The Businesses are leading suppliers of sophisticated secure communication systems, microwave communication components, avionic and instrumentation products and other products and services to major aerospace and defense contractors as well as the U.S. Government. The Businesses operate primarily in one industry segment, communication systems and products.

     Substantially all the Business' products are sold to agencies of the United States Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit, various cost controls and include standard provisions for termination for the convenience of the government. Multi-year government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

     The decline in the U.S. defense budget since the mid 1980s has resulted in program delays, cancellations and scope reductions for defense contractors in general. These events may or may not have an effect on the Businesses' programs; however, in the event that expenditures for products of the type manufactured by the Businesses are reduced, and not offset by greater foreign sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Businesses.

     The Businesses' operations, as presented herein, include allocations and estimates of certain expenses of Loral based upon estimates of services performed by Loral that management of the Businesses believe are reasonable. Such services include treasury, cash management, employee benefits, taxes, risk management, internal audit and general corporate services. Accordingly, the results of operations and cash flows as presented herein may not be the same as would have occurred had the Businesses been independent entities.

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)



2.  Basis of Presentation

Basis of Combination

     The accompanying combined financial statements reflect the Businesses' assets, liabilities and operations included in Loral Corporation's historical financial statements that will be transferred to Newco. All significant intercompany transactions and amounts have been eliminated. The combined financial statements do not include the operations of telecommunications switch product line which will not be transferred and was exited in 1995. Also, the assets and operations of the semiconductor product line and certain other facilities which are not material to the Businesses have been excluded from the financial statements.

Allocation of Corporate Expenses

     The amount of corporate office expenses reflected in these financial statements has been estimated based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors, which management of the Businesses believes to be a reasonable allocation method.

Income Taxes

     The Businesses were included in the consolidated Federal income tax return and certain combined and separate state and local income tax returns of Loral. However, for the purposes of these financial statements, the provision for income taxes was allocated based upon reported income before income taxes. Such provision was recorded through the advances from (repayments to) Loral account.

Interest Expense

     Interest expense has been allocated to the Businesses by applying Loral's weighted average consolidated interest rate to the portion of the beginning of the period invested equity account deemed to be financed by consolidated debt, which amount has been determined based on the Loral's debt to equity ratio on such date, except that the acquisition of Wideband Systems has been assumed to be fully financed by debt.

Statements of Cash Flows

     The Businesses participated in Loral's cash management system, under which all cash was received and payments made by Loral. All transactions between the Businesses and Loral have been accounted for as settled in cash on the date such transactions were recorded by the Businesses.

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)

3.  Summary of Significant Accounting Policies

Contracts In Process

     Sales on long-term production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under other long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and realization is probable. Incentive fees and award fees enter into the determination of contract profits when they can be reliably estimated.

     Costs accumulated under long-term contracts include direct costs as well as manufacturing, overhead, and for government contracts, general and administrative, independent research and development and bid and proposal costs. Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the facts which require the revision become known.

Depreciation and Amortization

     Depreciation is provided primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. The excess of the cost of purchased businesses over the fair value of the net assets acquired is being amortized using a straight-line method generally over a 40-year period.

     The carrying amount of cost in excess of net assets acquired is evaluated on a recurring basis. Current and future profitability as well as current and future undiscounted cash flows, excluding financing costs, of the underlying businesses are primary indicators of recoverability. There were no adjustments to the carrying amount of cost in excess of net assets acquired resulting from these evaluations during the periods presented.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Businesses' management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, cost allocations from Loral, including interest and income taxes, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)

New Accounting Pronouncements

     Effective January 1, 1996, the Businesses adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.

     Effective January 1, 1994, the Businesses adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires that the costs of benefits provided to employees after employment but before retirement be recognized on an accrual basis. The adoption of SFAS 112 did not have a material impact on the results of operations of the Businesses.

4.  Acquisitions

     Effective May 1, 1995, Loral acquired substantially all the assets and liabilities of the Defense Systems operations of Unisys Corporation, which included the Wideband Systems Division. The acquisition has been accounted for as a purchase. As such, the accompanying combined financial statements reflect the results of operations of the Wideband Systems Division from the effective date of acquisition, including the amortization of an allocated portion of cost in excess of net assets acquired resulting from the acquisition. Such allocation was based on the sales and profitability of the Wideband Systems Divisions relative to the aggregate sales and profitability of the defense systems operations acquired by Loral. The assets and liabilities recorded in connection with the purchase price allocation were $240,525 and $25,598, respectively.

     Had the acquisition of the Wideband Systems Division occurred on January 1, 1994, the unaudited pro forma sales and net income (loss) for the years ending December 31, 1995 and 1994 would have been $524,355 and $700, and $504,780 and ($963), respectively. The results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated as of January 1, 1994.

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)

5. Operating Expenses

     The following expenses have been included in the statements of operations:


                                                                          Three                   Years Ended December 31,
                                                                       Months Ended      -----------------------------------------
                                                                      March 31, 1996             1995                  1994
                                                                  -------------------    -------------------   -------------------

General and administrative expenses . . . . . . . . . . . . . .          $23,558               $90,757               $74,205
Independent research and development, and bid and proposal
    costs . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 5,587               $21,370               $19,491



6.  Income Taxes

     The provision for income taxes was calculated by applying Loral's statutory tax rates to the reported pre-tax book income after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision which are related to the Businesses. It is estimated that deferred income taxes represent approximately $714,000, $2,857,000 and $4,060,000 of the provisions for income taxes reflected in these financial statements for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994. The principal components of deferred income taxes are contract accounting methods, property plant and equipment, goodwill amortization, and timing of accruals. Substantially all of the Businesses' income is from domestic operations.

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)

     The following is a reconciliation of the statutory rate to the effective tax rates reflected in the financial statements:


                                                                                       Years Ended December 31,
                                                                  ---------------------------------------------------------------
                                                                           1996                  1995                  1994
                                                                  -------------------    -------------------   -------------------

Statutory Federal income tax rate . . . . . . . . . . . . . . .            35.0%                 35.0%                 35.0%
Research and development and other tax credits  . . . . . . . .              --                 (18.6)                (43.4)
State and local income taxes, net of Federal income tax
    benefit and state and local income tax credits  . . . . . .             3.9                   (.3)                (15.5)
Foreign sales corporation tax benefit . . . . . . . . . . . . .            (2.2)                 (3.0)                (13.6)
Amortization of goodwill  . . . . . . . . . . . . . . . . . . .             6.3                  35.1                  55.0
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . .            (5.1)                (13.6)                 18.1
                                                                          -----                 -----                  ----
Effective income tax rate . . . . . . . . . . . . . . . . . . .            37.9%                 34.6%                 35.6%
                                                                          =====                 =====                  ====


7.  Interest Expense

     Interest expense was calculated using the following balances and interest rates:


                                                                          Three                   Years Ended December 31,
                                                                       Months Ended      -----------------------------------------
                                                                      March 31, 1996             1995                  1994
                                                                  -------------------    -------------------   -------------------

Invested Equity . . . . . . . . . . . . . . . . . . . . . . . .          $453,062              $265,384              $267,291
Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . .              7.40%                 7.87%                 6.56%
Wideband Systems Allocated Purchase Price . . . . . . . . . . .                --              $214,927                    --
Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . .                --                  7.40%                   --

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)

8.  Commitments and Contingencies

     The Businesses lease certain facilities and equipment under agreements expiring at various dates through 2011. Leases covering major items of real estate and equipment contain renewal and/or purchase options which may be exercised by the Businesses. Rent expense for the three months ended March 31, 1996 was $1,063. Rent expense for the years ended December 31, 1995 and 1994 was $4,276 and $4,027, respectively.

     Management is continually assessing its obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Businesses in order to comply with these laws, based upon available internal and external assessments, the Businesses believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Businesses' operations. The Businesses accrue for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Businesses believe that it has adequately accrued for future expenditures in connection with environmental matters and that such expenditures will not have a material adverse effect on its financial position or results of operations.

     There are a number of lawsuits or claims pending against the Businesses and incidental to its business. However, in the opinion of management, the ultimate liability on these matters, if any, will not have a material adverse effect on the financial position or results of operations of the Businesses.

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)


9.  Pensions and Other Employee Benefits

Pensions

     The Businesses participate in various Loral-sponsored pension plans both contributory and non-contributory covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on members' compensation and years of service. Loral's funding policy was generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue code and regulations thereon. Since the aforementioned pension arrangements were part of certain Loral defined benefit or defined contribution plans, no separate actuarial data was available for the Businesses. The Businesses have been allocated their share of pension costs based upon participation employee headcount. Net pension expense, which approximates the amount funded, included in the accompanying financial statements was $1,234, $4,391 and $3,150 for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994, respectively.

Postretirement Health Care and Life Insurance Benefits

     In addition to participating in Loral-sponsored pension plans, the Businesses provide certain health care and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions. Since the aforementioned postretirement benefits were part of certain Loral postretirement arrangements, no separate actuarial data is available for the Businesses. The Businesses have been allocated postretirement benefit costs based upon participant employee headcount. Postretirement benefit costs included in the accompanying financial statements were $402, $1,646 and $1,682 for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994, respectively.

Employee Savings Plans

     Under various employee savings plans sponsored by Loral, the Businesses matched the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under these plans, the matching contributions, in cash, common stock or both, for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994 were $634, $1,879 and $1,844, respectively.

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)


10.  Sales to Principal Customers

     The Businesses operate primarily in one industry segment, electronic components and systems. Sales to principal customers are as follows:


                                                                                                        Years Ended
                                                                          Three                         December 31,
                                                                       Months Ended      -----------------------------------------
                                                                      March 31, 1996             1995                  1994
                                                                  -------------------    -------------------   -------------------

 U.S. Government Agencies   . . . . . . . . . . . . . . . . . .          $ 94,993              $328,476              $160,068
 Foreign (principally foreign governments)  . . . . . . . . . .            16,838                62,549                65,883
 Other (principally commercial)   . . . . . . . . . . . . . . .            20,369                57,140                57,178
                                                                        ---------              --------              --------
                                                                         $132,200              $448,165              $283,129
                                                                        =========              ========              ========

                           LORAL ACQUIRED BUSINESSES

                            (Dollars in thousands)

Foreign sales comprise the following:


                                                                                                        Years Ended
                                                                          Three                         December 31,
                                                                       Months Ended      -----------------------------------------
                                                                      March 31, 1996             1995                  1994
                                                                  -------------------    -------------------   -------------------

Export sales
    Asia  . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 4,056               $19,248               $30,790
    Middle East . . . . . . . . . . . . . . . . . . . . . . . .            3,648                 4,147                 6,035
    Europe  . . . . . . . . . . . . . . . . . . . . . . . . . .            6,275                26,283                18,368
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,859                12,871                10,690
                                                                        --------               -------               -------
    Total foreign sales . . . . . . . . . . . . . . . . . . . .          $16,838               $62,549               $65,883
                                                                        ========               =======               =======



11.  Related Party Transactions

    The Businesses had a number of transactions with Loral and its affiliates. Management believes that the arrangements are as favorable to the Businesses as could be obtained from unaffiliated parties. The following describe the related party transactions.

    Loral allocated certain operational, administrative, legal and other services to the Businesses. Costs allocated to the Businesses were $1,827, $6,535 and $5,123 for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994, respectively. The Businesses sold products to Loral and its affiliates. Net sales to Loral were $14,840 for the three months ended March 31, 1996 and were $54,600 and $28,542 in 1995 and 1994, respectively. Net sales to Space Systems/Loral were $2,471 for the three months ended March 31, 1996 and were $4,596 and $1,678 in 1995 and 1994, respectively. Net sales to K&F Industries were $1,173 for the three months ended March 31, 1996 and were $2,415 and $3,962 in 1995 and 1994, respectively.

    No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                         _________________________


                            Table of Contents

                                                       Page

   Available Information . . . . . . . . . . . . . . . .    7
   Prospectus Summary  . . . . . . . . . . . . . . . . .    8
   Risk Factors  . . . . . . . . . . . . . . . . . . . .   27
   Use of Proceeds . . . . . . . . . . . . . . . . . . .   40
   Capitalization  . . . . . . . . . . . . . . . . . . .   40
   Unaudited Pro Forma Condensed Consolidated Financial
   Statements  . . . . . . . . . . . . . . . . . . . . .   41
   Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements  . . . . . . . . . . . . . . .   43
   Selected Financial Information  . . . . . . . . . . .   46
   Management's Discussion and Analysis of Financial
     Condition and Results of Operations . . . . . . . .   50
   Business  . . . . . . . . . . . . . . . . . . . . . .   68
   The Transaction . . . . . . . . . . . . . . . . . . .   90
   Certain Relationships and Related Transactions  . . .   93
   Management  . . . . . . . . . . . . . . . . . . . . .   94
   Ownership of Capital Stock  . . . . . . . . . . . . .  100
   The Exchange Offer  . . . . . . . . . . . . . . . . .  103
   Description of the Exchange Notes . . . . . . . . . .  117
   Certain United States Federal Tax Considerations  . .  157
   Plan of Distribution  . . . . . . . . . . . . . . . .  157
   Legal Matters   . . . . . . . . . . . . . . . . . . .  159
   Experts   . . . . . . . . . . . . . . . . . . . . . .  159
   Index to Financial Statements . . . . . . . . . . . .  F-1


    Until        , 1997 (90 days after commencement of this offering), all
    dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

                           Preliminary Prospectus



                               $225,000,000






                      L-3 Communications Corporation




                             [LOGO OMITTED]




        Offer to Exchange $225,000,000 of its 10 3/8% Series B Senior
           Subordinated Notes due 2007, which have been registered
             under the Securities Act, for $225,000,000 of its
               outstanding 10 3/8% Senior Subordinated Notes
                               due 2007

                  [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]


    PROSPECTUS
    [LOGO OMITTED]


                          L-3 Communications Corporation

               10 3/8% Series B Senior Subordinated Notes due 2007,
                              __________________

    The 10 3/8% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes") of L-3 Communications Corporation (the "Company" or "L-3") were issued in exchange for the 10 3/8% Senior Subordinated Notes due 2007 (the "Old Notes" and together with the Exchange Notes, the "Notes") by the Company.


    Interest on the Exchange Notes will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1997. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to May 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of Exchange Notes at the redemption price set forth herein plus accrued and unpaid interest through the redemption date with the net cash proceeds of one or more Equity Offerings (as defined). The Exchange Notes will not be subject to any mandatory sinking fund. In the event of a Change of Control (as defined), each holder of Exchange Notes will have the right, at the holder's option, to require the Company to purchase such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange Notes". The Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.


    The Exchange Notes will be general unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. As of March 31, 1997, after giving pro forma effect to the Offering of the Old Notes, application of the net proceeds therefrom and borrowings under the Senior Credit Facilities (as defined), the Company would have had approximately $400.0 million of indebtedness outstanding, of which $175.0 million would have been Senior Debt (excluding letters of credit). See "Capitalization". On the date of issuance of the Exchange Notes, the Company will not have any subsidiaries; however, the Indenture (as defined) will permit the Company to create subsidiaries in the future.

    For a discussion of certain factors that should be considered in connection with an investment in the Exchange Notes, see "Risk Factors" beginning on page 13.

    THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Prospectus has been prepared for and is to be used by Lehman Brothers Inc. in connection with offers and sales in market-making transactions of the Exchange Notes. The Company will not receive any of the proceeds of such sales. Lehman Brothers Inc. may act as a principal or agent in such transactions. The Exchange Notes may be offered in negotiated transactions or otherwise.
                            _________________________

                               LEHMAN BROTHERS INC.
                            _________________________

                 The date of this Prospectus is __________, 1997

                 [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]


                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. As a result of the offering of the Exchange Notes, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).


         So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Old Notes and the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Old Notes or Exchange Notes as if it were subject to such periodic reporting requirements.

                  [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]


    TRADING MARKET FOR THE EXCHANGE NOTES

         There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes or the ability of the Holders of the Exchange Notes to sell their Exchange Notes or the price at which such Holders may be able to sell their Exchange Notes. If such market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although it is not obligated to do so, Lehman Brothers Inc. intends to make a market in the Exchange Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Lehman Brothers Inc. No assurance can be given as to the liquidity of or the trading market for the Exchange Notes.

         Lehman Brothers Inc. may be deemed to be an affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the Exchange Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file and maintain a registration statement that would allow Lehman Brothers Inc. to engage in market-making transactions in the Exchange Notes. Subject to certain exceptions set forth in the Registration Rights Agreement, the registration statement will remain effective for as long as Lehman Brothers Inc. may be required to deliver a prospectus in connection with market-making transactions in the Exchange Notes. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

                  [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]


                                 USE OF PROCEEDS

         This Prospectus is delivered in connection with the sale of the Exchange Notes by Lehman Brothers Inc. in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                  [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]


    PLAN OF DISTRIBUTION

         This Prospectus is to be used by Lehman Brothers Inc. in connection with offers and sales of the Exchange Notes in market-making transactions effected from time to time. Lehman Brothers Inc. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

         Affiliates of Lehman Brothers Inc. currently own 50.1% of the Parent Common Stock. See "Ownership of Capital Stock". Lehman Brothers Inc. has informed the Company that it does not intend to confirm sales of the Exchange Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

         The Company has been advised by Lehman Brothers Inc. that, subject to applicable laws and regulations, Lehman Brothers Inc. currently intends to make a market in the Exchange Notes following completion of the Exchange Offer. However, Lehman Brothers Inc. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the Exchange Notes."

         Lehman Brothers Inc. has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. Lehman Brothers Inc. acted as purchasers in connection with the initial sale of the Notes and received
    an underwriting discount of approximately $     million in connection
    therewith. See "Certain Transactions."

         Lehman Brothers Inc. and the Company have entered into a registration rights agreement with respect to the use by Lehman Brothers Inc. of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Lehman Brothers Inc. against certain liabilities, including liabilities under the Securities Act.

               [ALTERNATE BACK COVER FOR MARKET-MAKING PROSPECTUS]


    No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                        -----------------------

                           Table of Contents

                                                           Page

    Available Information . . . . . . . . . . . . . . . .    7
    Prospectus Summary  . . . . . . . . . . . . . . . . .    8
    Risk Factors  . . . . . . . . . . . . . . . . . . . .   27
    Use of Proceeds . . . . . . . . . . . . . . . . . . .   40
    Capitalization  . . . . . . . . . . . . . . . . . . .   40
    Unaudited Pro Forma Condensed Consolidated Financial
      Statements  . . . . . . . . . . . . . . . . . . . .   41
    Notes to Unaudited Pro Forma Condensed Consolidated
      Financial Statements  . . . . . . . . . . . . . . .   43
    Selected Financial Information  . . . . . . . . . . .   46
    Management's Discussion and Analysis of Financial
      Condition and Results of Operations . . . . . . . .   50
    Business  . . . . . . . . . . . . . . . . . . . . . .   68
    The Transaction . . . . . . . . . . . . . . . . . . .   90
    Certain Relationships and Related Transactions  . . .   93
    Management  . . . . . . . . . . . . . . . . . . . . .   94
    Ownership of Capital Stock  . . . . . . . . . . . . .  100
    The Exchange Offer  . . . . . . . . . . . . . . . . .  103
    Description of the Exchange Notes . . . . . . . . . .  117
    Certain United States Federal Tax Considerations  . .  157
    Plan of Distribution  . . . . . . . . . . . . . . . .  157
    Legal Matters   . . . . . . . . . . . . . . . . . . .  159
    Experts   . . . . . . . . . . . . . . . . . . . . . .  159
    Index to Financial Statements . . . . . . . . . . . .  F-1

                               Prospectus






                     L-3 Communications Corporation






                           [LOGO OMITTED]





         10 3/8% Series B Senior Subordinated Notes due 2007




                         LEHMAN BROTHERS INC.

                                     PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS

    Item 20. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

              a. permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

              b. permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

              c. mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by a. and b. above; and

              d. that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

         In addition to the indemnification provisions of the DGCL described above, the Registrant's certificate of incorporation (the "Certificate of Incorporation") authorizes indemnification of the Registrant's officers and directors, subject to a case-by-case determination that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In the event that a Change in Control (as defined in the Certificate of Incorporation) shall have occurred, the proposed indemnitee director or officer may require that the determination of whether he met the standard of conduct be made by special legal counsel selected by him. In addition, whereas the DGCL would require court-ordered indemnification, if any, in cases in which a person has been adjudged to be liable to the Registrant, the Certificate of Incorporation also permits indemnification in such cases if and to the extent that the reviewing party determines that such indemnity is fair and reasonable under the circumstances.

         The Certificate of Incorporation requires the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written affirmation of his good faith belief that he has met the applicable standard of conduct and furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. In connection with proceedings by or in the right of the Registrant, the Certificate of Incorporation provides that indemnification shall include not only reasonable expenses, but also penalties, fines and amounts paid in settlement. Unless ordered by a court, such indemnification shall not include judgments. Under the Certificate of Incorporation, no officer or director is entitled to indemnification or advancement of expenses with respect to a proceeding brought by him against the Registrant other than a proceeding seeking or defending such officer's or director's right to indemnification or advancement of expenses. Finally, the Certificate of Incorporation provides that the Company may, subject to authorization on a case by case basis, indemnify and advance expenses to employees or agents to the same extent as a director or to a lesser extent (or greater, as permitted by law) as determined by the Board of Directors.

         The Certificate of Incorporation purports to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein. In addition, as permitted by the DGCL, the Registrant has entered into indemnity agreements with its directors and selected officers that provide contract rights substantially identical to the rights to indemnification and advancement of expenses set forth in the Certificate of Incorporation, as described above.

         The Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions), or (iv) for any transaction for which the director derived an improper personal benefit.

         The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

    Item 21.  Exhibits and Financial Statement Schedules.



    Exhibit No.      Description of Exhibit
    ----------       ----------------------

         3.1   Certificate of Incorporation
         3.2   By-Laws of L-3 Communications Corporation
         4.1 Indenture dated as of April 30, 1997 between L-3 Communications Corporation and The Bank of
                 New York, as Trustee.
         4.2   Form of 10 3/8% Senior Subordinated Note due 2007.
         4.3   Form of 10 3/8% Series B Senior Subordinated Note due 2007.
           5   Opinion of Simpson Thacher & Bartlett.
        10.1 Credit Agreement, dated as of April 30, 1997, among L-3 Communications Corporation and lenders named therein.
        10.2 Registration Rights Agreement, dated as of April 30, 1997, among L-3 Communications Corporation, Lehman Brothers Inc. and BancAmerica Securities, Inc.

        10.3 Purchase Agreement, dated as of April 25, 1997, among L-3 Communications Corporation, Lehman Brothers Inc. and BancAmerica Securities, Inc..
        10.4 Stockholders' Agreement between L-3 Communications Corporation and the stockholders parties thereto.
        10.5 Transaction Agreement dated as of March 28, 1997, as amended, among Lockheed Martin Corporation, Lehman Brothers Capital Partners III, L.P., Frank C. Lanza, Robert V. LaPenta and L-3 Communications Corporation.
        10.6 Employment Agreement dated April 30, 1997 between Frank C. Lanza and L-3 Communications Holdings, Inc.
        10.61 Employment Agreement dated April 30, 1997 between Robert V. LaPenta and L-3 Communications Holdings, Inc.
        10.7 Form of Transition Services Agreement dated April 30, 1997 among L-3 Communications Holdings, Inc., L-3 Communications Corporation and Lockheed Martin Corporation.
        10.8 Lease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, Inc., L-3 Communications Corporation and KSL, Division of Bonneville International
        10.81 Lease dated as of April 29, 1997 among Lockheed Martin Tactical Systems L-3 Communications Corporation and Unisys Corporation
        10.82 Sublease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, Inc., L-3 Communications Corporation and Unisys Corporation
        10.9 Limited Noncompetition Agreement dated April 30, 1997 between Lockheed Martin Corporation and L-3 Communications Corporation.
        12.1   Computation of Ratio of Earnings to Fixed Charges
        23.1 Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto).
        23.2   Consent of Coopers & Lybrand L.L.P., independent
                 certified public accountants.
        23.3 Consent of Ernst & Young LLP, independent certified public accountants.
    <F1>24     Powers of Attorney.
        25     Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939 of The Bank of New York, as Trustee.
        99.1   Form of Letter of Transmittal.
        99.2   Form of Notice of Guaranteed Delivery.
____________________

<F1>  Previously filed.



    Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused the Registration Statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on September 11, 1997.


                                      L-3 COMMUNICATIONS CORPORATION


                                      By:                   *
                                           ------------------------------------
                                           Chief Executive Officer and Chairman
                                             of the Board of Directors

         Pursuant to the requirements of the Securities Act, the Registration Statement has been signed on the 11th day of September, 1997 by the following persons in the capacities indicated:

           Signature                         Title
           ---------                         ------


             *                   Chairman, Chief Executive Officer
-------------------------        Director (Principal Executive Officer)
       Frank C. Lanza


             *                    President, Chief Financial Officer
-------------------------         (Principal Financial Officer) and Director
      Robert V. LaPenta

 /s/ Michael T. Strianese         Vice President -- Finance and Controller
-------------------------         (Principal Accounting Officer)
    Michael T. Strianese

           *                       Director
-------------------------
   Steven J. Berger

           *                       Director
-------------------------
   David J. Brand

           *                       Director
-------------------------
   Thomas A. Corcoran

           *                       Director
-------------------------
   Alberto M. Finali

           *                       Director
-------------------------
    Eliot M. Fried

           *                       Director
-------------------------
    Robert B. Millard

           *                       Director
-------------------------
   Frank H. Menaker, Jr.

           *                       Director
-------------------------
   John E. Montague

           *                       Director
-------------------------
  Alan H. Washkowitz


*By: /s/ Michael T. Strianese
-----------------------------
         Attorney-In-Fact